Exhibit 15.2

2024 Annual Report

Australia’s leading energy company

ANNUAL REPORT 2024 This Annual Report 2024 is a summary of Woodside’s operations and activities for the 12-month period ended 31 December 2024 and financial position as of 31 December 2024. Woodside Energy Group Ltd (ABN 55 004 898 962) is the ultimate holding company of the Woodside group of companies. In this report, unless otherwise stated, references to “Woodside”, the “Group”, the “company”, “we”, “us” and “our” refer to Woodside Energy Group Ltd and/or its controlled entities as a whole. The text does not distinguish between the activities of the ultimate holding company and those of its controlled entities. This report contains references to woodside.com. These references are for the readers’ convenience only and are not incorporated by reference into this report. Similarly, the content of any other websites referred to in this report does not form part of it. Please refer to section 6.7—Glossary, units of measure and conversion factors for definitions of terms used in this report.On the cover In late 2024, the Pluto Train 2 module program was successfully completed, following the arrival of 51 modules, weighing a combined 56,000 metric tonnes. IMPORTANT CAUTIONARY INFORMATION This report contains forward-looking statements, greenhouse gas emissions data, industry, market and competitive position data and Woodside’s Financial Statements. Please refer to section 6.8 -Information about this report for important cautionary information relating to these matters. NON-IFRS MEASURES Certain parts of this report contain financial measures that have not been prepared in accordance with International Financial Reporting Standards (IFRS) and are also “non-GAAP financial measures” (as defined in Item 10(e) of Regulation S-K under the US Securities Act of 1933, as amended). Further details are available in section 6.6—Alternative performance measures for further details and a reconciliation of these measures to the most directly comparable IFRS measure presented in Woodside’s Financial Statements. These non-IFRS financial measures are defined in section 6.7—Glossary, units of measure and conversion factors.SUSTAINABILITY Sustainability considerations are factored into Woodside’s business activities and investment decisions. Further information regarding Woodside’s approach to sustainability and sustainability performance is included in section 3.8—Sustainability Report and the sustainability section of our website. ACKNOWLEDGING COUNTRY Woodside recognises Aboriginal and Torres Strait Islander peoples as Australia’s First Peoples. We acknowledge their connection to land, waters and the environment and pay our respects to ancestors and Elders, past and present. We extend this recognition and respect to First Nations peoples and communities around the world. Significant progress on the Pluto Train 2 foundation as the Scarborough Energy Project prepares for first LNG cargo in 2026

Intentionally omitted IVWOODSIDE ENERGY GROUP LTD

Contents 1. Overview 6 1.1 About Woodside 6 1.2 2024 summary 7 1.3 Chair’s report 10 1.4 Chief Executive Officer’s report 12 1.5 Global portfolio 14 2. Strategy and Financial Performance 16 2.1 Woodside’s strategy 17 2.2 Capital management 18 2.3 Financial overview 22 2.4 Energy markets 24 2.5 Business model and value chain 25 3. Our Business 27 3.1 Australian operations 27 3.2 International operations 30 3.3 Marketing and trading 32 3.4 Projects 34 3.5 Decommissioning 36 3.6 Developments and exploration 38 3.7 New energy opportunities 41 3.8 Sustainability Report 44 3.9 Risk factors 70 3.10 Reserves and Resources Statement 82 4. Governance 88 4.1 Corporate Governance Statement 88 Corporate governance at Woodside 89 Board of Directors 90 Board Committees 99 Executive Leadership Team 102 Promoting responsible and ethical behaviour 104 Risk management and internal control 106 Inclusion and diversity 108 Other governance disclosures 110 Shareholders 112 4.2 Directors’ report 113 4.3 Remuneration Report 118 5. Financial Statements 145 5.1 Financial Statements 145 6. Additional Information 215 6.1 Supplementary information on oil and gas—unaudited 215 6.2 Three-year financial analysis 221 6.3 Additional disclosures 225 6.4 Shareholder statistics 238 6.5 Asset facts 246 6.6 Alternative performance measures 250 6.7 Glossary, units of measure and conversion factors 254 6.8 Information about this report 258 6.9 Ten-year comparative data summary 260 2024 ANNUAL REPORTV

1.1 OVERVIEW • ABOUT WOODSIDE About Woodside From our beginnings in Australia 70 years ago, we are now a global energy company providing reliable and affordable energy to help people lead better lives.Our strategy is to thrive through the energy transition by developing a low-cost, lower-carbon, profitable, resilient and diversified portfolio. This strategy is underpinned by three goals: providing energy; creating and returning value to shareholders; and conducting our business sustainably. Driven by a spirit of innovation and determination, we established the liquefied natural gas (LNG) industry in Australia in the 1980s and remain one of the nation’s largest suppliers of LNG to major regional trading partners. We have safely and reliably delivered natural gas to homes and businesses in Australia for decades and continue to provide reliable energy to support Australia’s mining, manufacturing and electricity sectors. We are leveraging this track record of world-class project execution and operational excellence as we build a diverse global portfolio to meet the world’s growing energy needs. We are executing major projects today, while pursuing growth opportunities that will deliver long-term value for our shareholders. We maintain a strong balance sheet and a disciplined investment approach, focused on strategic rationale and financial returns. We are playing our part in the global transition to a lower-carbon future by supplying vital energy for the world’s needs today and investing in new energy for tomorrow. Our core product of LNG is expected to play a sustained role through the energy transition. In particular, LNG can help customers in major economies meet their energy security and decarbonisation goals, including by displacing coal and backing up and supplementing energy from renewable sources. We are also investing in new products and services, such as lower-carbon ammonia and carbon capture and storage (CCS), that can help customers reduce or avoid their emissions. We are on track to meeting our 2025 and 2030 net equity Scope 1 and 2 greenhouse gas (GHG) emissions targets, towards our aspiration of net zero by 2050 or sooner.1 Our values guide all that we do and underpin our continued focus on safety, environmental and social performance. We are proud of our meaningful relationships with communities and the significant contributions we make, our management of biodiversity and the natural environment where we operate and believe our skilled workforce provides the foundation to deliver these outcomes.1. Targets and aspiration are for net equity Scope 1 and 2 GHG emissions relative to a starting base of 6.32 Mt CO -e which is representative of the gross annual average equity Scope 1 and 2 GHG emissions over 2016-2020 and which may be adjusted (up or down) for potential equity changes in producing or sanctioned 2 assets with a final investment decision prior to 2021. Net equity emissions include the utilisation of carbon credits as offsets. Production increased from Pluto LNG in Western Australia6WOODSIDE ENERGY GROUP LTD

1.2 OVERVIEW • 2024 SUMMARY 2024 summary NET PROFIT UNDERLYING NET FREE AFTER TAX PROFIT AFTER TAX1 CASH FLOW1 $3.6 $2.9 $0.1 BILLION BILLION BILLION PRODUCTION DIVIDENDS NET EQUITY SCOPE VOLUME DETERMINED 1 AND 2 GHG EMISSIONS2 194 $2.3 14% MMBOE BILLION BELOW STARTING BASE DELIVERING OUR COMMITMENTS 1. 2. 3. 4. Outstanding Exceptional startup Realised near-term On track to deliver performance of and performance value and positioned our net equity world-class assets at Sangomar, for long-term Scope 1 and 2 GHG delivering safe, achieving nameplate profitability through emissions reduction reliable operations capacity in July acquisition and targets 2024 divestment activity 1. This is an alternative performance measure (APM) which is a non-IFRS measure that is unaudited. Woodside believes this non-IFRS measure provides useful performance information, however it should not be considered as an indication of, or as a substitute for, statutory measures as an indicator of actual operating performance (such as net profit after tax or net cash from operating activities) or any other measure of financial performance or position presented in accordance with IFRS. For more information on non-IFRS measures, including reconciliations to Woodside’s Financial Statements, refer to section 6.6 – Alternative performance measures. 2. Targets and aspiration are for net equity Scope 1 and 2 GHG emissions relative to a starting base of 6.32 Mt CO -e which is representative of the gross annual average equity Scope 1 and 2 GHG emissions over 2016-2020 and which may be adjusted (up or down) for potential equity changes in producing or sanctioned 2 assets with a final investment decision prior to 2021. Net equity emissions include the utilisation of carbon credits as offsets. 2024 ANNUAL REPORT7

CREATING VALUE

We delivered a reported NPAT of $3,573 million, reflecting our strong operational performance amid a lower pricing environment.

Our full-year fully franked total dividend was 122 US cps which represents approximately 80% of underlying NPAT, the top end of our targeted dividend payout range.

Production


MMboe
100.3
91.1
157.7
187.2
193.9
2020
2021
2022
2023
2024

Operating revenue


$ million
3,600
6,962
16,817
13,994
13,179
2020
2021
2022
2023
2024

FINANCIAL STRENGTH

Our gearing of 17.9% is within our target gearing range of 10-20%.

Net debt increased in line with planned major capital expenditure and strategic acquisitions.

We maintained our investment grade credit rating and ended the period with liquidity of $6.7 billion.

Gearing[1]


%
24.4
21.9
1.6
12.1
17.9
2020
2021
2022
2023
2024

Liquidity[1]


$ million
6,704
6,125
10,239
7,790
6,723
2020
2021
2022
2023
2024

OUTSTANDING OPERATIONS

We maintained world-class reliability of 97.8% at our operated LNG assets.

Our production cost decreased in 2024 as there was reduced turnaround activity.

We achieved a 14% reduction in our net equity Scope 1 & 2 emissions reductions.[2]

LNG reliability


%
97.6
97.7
98.5
98.0
97.8
2020
2021
2022
2023
2024

Process safety events


Tier 1
Tier 2
Tier 1 and 2 Process Safety Events
1
2
0
1
2
1
2
2020
2021
2022
2023
2024

1. This is an alternative performance measure (APM) which is a non-IFRS measure that is unaudited. Woodside believes this non-IFRS measure provides useful performance information, however it should not be considered as an indication of, or as a substitute for, statutory measures as an indicator of actual operating performance (such as net profit after tax or net cash from operating activities) or any other measure of financial performance or position presented in accordance with IFRS. For more information on non-IFRS measures, including reconciliations to Woodside's Financial Statements, refer to section 6.6 - Alternative performance measures.
2. Targets and aspiration are for net equity Scope 1 and 2 GHG emissions relative to a starting base of 6.32 Mt CO_2-e which is representative of the gross annual average equity Scope 1 and 2 GHG emissions over 2016-2020 and which may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021. Net equity emissions include the utilisation of carbon credits as offsets.

8 WOODSIDE ENERGY GROUP LTD

Earning before income tax, deprecation Dividends determined and amortisation (EBITDA) excluding impairment1 11,234 253 625 9,363 9,276 4,179 million million 140 $ $ 135 2,658 122 Dividends per share 4,135 2,316 (US cps) 1,922 1,307 38 363 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024BHP merger completion payment Net debt1 Credit ratings 7,697 BBB+ 4,749 S&P GLOBAL million 3,888 3,772 $583 BAA1 2020 2021 2022 2023 2024 MOODY’S Production cost Net equity Scope 1 and 2 emissions2 5.60 5.53 8.3 8.1 Unit production 5.44 5.37 8.1 cost ($/boe) 1,562 1,579 4.43 5.3 1,281 4.8—e CO2 million $ Mt 478 481 2020 2021 2022 2023 2024 2022 2023 2024 2025 2030target target Allowance for BHP asset emissions (pre-merger) All footnotes related to this page are displayed on the previous page. Shareholder outcomes FULL YEAR DIVIDEND 122 US CPS EARNINGS PER SHARE 188.5 US CPS RETURN ON EQUITY1 10.1% RETURN ON AVERAGE CAPITAL EMPLOYED1 8.7% 2024 ANNUAL REPORT9

1.3 OVERVIEW • CHAIR’S REPORT Chair’s report Supplying the world with reliable, affordable and lower-carbon energy is one of the great global challenges of our time.Woodside is accepting this challenge in a way that keeps our people safe, delivers value to our stakeholders and positions our business to thrive through the energy transition. Creating and returning value Our shareholders continue to benefit from the Board’s track record of disciplined investment decisions and strategic oversight of Woodside’s outstanding project delivery and operational performance. In 2024 we delivered an annual net profit after tax (NPAT) of$3.6 billion and underlying NPAT of $2.9 billion. Based on this, the Board has determined a fully franked final dividend of 53 US cents per share, resulting in a total full-year dividend of 122 US cents per share. Woodside’s success also positively impacts a broad range of stakeholders who benefit from the substantial economic and social contributions flowing from our activities. In 2024, we spent $7.9 billion globally on goods and services, including almost$5.1 billion with Australian suppliers. This provides opportunities for local businesses and generates thousands of jobs in local communities. Our strong financial performance also delivers billions of dollars in revenue to governments that underpin investments in community services and infrastructure. Since 2011, Woodside has paid more than A$22 billion in Australian taxes, royalties and levies, and on the latest Australian Government figures we are the country’s fifth-largest taxpayer. In addition, we continue to make significant voluntary social investments into local communities, highlighted by our recent A$50 million commitment to education and cultural infrastructure in Western Australia. Delivering disciplined growth The Board takes a long-term perspective to ensure Woodside can reward our shareholders today while investing in targeted, strategic opportunities to deliver growth and value creation. The decisions that translated into outstanding production performance at our Sangomar Project, and world-class execution of our Scarborough and Trion projects, are set to reward our shareholders for years to come. We are confident of similar value creation from our two major project acquisitions in 2024 – Louisiana LNG and the Beaumont New Ammonia Project.10WOODSIDE ENERGY GROUP LTD Richard Goyder, AO Chair of the Board Louisiana LNG leverages Woodside’s proven strengths in project execution, operational excellence, marketing and customer relationships to offer significant cash generation and drive long-term shareholder value. By adding a high-quality, fully permitted US LNG development option to Woodside’s portfolio, we are further strengthening our ability to serve global customers and expanding Woodside’s position as a leading independent LNG company.Beaumont New Ammonia is a competitively advantaged, de-risked investment offering strong commercial and strategic rationale. This acquisition forms the centrepiece of our new energy business, offering attractive returns that exceed our capital allocation framework and a significant contribution towards our Scope 3 investment and abatement targets.Providing energy security Through operational excellence and a growing global portfolio, Woodside provides reliable and affordable energy that underpins quality of life and supports economic prosperity. The role that gas plays in energy security and economic development for Australia and the region should not be understated – as a source of electricity and also as a feedstock for industry and essential ingredient in products we rely on in our daily lives. Gas accounted for 60% of Western Australia’s electricity generation in 2023, and provides almost 40% of the energy used by Australia’s manufacturing sector. About 50% of the gas supplied by Woodside to WA customers is used by the state’s mining industry that generates so much of Australia’s wealth. This critical role of gas will continue as Australia builds out its renewable energy network, with the Australian Energy Market Operator forecasting an additional 13 gigawatts of new gas fired electricity will be required over the next 25 years. Globally, LNG is set to play an equally important role in underpinning energy security as populations grow, living standards improve and decarbonisation goals are pursued. While alternative energy sources such as hydrogen are technically feasible, their outlook remains uncertain. In contrast, respected market forecasts show global LNG demand continuing to increase out to 2050, as developing economies seek to reduce their reliance on coal. This presents a tremendous opportunity for secure, reliable LNG suppliers such as Woodside to support regional energy security.

Woodside Chair Richard Goyder travelled to Senegal in October 2024 to meet with his Excellency, President Bassirou Diomaye Faye, and discuss our partnership in developing the Sangaomar field, which quickly achieved nameplate production capacity of 100,000 barrels of oil per day For example, switching 20 per cent of Asia’s coal-fired power stations to gas would require 310 billion cubic metres of gas per year—roughly three times the volume of Australia’s annual LNG exports. According to S&P Global Commodity Insights analysis, this fuel source switch would also reduce carbon emissions by an estimated 680 million tonnes a year. Supporting a stable energy transition For these reasons, we are confident in an ongoing role for Woodside’s products through the energy transition. We believe the diverse global portfolio we are building today will stand the test of time and deliver enduring shareholder value.While the precise nature of the energy transition is uncertain, we do know that demand for reliable, affordable, and increasingly lower-carbon energy will continue as populations increase and economies develop. Importantly, Woodside does not seek simple solutions to the complex challenge of climate change. We continue to develop a considered, pragmatic and action-oriented approach to successfully navigate the energy transition. We only commit to targets where we have identified a viable pathway to achieving them.Our core product of LNG is well suited for the world’s current and future energy needs because it is flexible, reliable and lower-carbon than coal when used for power generation. At the same time, we are developing new products and services our customers will need to decarbonise, such as lower-carbon ammonia and carbon capture and storage.The Board recognises the complexity of the energy transition, its potential impacts on our business and the diverse views of our investors. We take very seriously the concerns expressed through our shareholder vote on Woodside’s Climate Transition Action Plan. While confident in our strategy and proud of our progress, we will continue to engage deeply and frequently with all investors to ensure your feedback informs our approach. Providing strong leadership During 2024 Woodside continued to refresh its Board membership to ensure the company’s strategic leadership and governance capabilities keep pace with our growing global footprint and broader range of business activities. We were pleased to welcome Ashok Belani and Tony O’Neill as Non-Executive Directors, bringing new experience and expertise in areas including decarbonisation and sustainability. The Board will continue our focus on succession planning. We will maintain the right balance of skills and experience to provide the corporate governance and strategic oversight that our shareholders rightly expect. In this regard, I would like to thank former Directors Frank Cooper and the late Gene Tilbrook for their outstanding and dedicated service to Woodside. You have my assurance that I will continue, and wherever possible expand, my engagement with shareholders, to ensure we continue to meet your expectations as a successful and responsible energy company. I would like to thank the entire Woodside leadership team for another outstanding year. Reflecting on our proud history and achievements during our 70-year milestone, the Board has never been more confident in Woodside’s ability to deliver reliable, affordable and lower-carbon energy to a world that needs it today and into the future.Richard Goyder, AO Chair of the Board 25 February 2025 2024 ANNUAL REPORT11

1.4 OVERVIEW • CHIEF EXECUTIVE OFFICER’S REPORT Chief Executive Officer’s report Seventy years after our founding, Woodside’s determination to provide energy the world needs while delivering value for our shareholders is stronger than ever. Our outstanding performance in 2024 was underpinned by operational excellence, financial discipline, world-class project delivery and strategic partnerships. We also took transformative decisions during the year that set the foundations for Woodside’s next chapter of growth and value, supporting our strategy to thrive through the energy transition. Safety remains our priority The death in October 2024 of an OCI contractor employee at our Beaumont New Ammonia Project is a painful reminder of the need for constant vigilance and continuous improvement in our safety performance. We are taking action to strengthen our safety culture, simplify our processes and improve our systems. While these initiatives are aimed at sustainable improvement in our safety performance, we are already seeing some positive results. With more than 23 million exposure hours worked across our global activities in 2024, we did not record any Tier 1 safety events or permanent injuries. The outstanding safety record achieved at our Sangomar Project and during delivery of the Pluto Train 2 modules also shows what we are capable of and sets the required standard for Woodside going forward. Outstanding operations performance World-class operating performance across our global assets delivered record full-year production of 194 million barrels of oil equivalent in 2024, at the top end of our guidance range. We matched increased production with greater efficiency, generating strong operating revenue and cash flow. We reduced our overall unit production cost to $8.1 per barrel of oil equivalent, an outstanding result in an inflationary environment. A highlight of 2024 was the production ramp-up at Sangomar, which achieved nameplate capacity of 100,000 barrels within weeks of start-up. Reliability reached 94% during the fourth quarter of 2024, with cargoes delivered to buyers in Europe, Asia and the US. Our operated Australian LNG projects continued their world-class performance with reliability maintained at 98%, among the highest reported globally across the sector.Meg O’Neill Chief Executive Officer and Managing Director Delivering for customers This track record of operational excellence ensures Woodside remains a supplier of choice for major energy customers in the region. During 2024 Woodside signed three agreements for the long-term sale of LNG to customers in Japan, Korea and Taiwan. These agreements demonstrate the value that regional energy customers place on security and certainty of supply, and the ongoing role of LNG in balancing our customers’ energy security and decarbonisation needs.In Australia, we remain a key supplier of reliable and affordable energy to homes and businesses. During the year we made extra supplies of domestic gas available, supporting energy security and meeting ongoing customer demand. This included executed sales of 77 Petajoules (Pj) for delivery across 2025 and 2026 in east coast Australia for local manufacturing, agribusiness and energy retailers. In Western Australia, we executed domestic gas sales of 73 Pj for delivery across 2025 and 2026 to mining, industrial and retail energy customers. With ongoing robust LNG demand forecast for the Asia Pacific region, and near-term structural shortfalls in gas supply forecast for both the east coast and Western Australian markets, Woodside will continue to be a reliable supplier of energy to support local and regional energy security. Project execution for long-term value During 2024 we made significant progress on major projects to deliver Woodside’s next wave of growth and shareholder value. The Scarborough Energy Project in Western Australia was 78% complete at year-end and remains on track for first LNG cargo in 2026. Major milestones achieved during the year included delivery and installation of all 51 Pluto Train 2 modules, and installation of the 433 km offshore trunkline. We also welcomed LNG Japan and JERA as participants in the Scarborough Joint Venture, demonstrating our ability to attract quality, strategic partners to our world-class projects. At our Trion Project offshore Mexico, we transitioned into the construction phase with work commencing on the offshore floating production unit. Trion was 20% compete at year-end, and is on track for first oil in 2028. 12WOODSIDE ENERGY GROUP LTD

Woodside CEO and Managing Director Meg O’Neill said 2024 was a year of significant progress at the Pluto Train 2 site, with all 51 modules arriving safely and being set by year end We are leveraging these proven project execution and partnering capabilities to generate long-term value from our Louisiana LNG Project acquired in 2024. Louisiana LNG is a game-changing acquisition for Woodside, positioning us as a global LNG powerhouse with greater capacity to meet customer demand across both the Pacific and Atlantic basins. We are working towards readiness for a final investment decision on the 16.5 million tonne per annum foundation development from the first quarter of 2025, and focused on bringing quality strategic partners into this value-creating opportunity. During 2024 we also acquired the Beaumont New Ammonia Project, providing early mover advantage in the growing global market for lower-carbon ammonia. We are targeting first ammonia production in the second half of 2025 and lower-carbon ammonia production in the second half of 2026. We anticipate cost-efficient production from the project, enabling healthy margins and attractive returns once we hit steady state production in 2027. We also streamlined our Australian LNG portfolio with a focus on high-value operating assets, including an agreement to increase our equity interest in the North West Shelf Project to generate near-term cash flow while unlocking future development opportunities. Focus on sustainability Conducting our business sustainably underpins our strategy to thrive through the energy transition. Managing carbon emissions is a fundamental part of operating our assets, with 30 projects approved or implemented during the year to reduce or avoid Scope 1 and 2 emissions. We are firmly on track to meet our net equity Scope 1 and 2 emissions reduction targets, which were 14% below the starting base at year end. We also took a step-change towards achieving our Scope 3 investment and abatement targets through our acquisition of Beaumont New Ammonia. Strong and trusted relationships in the communities where we live and work, including careful management of cultural heritage and environmental impacts, are fundamental to our business. Our 2024 performance demonstrated again that when Woodside performs well, local economies and communities benefit. We paid A$4.1 billion in taxes, royalties and levies payments to Australian governments and were pleased to inject more than $7.9 billion into local economies during 2024, generating thousands of local jobs and supplier opportunities. Our total social contribution spend of A$35.4 million included community investments across our expanding global footprint, ranging from education programs in Trinidad & Tobago and Mexico to sustainable waste management in Senegal. We also revised our leadership structure during 2024 to build greater alignment with Woodside’s strategic priorities and support our evolution into a global business. With our leaders setting the example, we are building a culture at Woodside that values inclusion, flexibility and enabling everyone to perform to their best. As we position Woodside for future success, I could not be prouder of the Woodside team’s performance and the role we play in delivering reliable, affordable and lower-carbon energy to help people lead better lives.Meg O’Neill Chief Executive Officer and Managing Director 25 February 2025 2024 ANNUAL REPORT13

1.5 OVERVIEW · GLOBAL PORTFOLIO

Global portfolio


Beaumont New Ammonia Project
Louisiana LNG[1]
Houston
Shenzi
Atlantis*
Mad Dog*
Trion
Canada
› Liard*
H2OK
Beaumont New Ammonia Project
Louisiana LNG[1]
Houston
US
› Shenzi
› Atlantis*
› Mad Dog*
Mexico
› Trion
Caribbean
› Angostura
› Ruby
› Calypso
Senegal
› Sangomar

Key

Primary product
- Gas
- Oil
- New energy opportunity or lower-carbon service[1]

Phase
- Producing assets
- Projects
- Developments[1]
- Operating hub

* Non-operated.
1. Subject to FID and/or regulatory approvals.
2. Denotes marketing offices.
3. Denotes representative and/or liaison offices.
4. Woodside Energy will join the NeoSmelt consortium as an equal equity participant and energy supplier (energy supply may include hydrogen, natural gas and electricity), subject to finalising commercial arrangements.

14 WOODSIDE ENERGY GROUP LTD

Timor Sea
North West Shelf Project
Angel CCS[1]
Browse
Pluto
Wheatstone*/ Julimar-Brunello
Okha FPSO
Scarborough
Karratha
› Pluto LNG
› Karratha Gas Plant
› Woodside Solar project[1]
Greenhouse Gas Assessment Permit G-18-AP
Ngujima-Yin FPSO
Onslow
› Macedon Gas Plant
› Wheatstone*
Pyrenees FPSO
Macedon
Western Australia
Perth
Woodside headquarters
H2Perth[1]
Beijing[3]
Seoul[3]
Tokyo[3]
Singapore[3]
Timor-Leste/ Australia
› Greater Sunrise
Bonaparte CCS
Western Australia
› Pluto
› North West Shelf
› Wheatstone*/Julimar-Brunello
› Okha FPSO
› Ngujima-Yin FPSO
› Pyrenees FPSO
› Macedon
› Scarborough
› Browse
Perth
H2Perth[1]
NeoSmelt[4]
Melbourne[3]
East coast Australia
› Bass Strait*
South East Australia CCS

All footnotes are displayed on the prior page.

2024 ANNUAL REPORT 15

STRATEGY AND FINANCIAL PERFORMANCE Woodside continues to deliver value for our stakeholders. 16

2.1 STRATEGY AND FINANCIAL PERFORMANCE · WOODSIDE'S STRATEGY

Woodside's strategy

Woodside's strategy is to thrive through the energy transition by developing a low-cost, lower-carbon, profitable, resilient and diversified portfolio.

The world's response to climate change is integrated into our strategy, and we assess investment decisions against a wide range of factors including climate-related scenarios.

This strategy is underpinned by three goals: providing energy; creating and returning value to shareholders; and conducting our business sustainably.

We seek to provide the energy that meets current and future demand. We play to our strengths, providing oil and gas to our customers while advancing new energy products and lower-carbon services.

We strive to create and return value to our shareholders. Our capital management framework aims to optimise value, invest in quality opportunities and deliver strong shareholder returns.

And, we aim to conduct our business sustainably by managing our impact on people, communities and the environments in which we operate. This includes a strong focus on the safety of our people and managing our net equity Scope 1 and 2 GHG emissions to meet our targets, which are central to the longevity of our business.

All three goals are critical to ensuring that Woodside delivers its strategy and thrives through the energy transition.

WOODSIDE'S STRATEGY


PROFITABLE
LOWER CARBON
RESILIENT
LOW COST
DIVERSIFIED
OPTIMISE VALUE AND SHAREHOLDER RETURNS

THREE GOALS DRIVING OUR STRATEGIC DIRECTION


Provide energy
Create and return value
Conduct our business sustainably

2024 ANNUAL REPORT 17

2.2 STRATEGY AND FINANCIAL PERFORMANCE · CAPITAL MANAGEMENT

Capital management

Woodside's capital management framework provides us with the flexibility to optimise value and shareholder returns delivered from our portfolio of opportunities.

CAPITAL MANAGEMENT

Our disciplined and responsible approach to investment enables us to manage financial risks and maintain a strong financial position, enabling us to maximise the value we deliver to our shareholders.

With a robust capital management framework in place, we are striving to ensure that Woodside remains a resilient and diversified company in the future.

Our capital investment requirements are primarily funded by our operating cash flows, which we augment or distribute with a number of capital management levers, including:

- Debt management, to enable continued access to premium debt markets at a competitive cost to support our growth activities and managing the debt maturity profile of our debt portfolio. In 2024, Woodside was well supported in issuing $2,000 million of senior unsecured bonds in the US bond market.
- Commitment to maintain an investment-grade credit rating. Our targeted gearing ratio is 10-20% through the investment cycle, but gearing may temporarily sit outside of this range to support growth.
- Shareholder returns, to reward our shareholders appropriately. Our dividend policy aims to pay a minimum of 50% of net profit after tax (NPAT) excluding non-recurring items (underlying NPAT), with a target payout ratio between 50% and 80%. Our dividend reinvestment plan (DRP) remains suspended.
- Hedging, to protect the balance sheet against downturn in the commodity cycle, particularly during periods of increased capital expenditure.
- Focused expenditure management, to enable prudent and efficient deployment of capital to support delivery of our operating asset and growth opportunities.
- Management of participating interests within our portfolio, to enable us to balance capital investment requirements, project execution risk and long-term value. In 2024 we completed the sales of equity interests in the Scarborough Joint Venture to JERA (15.1%) and LNG Japan (10%), demonstrating our strategic relationships and shared view that LNG will play an ongoing and sustained role in the energy transition. In 2025, we continue to assess opportunities to balance our participating interest in ventures, including Louisiana LNG.

Surplus cash allocation will be guided by our capital management framework, continuously balancing investing for growth, managing our balance sheet and strong returns to our shareholders.

Capital management framework


Safe, reliable and low cost operations
Investment expenditure
Strong balance sheet
Dividend policy (minimum 50% payout ratio)
Excess cash
Special dividends
Share buy-backs
Future investment
Investment grade credit rating
Maintain dividend based on NPAT excluding non-recurring items, targeting 50-80% payout ratio
Targeted 10-20% gearing through the cycle

18 WOODSIDE ENERGY GROUP LTD

CAPITAL ALLOCATION

Woodside's high-margin portfolio is made up of quality assets that have the scale and resilience to deliver long-term value. Woodside's disciplined capital allocation approach includes robust assessment of opportunities, portfolio outcomes and shareholder returns, while maintaining focus on safe, reliable and efficient operations.

Our portfolio includes LNG, oil, gas, and new energy assets across Australia, the United States, Trinidad and Tobago, Senegal, Mexico, Timor-Leste and Canada.

We are weighted towards LNG, which we expect to play a sustained role through the energy transition as our customers seek to reduce their emissions and meet their energy security needs. Our LNG assets are geographically advantaged.

Our domestic gas assets deliver steady cash flows, resilience to commodity price fluctuations and provide reliable returns.

In our oil assets, we seek high cash generation and shorter payback periods, which boost our funding capabilities in the short term, while remaining resilient in the long-term as the demand for oil slows with economies working towards reducing emissions. In June 2024 Woodside commenced production from the Sangomar Project in Senegal, and in July 2024 achieved nameplate production capacity.

We strive to operate our assets safely, reliably and efficiently to deliver the best value to our customers.

We have major projects in execution phase that are expected to deliver Woodside's next wave of growth. The Scarborough Energy Project in Australia is targeting the first LNG cargo in 2026. In Mexico, the Trion Project is targeting first oil in 2028.

In addition, we seek to grow our portfolio where we identify opportunities that we believe are consistent with our strategy and will add long-term shareholder value. In 2024, we made two strategic acquisitions. In July 2024, Woodside acquired Tellurian Inc., including its owned and operated US Gulf Coast LNG development opportunity, now known as the Louisiana LNG Project. This is a fully permitted, pre-final investment decision (FID) development opportunity located near Lake Charles, Louisiana. In addition, we acquired the Beaumont New Ammonia Project in Beaumont, Texas. The project is under construction and is targeting production of ammonia from 2025.

Our investment decisions for both organic and inorganic opportunities are informed by energy market analysis, including supply, demand and price outlooks. We test the robustness of potential investments against a wide range of scenarios to support our investment decisions, with the goal of remaining profitable and resilient through various commodity cycles and climate outcomes.

Our capital allocation framework sets target investment criteria for oil, gas and new energy opportunities. We use this capital allocation framework to create a diversified and flexible portfolio, which we believe allows us to respond to changes in demand and supply of our products.

	OIL	GAS		NEW ENERGY
	OFFSHORE	PIPELINE	LNG	DIVERSIFIED
Focus	Generate high returns to fund diversified growth, focusing on high quality resources	Leveraging infrastructure to monetise undeveloped gas, including optionality for hydrogen		New energy products and lower carbon services to reduce customers' emissions; hydrogen, ammonia, CCUS
Characteristics	High cash generation Shorter payback period Quick to market	Stable long-term cash flow profile Resilient to commodity pricing	Long-term cash flow Strong forecast demand Upside potential	Developing market Lower capital requirement Lower risk profile
Opportunity targets	IRR > 15% Payback within 5 years[1]	IRR > 12% Payback within 7 years[1]		IRR > 10% Payback within 10 years[1]
Emissions reduction	Net equity Scope 1 and 2 GHG emissions: target 30% reduction by 2030; aspiration for net zero by 2050 or sooner[2]			

1. Payback refers to RFSU + X years.
2. Targets and aspirations are for net equity Scope 1 and 2 GHG emissions relative to a starting base of 6.32 Mt CO_2-e, which is representative of the gross annual average equity Scope 1 and 2 GHG emissions over 2016-2020 and which may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021. Net equity emissions include the utilisation of carbon credits as offsets.

2024 ANNUAL REPORT 19

When assessing opportunities, we consider a broad range of portfolio evaluation and opportunity evaluation factors, along with understanding the risks relevant to the opportunity. These assessments can apply to acquisitions or divestments, and for evaluating the impact of a new project on the portfolio. PORTFOLIO EVALUATION CONSIDERATIONS OPPORTUNITY EVALUATION CONSIDERATIONS EARNINGS FREE CASH FUNDING EMISSIONS STRATEGIC PAYBACKIRR/NPV RISK BREAKEVEN PER SHARE FLOW CAPACITY PROFILE FIT PERIOD GROWTH OPPORTUNITIES ARE SCREENED AGAINST PORTFOLIO METRICS USING PRICE, SCENARIO AND CLIMATE ANALYSIS SUSTAINED NATURAL GAS DEMAND We expect sustained demand for natural gas, especially in Asia and for the decades ahead, supporting our confidence in the value of our current portfolio of producing assets and our sanctioned projects. We also consider these factors carefully in connection with future investment opportunities.1 As an example, China, Japan, South Korea, and all countries within the ASEAN bloc are signatories to the Paris Agreement and have plans to reduce emissions. Collectively, they represent some of the world’s largest economies and more than 25% of the world’s population. The national energy plans of these nations also confirm ongoing demand for natural gas.2,3,4,5 The International Energy Agency’s (IEA’s) 2024 World Energy Outlook (WEO) increased the modelled 2050 demand for LNG in all three of its scenarios including the 1.5°C aligned “Net Zero Emissions” scenario, compared to the 2023 WEO.6 WHY IS NATURAL GAS PART OF THE ENERGY TRANSITION? This sustained demand for natural gas is part of, not instead of, the energy transition, as countries work towards energy security, affordability and emissions reductions goals. Energy transition priorities in Asia include maintaining secure reliable and affordable supplies while also progressively reducing emissions. In 2023, according to the IEA, coal demand in emerging markets and developing economies was the biggest driver in global emissions growth.7 In Asia, coal use continues to grow and is now five times higher than the amount consumed in Europe when coal peaked in the 1980s, and more than six times higher than the total reduction in coal use that Europe has achieved since then (please see the chart on next page). Natural gas demand is sustained by these factors: • Transition priorities: While renewable sources of energy are growing, particularly in countries like China, they have not reached the scale to fully replace coal at current energy demand levels. Total energy demand is also expected to grow as a result of extra power demand expected for electric vehicles and data centres. Sustaining gas supply levels so that available renewables can be directed to higher emissions reductions (like substituting coal first) can support both energy security and faster emissions reduction.8 • Firming renewables: Natural gas can support more renewables to replace coal, by “firming” up their intermittent supply along with batteries. • Fuel switching: Natural gas is an established substitute for coal in power generation where infrastructure exists and can accelerate the impact of coal-to-renewables switching. In 2023, coal-to-gas switching was the largest source of emissions reduction in the US power sector, according to the IEA.7 • Hard-to-abate sectors: Some uses of natural gas are “hard-to-abate”and will be sustained for longer – such as very high temperature industrial heat (in glass, ceramic and steel production) or as chemical feedstock (in fertiliser production).91. Additional information is available on our website under Sustainability – woodside.com 2. Ministry of Economy Trade and Industry of Japan, 2024. “Japan 7th Draft Basic Energy Plan” https://www.enecho.meti.go.jp/committee/council/basic_policy_subcommittee/2024/067/067_005.pdf. 3. People’s Republic of China, 2024. “China Energy Outlook 2060 (2024 version)” by Sinopec. 4. ASEAN, 2024. “ASEAN 8th Energy Outlook” https://aseanenergy.org/publications/the-8th-asean-energy-outlook/ 5. The Republic of Korea, 2024. “Working draft of the Korean 11th Basic Plan for Supply and Demand of Power” https://www.shinkim.com/eng/media/newsletter/2480. 6. International Energy Agency (2024): World Energy Outlook 2024 7. International Energy Agency (2024): CO Emissions in 2023 2 8. BCG (2023): The role of infrastructure in Australia’s energy transition, pp. 13-14 9. International Gas Union, 2023. “Global Gas Report 2023”, pp. 76-77. https://www.igu.org/resources/global-gas-report-2023-edition/ 20WOODSIDE ENERGY GROUP LTD

Global coal consumption 1965—2023 (Exajoules)1 180 160 140 120 100 80 Europe Asia Pacific 60 Other 40 Global LNG Trade 20 0 1965 1968 1971 1974 1977 1980 1983 1986 1989 1992 1995 1998 2001 2004 2007 2010 2013 2016 2019 2022 2023 SUSTAINABILITY Our Sustainability Strategy is central to our Corporate Strategy and places an increased focus on those sustainability topics most relevant to our current business activities. We apply a sustainability mindset to guide decision making at all levels of the business. Our Sustainability Strategy aims to embed environmental, social and governance performance in everything we do. 1. Energy Institute: Statistical Review of World Energy (2024). As described further in section 3.8 – Sustainability Report, in 2024 our sustainability activities and disclosures continued to develop in response to the evolving strategic importance of sustainability topics, emerging mandatory sustainability standards and investor priorities. 2024 ANNUAL REPORT21

2.3 STRATEGY AND FINANCIAL PERFORMANCE • FINANCIAL OVERVIEW Financial overview KEY METRICS The financial summary below includes both IFRS and non-IFRS measures. Woodside uses various alternative performance measures (APM) which are non-IFRS measures to reflect our underlying performance. These measures are identified below and are reconciled to Woodside’s Financial Statements in section 6.6—Alternative performance measures. 2024 2023 2022 Operating revenue $ million 13,179 13,994 16,817 EBITDA excluding impairment1 $ million 9,276 9,363 11,234 Earnings before interest and tax (EBIT)1 $ million 4,514 3,307 9,186 Net profit after tax (NPAT)2,3 $ million 3,573 1,660 6,498 Underlying NPAT1 $ million 2,880 3,320 5,230 Net cash from operating activities $ million 5,847 6,145 8,811 Capital expenditure1,4 $ million 5,306 5,736 4,115 Exploration expenditure1,5 $ million 342 367 418 Free cash flow1,6 $ million 100 560 6,546 Dividends distributed $ million 2,449 4,253 3,088 Final dividend determined US cps 53 60 144 Earnings US cps 188.5 87.5 430.0 Gearing1,7% 17.9 12.1 1.6 Production volumes8 Gas MMboe 124.1 128.3 113.8 Liquids MMboe 69.8 58.9 43.9 Total MMboe 193.9 187.2 157.7 Sales volumes Gas MMboe 133.9 144.1 125.0 Liquids MMboe 69.6 57.4 43.9 Total MMboe 203.5 201.5 168.9 1. These are an alternative performance measure (APM) which is a non-IFRS measure that is unaudited. Woodside believes this non-IFRS measure provides useful performance information, however it should not be considered as an indication of, or as a substitute for, statutory measures as an indicator of actual operating performance (such as net profit after tax or net cash from operating activities) or any other measure of financial performance or position presented in accordance with IFRS. For more information on non-IFRS measures, including reconciliations to Woodside’s Financial Statements, refer to section 6.6—Alternative performance measures. 2. Net profit after tax attributable to equity holders of the parent. 3. The global operations effective income tax rate (EITR) is ~18.3%. The EITR is calculated as Woodside’s income tax expense or benefit divided by profit or loss before income tax. EITR was ~27.5% for 2023 and ~31% for 2022. 4. Capital additions on property, plant and equipment and evaluation capitalised. Excludes exploration capitalised and the effect of Global Infrastructure Partners’ (GIP) additional contribution to Pluto Train 2. The 2022 capital expenditure has been restated to include other corporate spend. 5. Exploration and evaluation expenditure less amortisation of licence acquisition costs and prior year exploration expense written off. 6. Cash flow from operating activities less cash flow from investing activities. 7. The total interest-bearing liabilities used to calculate gearing in 2023 includes $9 million of capitalised costs to be amortised within the next 12 months. This aligns to Note C.2 of section 5—Financial Statements. 8. Includes production of 192.7 MMboe (2023: 186.1 MMboe) from Woodside reserves and 1.2 MMboe (2023: 1.1 MMboe) primarily from feed gas purchased from Pluto non-operating participants processed through the Pluto-KGP Interconnector. 22WOODSIDE ENERGY GROUP LTD

CAPITAL MANAGEMENT

Final dividend

A 2024 final dividend of 53 US cents per share (cps) has been determined, representing a full-year dividend yield of 8.0%.[1] The total amount of the final dividend payment comes to $1,006 million which represents approximately 80% of underlying NPAT for the second half of 2024, and will be fully franked for Australian tax purposes.[2]

The dividend reinvestment plan (DRP) remains suspended.

Liquidity and debt service

Woodside's primary sources of liquidity are cash and cash equivalents, net cash generated by operating activities, unused borrowing capacity under its bilateral facilities and syndicated facilities, issuances of debt or equity securities and other sources, such as selldowns. During the year, Woodside generated $5,847 million of cash flow from operating activities, received $2,285 million of proceeds from the equity selldown in the Scarborough Joint Venture and delivered positive free cash flow of $100 million.[2,3]

Woodside entered into the following new drawn debt facilities in 2024:

- $1,200 million seven-year syndicated term loan from Asian and European commercial banks.
- $1,000 million ten-year loan from the Japan Bank for International Cooperation (JBIC) to support the Scarborough Energy Project.
- $450 million ten-year syndicated term loan from Asian commercial banks.

Woodside also, through a wholly owned subsidiary, issued $2,000 million of senior unsecured bonds in the United States, comprising a $1,250 million ten-year bond and a $750 million 30-year bond.

Woodside received strong support from commercial banks and investors on all of the 2024 funding activities, including oversubscription of the $1,200 million term loan and $2,000 million US bond issuance.

At the end of the period, Woodside had cash and cash equivalents of $3,923 million, drawn debt of $10,050 million, including $1,000 million principal debt payable in 2025, and liquidity of $6,723 million.[4]

Additional details of Woodside's credit facilities, including total commitments, maturity and interest and amount outstanding as of 31 December 2024, can be found in Note C.2 to the audited Financial Statements.

Woodside's principal ongoing uses of cash are to meet working capital requirements, fund debt obligations and finance Woodside's capital expenditure and acquisitions. Working capital is sufficient for present requirements.

Woodside's capital expenditure for 2025 is expected to be between $4,500 million and $5,000 million primarily due to Scarborough and Trion, and remaining acquisition expenditure for Beaumont New Ammonia. Woodside's capital expenditure estimates exclude Louisiana LNG project expenditure as this remains subject to FID as well as the impact of any subsequent asset selldowns, future acquisitions or other changes in equity. We are targeting first LNG cargo in 2026 for Scarborough and first oil in 2028 for Trion. Total project estimated cost for Scarborough is $12.5 billion ($8.2 billion Woodside share) and $7.2 billion for Trion ($4.8 billion Woodside share including capital carry of PEMEX of approximately US$460 million).

Woodside has no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on Woodside's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Balance sheet

Woodside remains committed to maintaining an investment-grade credit rating, which supports our aims of providing sustainable returns to shareholders and investing in future growth opportunities, in accordance with our capital allocation framework. Any downgrade in credit ratings could affect Woodside's ability to access capital markets and increase the cost of capital of the existing debt portfolio. In 2024, Woodside's credit ratings of BBB+ and Baa1 by S&P Global and Moody's respectively were both maintained.[5]

Woodside's gearing at the end of 2024 was 17.9%, within our target range of 10-20%. Woodside's gearing may at times fall outside the target range of 10-20% as the balance sheet is managed through the investment cycle, including increasing above the range to support growth.[6]

Commodity price risk management

Woodside hedges to protect the balance sheet against downside commodity price risk, particularly during periods of high capital expenditure.

Woodside hedged approximately 29.3 MMboe of 2024 volumes. The realised value of these oil price hedges was a pre-tax loss of $202 million.

As at 31 December 2024, Woodside has placed oil price hedges for approximately 30 MMboe of 2025 production at an average price of approximately $78.7 per barrel.

Woodside has also placed hedges for Corpus Christi LNG volumes to protect against downside pricing risk. These hedges are Henry Hub and Title Transfer Facility commodity swaps. As at 31 December 2024, an average of 94% of 2025 volumes and 67% of 2026 volumes have reduced pricing risk as a result of hedging activities.

1. Calculated based on Woodside's closing share price on 31 December 2024 of A$24.60 ($15.29) and a US$:A$ exchange rate of 0.6217.
2. Underlying NPAT and free cash flow are a non-IFRS measures. Refer to section 6.6 - Alternative performance measures for a reconciliation of these measures to Woodside's Financial Statements.
3. Cash flow from operating activities less cash flow from investing activities.
4. Liquidity is a non-IFRS measure. Refer to section 6.6 - Alternative performance measures for a reconciliation of these measures to Woodside's Financial Statements.
5. Credit ratings are forward-looking opinions on credit risk. S&P Global's and Moody's credit ratings express the opinion of each agency on the ability and willingness of Woodside to meet its financial obligations in full and on time. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by an assigning rating agency. Any rating should be evaluated independently of any other information.
6. Gearing and net debt are non-IFRS measures. Refer to section 6.6 - Alternative performance measures for a reconciliation of these measures to Woodside's Financial Statements.

2024 ANNUAL REPORT 23

2.4 STRATEGY AND FINANCIAL PERFORMANCE • ENERGY MARKETS Energy markets Global energy markets during 2024 experienced price volatility resulting from significant geopolitical events, changes of government and energy policy shifts worldwide.Volatility in energy markets reinforces the need for reliable, affordable, and secure energy. Despite price volatility, energy markets have been stable overall due to ample supply and uninterrupted flows. The demand for oil and natural gas highlights the need for ongoing hydrocarbon production and investment. MACROECONOMIC FACTORS In 2024, central banks in advanced economies tried to balance monetary policy to curb inflation without stifling growth. The Organisation for Economic Co-operation and Development’s (OECD’s) December 2024 Economic Outlook projects global GDP growth of 3.3% in 2025, up from the 3.2% in 2024.1 The world’s population is expected to reach 9.7 billion in 2050 (an increase of 1.6 billion from 2024) and global GDP is forecast to almost double, driving increased energy demand.2 Artificial intelligence and data centres may also represent significant drivers of future energy demand.Oil Numerous geopolitical events including Russia’s invasion of Ukraine and conflicts in the Middle East have altered trade flows and contributed to high volatility in oil markets over the past four years. Despite OPEC+ exercising production restraint, the oil market was well supplied as production in the United States, Canada, Brazil and Guyana continued to increase in 2024. In the second half of the year, OPEC+ announced it would delay its planned unwinding of production cuts to 2025, citing strong non-OPEC+ supply and an uncertain demand outlook linked to China’s economic data. Dated Brent averaged US$80.8 per barrel in 2024, 2.3% below average 2023 prices and 7.1% above the five-year average. 1. OECD Economic Outlook, 4 December 2024. 2. UN World Population Prospects 2024. 3. WoodMackenzie, Global Gas Investment Horizon Outlook, November 2024. 24WOODSIDE ENERGY GROUP LTD Liquefied Natural Gas Despite relatively mild weather, global gas markets in 2024 remained tight. Supply uncertainty was exacerbated by Russian LNG sanctions, the end of the Ukraine gas transit deal and weather risks. Wood Mackenzie’s base case scenario forecasts global LNG demand to increase by 55% (220 Mt per annum) to 2034.3 South East Asia is expected to remain the major engine of growth past this period with the power and industrial sectors driving continuous LNG demand growth as domestic production declines. North East Asian LNG prices averaged US$11.9 per million British thermal units (MMBtu), 13.5% below average 2023 prices and 27.8% below the five-year average.3 Australian domestic gas markets The Australian Government released its Future Gas Strategy in 2024 highlighting the importance of gas in the energy transition. Australian domestic gas markets experienced some supply shortfalls in 2024. In Western Australia, the market was finely balanced with increases in power demand offset by the closure of the Kwinana refinery and temporary suspension of BHP’s Nickel West Project. The east coast gas market broadly stabilised during 2024 but did experience seasonal supply gaps. Without further investment, both the west and east coasts of Australia are expected to be structurally short of gas by 2030.New energy products Across the globe, investment in new energy technology has increased, spurred by government policy seeking to reduce long-term emissions. Investment has been currently focused towards solar, wind, battery technologies and electric vehicles. Other products such as hydrogen face challenges specifically relating to cost inflation, uncertainty in demand from end-users, uncertainty around availability and eligibility for government support. Woodside continues to believe that new energy products will play an important role in the energy transition as part of the energy mix. Lower-carbon ammonia is economically advantaged under the United States and European policy settings supporting viability of new projects. Underlying demand for ammonia continues to grow with global population increases together with the expected adoption of new lower-carbon ammonia uses such as power generation, as a marine fuel, and potentially as a hydrogen carrier.

2.5 STRATEGY AND FINANCIAL PERFORMANCE · BUSINESS MODEL AND VALUE CHAIN

Business model and value chain

Woodside seeks to optimise returns across the value chain by prioritising competitive growth opportunities; utilising our operational, development and technological capabilities; and investing in customer relationships.

	2024 examples
Acquire, divest, explore and develop We manage our portfolio through acquisitions, divestments and exploration, based on a disciplined approach to optimising shareholder value and appropriately managing risk. We look for material positions in world-class assets and locations that are aligned with our capabilities and existing portfolio. We are focused on value and look to generate low-cost, lower-carbon development opportunities. During the development phases, we aim to optimise value by selecting the best concept for extracting, processing and delivering energy to our customers.	• Acquired the Louisiana LNG opportunity. • Acquired the Beaumont New Ammonia Project. • Completed the sales of equity interests in the Scarborough Joint Venture to JERA (15.1%) and LNG Japan (10%). • Agreed to an asset swap with Chevron under which Woodside will acquire Chevron's interest in the NWS Project, the NWS Oil Project and the Angel CCS Project, and transfer all of its interest in both the Wheatstone and Julimar-Brunello Projects to Chevron.[1]
Project execution We are building on decades of project execution expertise, investing in opportunities across the globe. Woodside is benefitting from the increased scope and scale of its projects portfolio through knowledge sharing across projects and our relationships with suppliers and contractors. We design and execute projects with a focus on safety, cost and sustainability.	• Completed Sangomar Project and achieved first oil in June 2024, delivering $948 million in revenue to Woodside in 2024. • Continued project execution of Scarborough and Trion, which were 78% and 20% complete respectively by the end of 2024.[2]
Operate Our operations prioritise safety while focusing on strong reliability and environmental performance in remote and challenging locations. In Australia, our operated assets include the NWS Project and Pluto LNG. We also operate Macedon and three floating production storage and offloading (FPSO) facilities and have non-operated interests in Bass Strait and Wheatstone. Internationally, we operate Sangomar in Senegal, Shenzi in the Gulf of Mexico, Angostura and Ruby in Trinidad and Tobago, and have non-operated interests in Atlantis and Mad Dog in the Gulf of Mexico.[3] We endeavour to adopt technology and a continuous improvement mindset to support operational performance and optimise the value of our assets.	• Achieved reliability of 98.3% at KGP and 96.1% at Pluto LNG. • Delivered excellent early production performance at Sangomar, quickly achieving nameplate capacity of 100,000 barrels per day.
Market and transport Our relationships with customers have been maintained through a track record of reliable delivery since the NWS Project's first LNG cargo was delivered to Japan in 1989. We are building scale and flexibility in our portfolio by expanding our global supply presence, through our own production and through offtake agreements with third parties, and by maintaining our own shipping fleet. This helps ensure reliable delivery to our customers and creates opportunities to capture value by portfolio and shipping optimisation. We continue to look for opportunities to collaborate with our customers on lower-carbon energy solutions.	• Signed sales and purchase agreements with KOGAS, CPC and JERA for the long-term supply of LNG to Korea, Taiwan and Japan respectively. • Received new long-term charter LNG vessel, the Woodside Scarlet Ibis.
Decommission Decommissioning is integrated into project planning, from the earliest stages of development through to the end-of-field life. We work with global contractors to safely remove facilities and to plug and abandon wells that are no longer required for our operations. We work with regulators to deliver our decommissioning commitments.	• Removed the final two of 18 xmas trees (valve systems) at Enfield. • Successfully recovered the Griffin riser turret mooring. • Decommissioned 149 km of pipeline and recovered more than 90 subsea structures. • Plugged and abandoned seven of ten Stybarrow wells.

1. Completion of the transaction is subject to customary conditions precedent, refer to section 3.1 - Australian Operations for details.
2. Scarborough completion percentage excluding Pluto Train 1 modifications.
3. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the "Gulf of Mexico" as the "Gulf of America". The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term "Gulf of Mexico" to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters.

2024 ANNUAL REPORT 25

OPERATIONS Our established track record of operational excellence and reliable supply underpins our success. 26

3.1 OUR BUSINESS • AUSTRALIAN OPERATIONS Australian operations Woodside’s Australian portfolio generates strong cash flow combined with low unit production cost, with Woodside operated assets providing reliable energy to domestic and international customers for 40 years. Woodside’s share of production from our Australian operated and non-operated oil and gas projects was 139.5 MMboe (381 Mboe/day) in 2024.PLUTO LNG Pluto LNG is a gas processing facility in the Pilbara region of Western Australia, comprising an offshore platform and one onshore LNG processing train. Woodside’s share of Pluto production was 54.1 MMboe in 2024, an increase from 51.8 MMboe in 2023, due to minimal turnaround activity and annualised reliability of 96.1%. To support ongoing production from Pluto LNG, during the first quarter of 2024 Woodside took a final investment decision (FID) for the Xena 03 production well and started-up the produced water handling unit at the Pluto A platform. In June 2024, construction commenced on the subsea facilities for the PLA-08 production well, with startup expected in the first half of 2025. In the second quarter of 2024, Woodside increased the production of Pluto domestic gas through the Pluto-KGP Interconnector at the NWS. The allocation of domestic gas from Pluto gas processed at NWS was increased from 15% to 30% until December 2025. Woodside is operator and holds a 90% participating interest.Woodside Solar Woodside is progressing an opportunity to reduce up to a total of 150 kilotonnes per anum (ktpa) CO -e gross Scope 1 greenhouse gas emissions at Pluto LNG by importing 2 renewable electricity from the proposed Woodside Solar project. The project plans to generate an initial supply of approximately 50 megawatts of electricity from a large-scale solar photovoltaic farm. Woodside Solar FID and first solar energy import timing are subject to securing access to proposed new common-user transmission infrastructure that will be required to transmit renewable energy to Pluto LNG. The development of this infrastructure is being led by the Western Australian Government with Woodside continuing to finalise associated commercial agreements. [Graphic Appears Here] The safe startup of Pluto LNG in 2012 cemented Woodside’s status as a major supplier of energy to the Asia-Pacific region. Now, we’re developing a second train to process gas from the offshore Scarborough field 2024 ANNUAL REPORT27

NORTH WEST SHELF PROJECT The NWS Project consists of three offshore platforms and the onshore Karratha Gas Plant (KGP). KGP includes five onshore LNG processing trains and two domestic gas trains. Woodside’s share of NWS Project production was 38.1 MMboe in 2024, a decrease from 40.8 MMboe in 2023, due to gradual reservoir decline. World-class reliability continued at KGP achieving an annual reliability rate of 98.3%. In 2024, 11.8 MMboe of Pluto gas was processed at KGP through the Pluto-KGP Interconnector. This was a 5.6% increase compared to 2023. Discussions continued between the NWS Joint Venture participants and other resource owners for the processing of additional third-party gas to utilise available processing capacity at KGP. Processing of Waitsia gas continued and is expected to ramp up when the Waitsia Stage 2 facility commences production. The strategic consolidation of the NWS Project’s ownership structure, through the conditional asset swap agreement with Chevron that was announced in December 2024 (see page 29), is a significant milestone in the 40-year history of this critical energy infrastructure. This transaction creates greater opportunity to fill emerging processing capacity at KGP and maximise value accretive recovery from the NWS Project. The NWS Joint Venture participants took FID on the Lambert West Project which will support ongoing production from the NWS. This project is targeted for startup in the second half of 2025. Additionally, FID was taken on the Low-Low Pressure Operation Project at Goodwyn Alpha, aimed at increasing and accelerating NWS production from the Goodwyn area reservoirs. The NWS Joint Venture participants also progressed a NWS infill program, which includes a proposed subsea tieback of five wells into existing offshore NWS facilities, to be produced via the KGP. This project is targeting FID in 2025. State environmental approval for the NWS Project Extension was received in December 2024; the Federal environmental approval process is ongoing. These approvals would support long-term operations and processing of future third-party gas resources at KGP through to 2070. After 40 years of operations, the NWS Project is entering a period of production decline. With increased ullage due to natural field decline and limited third-party gas-processing demand, LNG train 2 was taken offline as preparations for permanent retirement commenced in the last quarter of 2024. Planned maintenance activities at the Goodwyn Alpha facility, North Rankin Complex and an onshore LNG train at KGP were successfully completed in 2024. Woodside is operator and holds a 33.33% participating interest. Following completion of the asset swap agreement with Chevron announced in 2024, Woodside’s participating interest will increase.1 WHEATSTONE AND JULIMAR-BRUNELLO Wheatstone is an LNG-processing facility near Onslow, Western Australia, comprising an offshore production platform and two onshore LNG-processing trains. It processes gas from several offshore gas fields, including Julimar and Brunello. Woodside’s share of production from Wheatstone was 12.6 MMboe in 2024, a decrease from 13.5 MMboe in 2023, due to unplanned outages affecting the Julimar subsea production system and Wheatstone facility respectively. Wheatstone’s domestic gas plant nameplate capacity was successfully increased for the second consecutive year, with the upgraded nameplate of 230 terajoules (TJ) per day representing a 12% increase from the original design. Woodside is operator and holds a 65% participating interest in the Julimar-Brunello fields. Woodside holds a 13% non-operated interest in the Wheatstone project. Following completion of the asset swap agreement with Chevron announced in 2024, Woodside’s interest in Wheatstone and Julimar-Brunello will reduce to zero. BASS STRAIT Bass Strait is located in the South East of Australia and produces oil and gas through a network of offshore platforms, pipelines and onshore processing facilities located in Victoria. The Bass Strait assets include the Gippsland Basin Joint Venture (GBJV) and the Kipper Unit Joint Venture. Woodside’s share of production from the Bass Strait was18.8 MMboe in 2024, this was a decrease from 22.8 MMboe in 2023, driven by natural field decline, lower Australian east coast short-term gas market demand, offshore maintenance and reduced production capacity. All of Woodside’s share of gas produced by the GBJV is supplied into the eastern Australian domestic gas market. Through the execution of the Gippsland Asset Streamlining project, the asset has optimised facilities and transitioned to a gas focused business. In 2024, the Halibut, West Kingfish and Cobia oil platforms ceased production, marking the end of 55 years of crude oil production from the Bass Strait. At Longford, the crude stabilisation plant and gas plant 1 were permanently shut-in, streamlining the asset for ongoing gas and condensate production. The Kipper Compression Project, which added compression facilities to the West Tuna Platform, successfully commenced operation in the third quarter of 2024, delivering a production rate increase and enabling continued supply of gas from the Kipper field to the domestic market. The Hastings Generation Project at Long Island Point successfully started up in September, using ethane to generate electricity to supply power to the grid. Woodside holds a 50% non-operating interest in the GBJV and a 32.5% non-operating interest in the Kipper Unit Joint Venture.1. The NWS Project consists of a number of active joint ventures. Prior to completion of the transaction, Woodside has a participating interest of 33.33% and Chevron has a 16.67% participating interest in all of these joint ventures, apart from the NWS joint ventures with CNOOC. For CLNG JV with CNOOC, Woodside’s participating interest is 25% and Chevron’s is 12.5%. For the Extended Interest JVs with CNOOC, Woodside’s participating interest is 31.567% and Chevron’s participating interest is 15.78%. 28WOODSIDE ENERGY GROUP LTD

The Karratha Gas Plant in Western Australia has been providing a reliable and affordable supply of natural gas to domestic and international customers for decades OTHER AUSTRALIAN OIL AND GAS ASSETS Woodside operates three FPSO facilities off the North West coast of Western Australia. These are the Ngujima-Yin FPSO (Woodside interest: 60%), Okha FPSO (Woodside interest: 50%) and Pyrenees FPSO (Woodside interest: 40% in WA-43-L and 71.4% in WA-42-L). Woodside’s share of production from the FPSO assets was 7.9 MMboe in 2024, a decrease from 8.0 MMboe in 2023 primarily due to maintenance activities at the Pyrenees FPSO. The Pyrenees FPSO safely completed its planned five-yearly maintenance turnaround in Singapore in May 2024. Macedon (Woodside interest: 71.4%), also operated by Woodside, is a gas project located near Onslow, Western Australia, which produces pipeline gas for the Western Australian domestic gas market. Woodside’s share of production from Macedon in 2024 was8.0 MMboe, a decrease from 8.2 MMboe in 2023. In October, the facility successfully installed a new front-end compressor, enabling an initial 15% uplift in production.ASSET SWAP In December 2024, Woodside simplified its Australian portfolio and consolidated its focus on operated LNG assets by entering into an agreement with Chevron. Subject to completion, Woodside will acquire Chevron’s 16.67% interest in the North West Shelf (NWS) Project and the NWS Oil Project and a 20% interest in the Angel Carbon Capture and Storage (CCS) Project, and transfer its 13% non-operated interest in the Wheatstone Project and 65% operated interest in the Julimar-Brunello Project to Chevron. Chevron will also make a cash payment to Woodside of up to $400 million. The asset swap provides Woodside with the opportunity to realign its Australian infrastructure interests to provide greater commercial certainty and enhance development prospects. The transaction is subject to the completion of Julimar Phase 3 Project execution and handover which is expected in 2026, and the completion of certain ongoing abandonment activities. The Julimar Phase 3 Project is a four well tie-back to the existing Julimar field production system and is currently in execution phase. Woodside will continue to operate the execution phase, transferring the asset to Chevron at project startup. The effective date of the transaction is 1 January 2024 and is expected to close in 2026. Completion of the transaction is also subject to customary conditions precedent, including Australian Competition and Consumer Commission and Foreign Investment Review Board clearances and other applicable State and Federal regulatory approvals, relevant third-party consents and pre-emption rights of the continuing joint venture participants. 2024 ANNUAL REPORT29

3.2 OUR BUSINESS • INTERNATIONAL OPERATIONS International operations Woodside’s international portfolio consists of established high-quality operated and non-operated oil and gas assets in Senegal, the US Gulf of Mexico and Trinidad and Tobago.1 Woodside’s share of production from international operations was 54.4 MMboe (149 Mboe/day) in 2024.SANGOMAR The Sangomar oil and gas field is located offshore Senegal, approximately 100 km south of Dakar. Woodside achieved first oil production in June 2024, marking the safe delivery of the country’s first offshore oil project. The Sangomar Field Development Phase 1 is a deepwater project including a stand-alone FPSO facility with a nameplate capacity of 100,000 bbl per day, and subsea infrastructure that is designed to allow subsequent development phases. The final Sangomar Field Development Phase 1 cost was approximately $5.0 billion, at the lower end of the previously estimated range of $4.9—$5.2 billion. Woodside’s share of production from Sangomar was 13.3 MMboe in 2024. Early production performance has been outstanding with nameplate production capacity achieved in July 2024 and maintained. Sangomar crude received strong interest from buyers in Europe, Asia and the United States, with 17 cargoes exported by the end of December 2024. The Sangomar drilling campaign was concluded during the year, marking the successful drilling and completion of 24 development wells. The FPSO hook-up, commissioning and startup activities were completed with reliability of 90% since startup. Woodside will continue to analyse production performance to inform the potential Sangomar Phase 2 development. Woodside is the operator and holds an 82% participating interest in the Sangomar exploitation area. MAD DOG Mad Dog is a conventional oil and gas development located in the US Gulf of Mexico.1 The Mad Dog Phase 1 development includes a spar facility (A-Spar) with drilling capability and dry-tree producer wells. A planned intervention campaign at A-Spar was completed in July 2024, achieving increased production rates. Mad Dog Phase 2 is a development of the southern flank of the Mad Dog field through the Argos floating production facility. First oil was achieved in April 2023 and production ramped up throughout 2024, with the facility achieving peak production of 130,000 bbl per day. The development includes subsea producer wells and subsea water injector wells. Execution of the Mad Dog Southwest Extension Project is ongoing, following sanction in late 2023. First production is planned for 2026. Woodside’s share of production from Mad Dog was 11.3 MMboe in 2024, an increase from 7.2 MMboe in 2023. The increase was driven primarily by production ramp up at Argos. Woodside holds a 23.9% non-operating participating interest. ATLANTIS Atlantis is a conventional oil and gas development in the US Gulf of Mexico.1 The Atlantis development includes a semi-submersible facility with subsea production wells and subsea water injector wells. Woodside’s share of production from Atlantis was 10.5 MMboe in 2024, a decrease from 12.6 MMboe in 2023. The decrease was driven primarily by a planned facility and midstream turnaround and multiple downtime events associated with weather events. One production well was completed in 2024. This was the first horizontal well in the Atlantis field. Woodside took FID on the Atlantis Drill Center 1 Expansion in February 2024. It is a two well tie-back to the Atlantis facility through the existing Drill Center 1 manifold in the southwest portion of the field. First production is planned for 2026. Woodside holds a 44% non-operating participating interest.1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the “Gulf of Mexico” as the “Gulf of America”. The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term “Gulf of Mexico” to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters. 30WOODSIDE ENERGY GROUP LTD

Shenzi is a conventional oil and gas field developed through a tension leg platform located in the US Gulf of Mexico.1 The facility has subsea production and water injection wells. In addition, two subsea wells are tied back to the non-operated Marco Polo platform. Woodside’s share of production from Shenzi was 9.4 MMboe in 2024, down from 10.8 MMboe in 2023. This was due to natural depletion and multiple downtime events associated with weather events. Woodside is operator and holds a 72% participating interest.SHENZI GREATER ANGOSTURA Greater Angostura includes the Angostura and Ruby conventional oil and gas fields, located offshore Trinidad and Tobago. The development includes an offshore central processing facility, five wellhead platforms and an onshore oil terminal. Woodside and the Trinidad and Tobago Ministry of Energy and Energy Industries reached an agreement in the fourth quarter of 2024 to modify key fiscal terms in their production sharing contract in support of economic life extension. The revised terms take effect from 2025. Woodside’s share of production from Greater Angostura was9.5 MMboe in 2024, a decrease from 11.2 MMboe in 2023 primarily due to a planned facility maintenance turnaround completed in June 2024. Woodside is operator and holds a 45% participating interest in the Angostura field and a 68.5% participating interest in the Ruby field. 1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the “Gulf of Mexico” as the “Gulf of America”. The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term “Gulf of Mexico” to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters.Woodside CEO and Managing Director Meg O’Neill (centre) and the President of Senegal, His Excellency Bassirou Diomaye Diakhar Faye (centre), together with representatives from the Senegalese government and Woodside employees on an offshore visit to the Léopold Sédar Senghor FPSO 2024 ANNUAL REPORT31

3.3 OUR BUSINESS • MARKETING AND TRADING Marketing and trading Woodside’s marketing business generated $427 million in profit before tax in 2024. Woodside has a global portfolio with positions in both the Pacific and Atlantic basins. We have a strong track record of reliable supply to major energy customers through our integrated shipping, operations, marketing and trading activities across LNG, pipeline gas, condensate, crude and natural gas liquid (NGL) cargoes.The marketing segment’s strong profit reflects the optimisation activities and incremental value generated through the marketing, trading and shipping of Woodside’s oil and gas and through third-party purchased values. Woodside’s LNG portfolio is managed through a mix of short, mid and long-term contracts, supplied with cargoes sourced from producing assets or purchased from third parties. In 2024, Woodside’s exposure of produced LNG to gas hub indices was 34.4%. This represents 15% of Woodside’s total equity production. Woodside remains one of the largest suppliers of Australian LNG to major regional trading partners. In 2024, Woodside signed sale and purchase agreements with KOGAS, CPC and JERA for the long-term supply of LNG to Korea, Taiwan and Japan respectively. These LNG buyers are some of the largest in the world, demonstrating ongoing robust demand for Woodside’s products and the ability of LNG to meet energy security needs while supporting regional decarbonisation goals. The KOGAS agreement is for the supply of approximately0.5 million tonnes per annum (Mtpa) of LNG from 2026, for a period of 10.5 years on a delivered basis. The CPC agreement is for the supply of approximately 6 million tonnes of LNG on a delivered basis over ten years, from July 2024. Under the CPC agreement, Woodside may also deliver approximately 8.4 million tonnes of LNG for a further ten years, from 2034 to 2043.1 The JERA agreement is for the supply of approximately 0.4 Mtpa (six cargoes) of LNG over ten years on a delivered basis, commencing in April 2026. LNG delivered under all three agreements will be sourced from volumes across Woodside’s global portfolio. Woodside’s LNG trading activities seek to maximise value of our LNG portfolio. Third-party cargoes are purchased from Corpus Christi LNG through a long-term offtake agreement and from the spot market through our relationships with other producers and traders. The marketing of crude, condensate and NGLs is predominantly based on short-term sales and supplemented by term arrangements. The majority of Woodside’s crude oil and condensate in Australia, Senegal and Trinidad and Tobago is currently sold to international markets. In the US Gulf of Mexico, crude oil is sold to refiners and traders on the US Gulf Coast. Woodside has also maintained its operational flexibility in the US Gulf of Mexico through access to infrastructure that enables the export of crude oil to international markets.2 Woodside produces natural gas for domestic markets in Western Australia, the east coast of Australia, the United States and Trinidad and Tobago. In 2024, Woodside’s Western Australian assets produced 86 petajoules (PJ) of natural gas, representing approximately 21% of Western Australia’s domestic gas supply. Woodside executed 73.5 PJ of termed WA gas sales for delivery across 2025 and 2026 and will continue to support the domestic market by offering additional supply for 2025 and onwards. A record quantity of trucked LNG (approximately 1,900 TJ) was also delivered in 2024 to customers in northern Western Australia. Since the commencement of operations at the Pluto LNG Truck Loading Facility in 2019, Woodside has delivered more than 3,200 trailers of LNG (approximately 3,250 TJ), offering a lower-carbon alternative to diesel and fuel-oil for industry to users in remote locations. In the east coast of Australia, Woodside’s share of Bass Strait production was 84.9 PJ, representing approximately 17% of all gas supplied to the east coast market. All of Woodside’s production from Bass Strait is sold into the east coast domestic market. Woodside was granted an exemption under the applicable domestic Gas Market Code legislation in January 2024. The exemption provides Woodside with the opportunity to increase delivery to the east coast domestic market by more than 260 PJ (100% share) through to 2033 if needed. In the US Gulf of Mexico, natural gas is sold to end-users and merchants at the tailgate of the Neptune gas processing plant, which is owned and operated by a third-party midstream company.2 Woodside’s marketing and trading portfolio is supported by our managed shipping capacity which includes seven LNG vessels under long-term charter and multiple vessels on short-term charter. A new 174,000 m3 long-term charter LNG vessel, the Woodside Scarlet Ibis, was delivered in June 2024. 1. Subject to conditions and agreement on terms for this period. 2. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the “Gulf of Mexico” as the “Gulf of America”. The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term “Gulf of Mexico” to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters. 32WOODSIDE ENERGY GROUP LTD

PROJECTS Our disciplined investment decisions and world-class project delivery are rewarding our shareholders and driving future growth and value. Trion FPU computer generated image 33

3.4 OUR BUSINESS • PROJECTS Projects Woodside is leveraging proven project execution capabilities to deliver quality growth projects in LNG, oil and lower-carbon solutions, with a focus on safety, quality, cost and schedule.SCARBOROUGH ENERGY PROJECT The Scarborough gas field is located in the Carnarvon Basin, approximately 375 km off the coast of Western Australia. The field is being developed through new offshore facilities connected by an approximately 433 km pipeline to a second LNG train at the existing Pluto LNG onshore facility. The development of the Scarborough field includes the installation of a floating production unit (FPU) with eight wells expected to be drilled in the initial phase and 13 wells drilled throughout the life of the field. The expansion of Pluto LNG includes the construction of a second LNG train (Pluto Train 2), installation of additional domestic gas processing facilities and supporting infrastructure and modifications to the existing Pluto Train 1 to allow it to process Scarborough gas. Scarborough gas is expected to produce approximately 5 Mtpa of LNG from Pluto Train 2 and up to 3 Mtpa of LNG from the existing Pluto Train 1. The Scarborough reservoir contains less than 0.1% CO . Combined with processing design efficiencies at the offshore FPU 2 and onshore Pluto Train 2, the Scarborough Energy Project is expected to be one of the lowest carbon intensity sources of LNG delivered into north Asian markets.1 At the end of 2024, the Scarborough Energy Project was 78% complete, excluding Pluto Train 1 modifications, and remains on track for first LNG cargo in 2026. Fabrication of the FPU continued to progress through 2024. The topsides structure was completed and the flare boom, monoethylene glycol module and living quarters module were installed on the topsides. Commissioning of services and utilities is in progress. Hull fabrication and installation scope are proceeding ahead of FPU integration activities planned in 2025. The installation of the trunkline was successfully completed in October 2024. Approximately 36,000 lengths of pipe were fabricated and welded together for the 433 km trunkline, which has been dried and inerted. The trunkline will transport gas from the Scarborough field to the onshore processing facilities. The installation and testing of the three subsea flowlines was completed, and the next phase of the subsea installation campaign is underway. All 20 suction piles were installed and subsequent to the period, all FPU mooring chains were successfully pre-installed. The drilling campaign continued with two of the eight wells reaching completion. 1. Wood Mackenzie, Emissions Benchmarking, June 2023. 34WOODSIDE ENERGY GROUP LTD The first Pluto Train 2 module was delivered from the Batam module yard in Indonesia to the Pluto site in February 2024 and the fifty-first and final module arrived in December 2024. All modules have been set in position and site activity is now focused on the safe execution of the remaining construction scope. All engineering reviews for Pluto Train 1 modifications were completed. Mobilisation of personnel to both the module yard in Thailand and Pluto site commenced. Module construction is in progress and site preparation works for the modifications to Pluto Train 1 continue. The Integrated Remote Operations Centre building works were completed with the fit out progressing throughout 2024. The centre will allow Scarborough and the Pluto facility to be remotely operated from Woodside’s headquarters in Perth. In March 2024, Woodside completed the sale of a 10% non-operating participating interest in the Scarborough Joint Venture (SJV) to LNG Japan for $910 million. In October 2024, Woodside completed the sale of a 15.1% non-operating participating interest in the SJV to JERA for $1.4 billion. These transactions reflect the long-term value that LNG customers in Japan are placing on energy security. Woodside is operator and holds a 74.9% participating interest in Scarborough, 51% participating interest in Pluto Train 2 and 90% participating interest in Pluto Train 1.Pluto Train 2 construction progress, Western Australia, December 2024

TRION Trion is an oil development located in the Mexican Gulf, approximately 180 km off the Mexican coastline and 30 km south of the United States/Mexico maritime border.1 The development includes a 24 subsea well development, a semi-submersible FPU capable of producing and transferring 100,000 bbl per day, and a floating storage and offloading (FSO) facility. At the end of 2024, overall progress of the project was 20%. The project is progressing in accordance with the execution plan with all major scope contracts awarded, and fabrication of equipment and floating facilities commenced. Woodside is targeting first oil in 2028. The FPU engineering, procurement and construction scope has been progressively converted to lump sum contract, underpinned by substantive technical maturity of the design and procurement of equipment and bulks. Key personnel have mobilised in Korea and conducted pre-construction activities. Engineering continues to progress with deliverables supporting construction, quality, and technical safety activities. First steel cut for the FPU was achieved in November 2024 representing a significant milestone for the execution of the project. Manufacturing has advanced across multiple subsea scopes including line-pipe, trees, valves, connectors, umbilicals, subsea distribution equipment and flexible pipe. System and installation engineering has matured the field layout and optimised well locations. The FSO front end engineering and design (FEED) concluded and has transitioned to the build-lease phase with the award of the bareboat charter. This has enabled key fabrication slots to be secured. Woodside has commenced reprocessing of the ocean-bottom node seismic to further reduce fault uncertainty and de-risk the future drilling campaign. The subsurface and drilling teams have optimised trajectories for the first production wells and Woodside is targeting commencement of the drilling campaign in 2026. Local content initiatives have begun in Mexico including supplier development programs, in-country fabrication of subsea structures and in-country flow assurance testing. In 2024, Trion was highlighted as a priority project within Mexico’s national energy plan, reinforcing the importance to the country’s energy future. Woodside is operator and holds a 60% participating interest. BEAUMONT NEW AMMONIA Construction of Train 1 of the Beaumont New Ammonia Project, which has a design capacity of 1.1 Mtpa, is underway. At the end of 2024, the project was approximately 83% complete. First ammonia production is targeted for the second half of 2025 with lower carbon ammonia production targeted for the second half of 2026.2 All critical agreements for feedstock, utilities, and terminal services are in place.In accordance with the terms of the acquisition (refer to page 41 for more information), OCI continues to manage the construction of the project under the Construction Management Agreement. The project is subject to cost, schedule, and performance guarantees from OCI. The second production train, which has the potential for an additional 1.1 Mtpa in production capacity, is being evaluated and will be considered separately for a future FID.The project was renamed to Beaumont New Ammonia to reflect the change of ownership and the production of a new, lower-carbon ammonia product following the associated carbon, capture and storage (CCS) facility becoming operational. In early October 2024, the tragic death of an employee of one of OCI’s construction contractors occurred at the project site.3 OCI’s investigation into the incident is ongoing at this time.Upon completion of the project Woodside will become operator and hold a 100% participating interest.Construction of the Beaumont New Ammonia Project, July 2024 1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the “Gulf of Mexico” as the “Gulf of America”. The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term “Gulf of Mexico” to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters. 2. Production of lower-carbon ammonia is conditional on supply of carbon abated hydrogen and ExxonMobil’s CCS facility becoming operational. 3. The tragic death of an OCI contractor employee at the Beaumont New Ammonia site is not included in the Woodside statistics due to the applicable contractual agreements. Refer to section 3.8.4 for further details on 2024 metrics and targets for health, safety and wellbeing. 2024 ANNUAL REPORT35

3.5 OUR BUSINESS • DECOMMISSIONING Decommissioning Our priority remains the safety of people and the environment by completing the work using recovery methods developed by our contractors and workforce.Woodside is working with a range of international contractors which bring experience, technical expertise and the specialist offshore vessels required for our offshore decommissioning scopes. In 2024 Woodside made substantial progress on planned decommissioning activities, spending US$805 million across our portfolio. With the recovery of the Nganhurra FPSO’s anchors, chains and moorings in February 2025, Woodside decommissioned the Enfield Project, located approximately 38 km north of the North West Cape, Western Australia. All 18 Enfield wells have been permanently plugged and the associated xmas trees and wellheads recovered. More than 40 km of flexible flowlines and umbilicals, and eight subsea structures have been recovered. Deconstruction of the Nganhurra riser turret mooring (RTM) at the Australian Marine Complex (AMC) was completed in March 2024, with more than 95% of the mooring to be reused or recycled. Woodside has continued decommissioning of the Griffin and Stybarrow fields, having already recovered more than 100 km of pipe and 65 subsea structures for cleaning at an onshore decommissioning facility near Onslow in preparation for recycling and reuse. At Griffin, all rigid piping has been recovered and wellhead severance activities have been completed. A well plug and abandonment campaign at Stybarrow was 79% complete at the end of the year, with seven wells plugged. In December 2024, the Griffin RTM was safely recovered and transported to AMC to be cleaned and deconstructed in preparation for recycling and reuse. Preparations were undertaken for the planned retrieval of the Stybarrow disconnectable turret mooring in the first half of 2025. Removal of the Echo Yodel umbilical is planned for the first half of 2025. The removal of nine NWS exploration wellheads was successfully completed during the final quarter of 2024. State and Commonwealth environmental approvals for decommissioning the Minerva field, offshore Victoria, were secured with planning and preparations completed in the last quarter of 2024. The plugging and abandonment of three wells, and removal of subsea infrastructure including 10 km of pipeline is planned for completion in 2025. The GBJV continued planned decommissioning activities in Bass Strait, with more than 150 wells permanently plugged since the campaign commenced. In 2024, plugging and abandonment of platform wells continued to plan with 55 wells plugged; a semi-submersible well intervention unit completed plugging and36WOODSIDE ENERGY GROUP LTD abandonment of two subsea wells, and a jack-up rig commenced plugging and abandonment work. The GBJV also awarded contracts for the heavy lift removal and disposal of a number of the offshore facilities within the Gippsland Basin and continued to execute preparatory decommissioning activities for an offshore removal campaign planned for 2027. Planning for future decommissioning progressed in 2024, including engaging a range of stakeholders, undertaking engineering and science studies to understand decommissioning impacts, and developing plans for decommissioning scrap material recycling. Outside Australia, Woodside and partners continue to responsibly progress decommissioning obligations in line with relevant local regulatory environments. This includes ongoing work in Canada, at both the upstream Liard and Horn River basins and downstream Kitimat locations in British Columbia, and in the United States where two deepwater wells have been plugged and legacy site decommissioning is ongoing.Decommissioning of the Nganhurra RTM

DEVELOPMENTS AND EXPLORATION Through targeted opportunities and strategic partnerships we are building a quality, diversified portfolio for long-term success. 37

3.6 OUR BUSINESS • DEVELOPMENTS AND EXPLORATION Developments and exploration Woodside is building a diverse global portfolio of development opportunities to underpin long-term profitability. Leveraging our strong technical and commercial expertise, we take a disciplined and targeted approach focused on long-term value creation. LOUISIANA LNG In July 2024 Woodside entered into a definitive agreement to acquire all issued and outstanding common stock of Tellurian Inc., including its owned and operated US Gulf Coast Driftwood LNG development opportunity. The transaction closed on 8 October 2024 and the Driftwood LNG opportunity was renamed “Louisiana LNG”. Louisiana LNG is a fully permitted, pre-FID development opportunity located near Lake Charles, Louisiana. The development plan comprises four phases of development with five LNG plants, with a total permitted capacity of 27.6 Mtpa, and supporting infrastructure. The foundation development includes Phase 1 (11 Mtpa, two plants) and Phase 2 (5.5 Mtpa, one plant). Louisiana LNG expands Woodside’s position as a leading independent LNG company, enabling us to better serve global customers and capture further marketing optimisation opportunities across both the Atlantic and Pacific Basins. Well-matched to Woodside’s proven capabilities in project execution, operations and marketing, it provides a pathway to significant long-term cashflow. The development continues to progress readiness for FID, targeted from the first quarter of 2025. Woodside is inviting partners for the Louisiana LNG investment, and strong interest has been received from high-quality potential partners. 38WOODSIDE ENERGY GROUP LTD The development opportunity is competitively advantaged being fully permitted with a valid non-free trade agreement LNG export authorisation and an extension of its Federal Energy Regulatory Commission (FERC) authorisation. It also benefits from ongoing early siteworks with pilings for plants 1 and 2 complete, foundation work in progress, and pilings underway for the LNG tanks. The progress on groundwork has reduced risk to engineering, procurement and construction timeline and cost. In support of FID readiness, Woodside has signed a revised lump sum turnkey engineering, procurement and construction contract with Bechtel for the development of the three plant 16.5 Mtpa foundation development of Louisiana LNG. Bechtel has maintained a continuous presence on site prior to the acquisition and is now under a Woodside limited notice to proceed (LNTP) executed under the revised contract. The LNTP progresses continued site construction and commitment to certain key materials and services required for the foundation project. Woodside is operator and holds a 100% participating interest, subject to future selldown. Woodside Louisiana LNG development, January 2025

BROWSE The Browse to NWS Project involves the proposed development of the Calliance, Brecknock and Torosa gas and condensate fields in the offshore Browse Basin, located approximately 425 km north of Broome, Western Australia. The proposed concept includes two FPSO facilities and an approximately 900 km pipeline to existing infrastructure at the NWS Project’s KGP. The Browse to NWS Project aligns with key policy statements of both the Western Australian and Federal Governments which recognise the pivotal role of natural gas in Australia to 2050 and beyond. This could support domestic gas security for Western Australia at a time when there are forecast supply shortfalls. In December 2024, Woodside entered into an asset swap with Chevron for its interest in the NWS Project. This transaction which will simplify the NWS Joint Venture ownership and is expected to improve the Joint Venture alignment across the Browse to NWS Project.1 Key work activities continued during 2024 in support of progress towards FEED entry, including optimising the development concept to improve cost and schedule certainty, engagement with regulators on environmental and regulatory approvals and progressing commercial agreements. The development concept includes a CCS component, the Browse CCS Project, which is designed to sequester the majority of Browse reservoir CO .. In June 2024, a declaration of an identified greenhouse gas storage 2 formation was made by the Australian Commonwealth Government over the Calliance storage formation within the G-8-AP greenhouse gas assessment permit. Woodside subsequently referred the Browse CCS Project to the environmental regulator for assessment. Woodside is operator and holds a 30.6% participating interest.CALYPSO Calypso is a proposed deepwater gas development in Trinidad and Tobago, located approximately 220 km off the coast of Trinidad in 2,100 m water depth. It involves the development of several gas discoveries in Block 23(a) and Block TTDAA 14. The development is located in a region with existing offshore and onshore infrastructure and a favourable demand outlook. In 2024, progress was made to mature the technical definition of the development concept. Fiscal negotiations advanced with the Government of Trinidad and Tobago and commercial discussions continued with key stakeholders to evaluate options to monetise the resource. Woodside is operator and holds a 70% participating interest.GREATER SUNRISE The Sunrise development comprises the Sunrise and Troubadour gas and condensate fields, which are located approximately 450 km North West of Darwin, Australia and 150 km south of Timor-Leste. In 2024, the Sunrise Joint Venture participants made progress with the Australian and Timor-Leste Governments on negotiating a new Production Sharing Contract, Petroleum Mining Code and fiscal regime. The Sunrise Joint Venture also completed a Concept Study Report, which incorporates previous work related to Sunrise by utilising the latest technologies (where relevant) and cost estimates, while considering the socio-economic, capacity building, safety, environmental, strategic and security benefits across potential development pathways. The Sunrise Joint Venture participants are reviewing the outcomes of the Concept Study Report and discussing next steps. Woodside is operator and holds a 33.44% participating interest. LIARD Liard is an unconventional gas field located in British Columbia Canada. Woodside is working with the operator, to develop a comprehensive strategy for full field development. Woodside is also working with its partners in Rockies LNG to potentially export LNG via the proposed Ksi Lisims project on the west coast of Canada. Woodside holds a 50% non-operating participating interest. EXPLORATION Woodside’s exploration strategy is focused on accessing and testing potential value accretive growth options with the potential to be developed at pace. The strategy balances a focus on exploring near current producing hubs with opportunities in new regions. In Australia, Woodside was awarded exploration permit WA-554-P. In the United States, Woodside was awarded 18 leases in Lease Sale 261 and participated in the drilling of the Corvus well (non-operated), which did not encounter commercial quantities of hydrocarbons. Woodside acquired new interests in the Nile Delta offshore Egypt and completed the Khendjer well (non-operated), which did not encounter hydrocarbons. In the Republic of the Congo, Woodside completed the unsuccessful Niamou well (non-operated). Woodside continued to optimise its exploration portfolio, exiting blocks no longer considered prospective. This included exiting the exploration acreage associated with Rufisque Offshore, Sangomar Offshore, and Sangomar Deep Offshore in Senegal, and initiating exit activities in Barbados and Red Sea Block 3 and Block 4 in Egypt. 1. Completion of the transaction is subject to customary conditions precedent, refer to section 3.1—Australian operations for details. 2024 ANNUAL REPORT39

NEW ENERGY OPPORTUNITIES As the energy transition progresses we will continue to deliver affordable, reliable energy and progress lower-carbon projects.40

3.7 OUR BUSINESS • NEW ENERGY OPPORTUNITIES New energy opportunities Complementing our investment in Beaumont New Ammonia and its potential to deliver future growth and value, Woodside is investing in new energy products and lower-carbon services to enable our base business and help our new and existing customers decarbonise. We take a disciplined approach to new investments that seeks to match the pace, scale and needs of our customers as they determine their own decarbonisation pathways. UNITED STATES Beaumont New Ammonia In September 2024, Woodside completed the acquisition of OCI’s Clean Ammonia Project in Beaumont, Texas. Beaumont New Ammonia is Woodside’s biggest investment in new energy1 and positions Woodside to be an early mover in the lower-carbon ammonia industry and meet growing global demand. First ammonia production is targeted for the second half of 2025 and lower-carbon ammonia production targeted for the second half of 2026.2 The acquisition represents a material step towards achieving our new energy and lower-carbon investment and abatement targets.3,4 Once in production, the project will be well placed to serve the US domestic market as well as European and Asia Pacific markets which are expected to lead adoption of lower-carbon ammonia due to increasing carbon cost requirements and stricter regulations. The configuration of the project means it has the potential to attract premium pricing when compared to conventional ammonia producers. H2OK H2OK is a proposed liquid hydrogen project to be located in Ardmore, Oklahoma, and is expected to produce up to 60 tonnes per day of liquid hydrogen by electrolysis. Woodside continues to take a disciplined approach to H2OK and has made a strategic decision to delay FID, prioritising Beaumont New Ammonia. Work will continue on improving project competitiveness, securing offtake and understanding the impacts of policy updates. Woodside is reviewing the final 45V Clean Hydrogen Production Tax Credit regulations released by the US Department of Treasury.AUSTRALIA H2Perth H2Perth is a proposed liquid hydrogen production facility to be located in Perth, Western Australia. In 2024, Woodside changed the H2Perth concept from hydrogen and ammonia production to liquid hydrogen only, following feedback from potential customers. Woodside signed a conditional offtake term sheet in 2024 with Keppel for the supply and purchase of liquid hydrogen, aimed at powering Keppel’s data centre facilities in Singapore. The sources of liquid hydrogen would include Woodside’s proposed production facilities, including H2Perth. Woodside is operator and holds a 100% participating interest. Hydrogen Refueller @H2Perth The Hydrogen Refueller @H2Perth is a self-contained hydrogen production, storage and refuelling station located in Perth, Western Australia. In 2024, all primary environmental approvals were secured for the project. Woodside awarded the major services contract which includes detailed engineering, construction, commissioning, and startup work scopes to enable progression towards being ready for startup. The project has received funding from the Hydrogen Fuelled Transport Project Funding Process as part of the Western Australian Government’s Renewable Hydrogen Strategy. Woodside is operator and holds a 100% participating interest. NeoSmelt The NeoSmelt project is a proposed direct reduced iron electric smelting furnace pilot plant to be located in Perth, Western Australia. Woodside will join BHP, Rio Tinto, and BlueScope as part of the NeoSmelt project and as energy supplier subject to finalising commercial arrangements.5Woodside is operator and holds a 100% participating interest. 1. Cumulative spend against the investment target at the end of 2024 includes 80% of the total $2,350 million for the Beaumont New Ammonia Project acquisition. The remaining 20% will be paid at Project completion 2. Production of lower-carbon ammonia is conditional on supply of carbon abated hydrogen and ExxonMobil’s CCS facility becoming operational. 3. Scope 3 emissions abatement capacity of 1.6 Mtpa CO -e assumes supply of carbon abated hydrogen and CCS operational for phase 1 of the Beaumont New Ammonia project. Woodside has made the assumption to estimate the avoided emissions through 2 the displacement of conventional marine fuel. Actual displaced emissions may differ based on actual use case. 4. Scope 3 targets are subject to commercial arrangements, commercial feasibility, regulatory and Joint Venture approvals, and third-party activities (which may or may not proceed). Individual investment decisions are subject to Woodside’s investment targets. Not guidance. Potentially includes both organic and inorganic investment. 5. Energy supply may include hydrogen, natural gas and electricity. 2024 ANNUAL REPORT41

CARBON SOLUTIONS

Woodside is evaluating lower-carbon services including carbon capture and storage (CCS), carbon capture and utilisation (CCU), and investing in carbon credits to enable our base business, help our customers decarbonise, and deliver future value to shareholders.

Carbon Capture and Storage

Woodside, as a participant in various joint ventures, is involved in five greenhouse gas assessment permits (see section 6.5 - Asset Facts). In 2023, Woodside entered into three non-binding memoranda of understanding to enable studies of a potential CCS value chain between Japan and Australia. Throughout 2024, these studies have progressed to form an understanding of the technical, economics, timing, and regulatory requirements to enable CCS value chains across borders.[1] These proposed large-scale multi-user CCS hubs aimed at capturing carbon emitted by multiple industries are summarised below:

Opportunity	Angel	Bonaparte	South East Australia CCS	Greenhouse Gas Assessment Permit G-18-AP
Location	Offshore, North West Australia	Offshore, northern Australia	Offshore, South East Australia	Offshore, North West Australia
Interest	20% Operator[2]	21% Non-operator	50% Non-operator	30% Non-operator
2024 activities	Progressed concept definition level of engineering, regulatory approvals, and customer development activities.	Progressed appraisal activities in the G-7-AP Assessment Permit Area, including acquisition of the West Peron marine 3D seismic and the drilling of two appraisal wells.	Continue to assess options associated with Greenhouse Gas Assessment Permit G-19-AP, located in the Gippsland Basin.	Awarded Greenhouse Gas Assessment Permit G-18-AP, located in the Northern Carnarvon Basin, and commenced regional geological and geophysical studies along with licensing of relevant 3D seismic datasets.

Carbon credits portfolio[3]

Woodside utilises carbon credits to offset gross equity Scope 1 and 2 GHG emissions that are above our net emissions reduction targets. As at 31 December 2024, Woodside manages a portfolio of more than 20 million carbon credits from the Australian Carbon Credit Unit (ACCU) scheme, Gold Standard and Verra.[4,5] In relation to our 2024 gross equity Scope 1 and 2 GHG emissions, 1,347,262 carbon credits have been retired.

In 2024, we planted 3.2 million biodiverse seedlings in Western Australia as part of our Native Reforestation Project across 4,800 ha of land at Woodside owned properties. This brings our biodiverse carbon plantings in Australia to 8.9 million seedlings across 13,000 ha of land.

In Paraguay, Woodside is funding the reforestation of 7,400 ha of land in the Chaco region. The Woodside portion of the project is expected to receive approximately 2.4 million carbon credits over 40 years.

In Senegal, Woodside is funding the restoration of 7,000 ha of mangroves in the Sine Saloum and Casamance regions. Woodside is expected to receive approximately 1.8 million carbon credits from this project over 40 years.

Carbon to products

Woodside is focused on collaborating with CCU technology developers and is assessing opportunities to deploy their technologies to create value added products and also to evaluate their potential in reducing our Scope 1 or 3 emissions. In 2024, Woodside continued to screen several approaches for CCU technologies.



Ground preparation for seedling planting at Karakin, Western Australia

1. Refer to section 6.5 – Asset facts for information on our greenhouse gas assessment permits and for further information on Woodside's CCS projects.
2. In December 2024, Woodside announced it will acquire Chevron's 20% interest in the Angel CCS Project. After completion of the transaction, Woodside will hold a 40% interest and remain as operator.
3. Figures provided for seedlings, ha and carbon credit volume figures are approximate.
4. Portfolio volume excludes (1) carbon credits (held and expected to be received) from Woodside Pluto Carbon Offset Project Stages 1-4 held by Woodside Burrup Pty Ltd (2) retired credits and (3) carbon credits identified for sale or under review.
5. The carbon portfolio is dynamic. Volumes, methods and geography are subject to change. Portfolio volume includes Australian Carbon Credit Units and voluntary carbon market credits held, and expected to be delivered or generated up to 2060 under or in relation to: (i) third-party contracts entered into prior to 31 December 2025; or (ii) Woodside originated projects for which land has been purchased prior to 31 December 2025. Volumes reported on an unrisked basis. Unrisked volumes do not include an adjustment to such volumes to reflect any risk of non-delivery. Woodside does not make any claims in relation to the mitigation impact of carbon credits within the portfolio unless, and until, a credit is retired or surrendered (taken out of circulation and can no longer be sold).

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GOVERNANCE Woodside’s commitment to corporate governance is critical to our strong and sustainable business performance. 87

4.1 GOVERNANCE • CORPORATE GOVERNANCE STATEMENT Corporate Governance Statement Woodside is committed to high levels of corporate governance and fostering a culture of ethical behaviour, integrity and respect.A key responsibility of the Board is the overall corporate governance of Woodside. This Corporate Governance Statement summarises the activities and processes underpinning the high standards of corporate governance followed by Woodside. Our focus at Woodside is not just on what we do, but how we do it. Everything we do is guided by Our Values, inspired by our purpose, and in accordance with a strong corporate governance architecture. We recognise that good corporate governance starts at the top. It is essential that Woodside is led by a Board that engages openly and productively with management and facilitates robust dialogue and constructive challenge in response to critical and emerging issues and risks faced by the business. The Nominations and Governance Committee (Committee) assists the Board with reviewing Board composition, performance and succession planning. An important factor in succession planning is to ensure that the Board has the right mix of Directors with the skills and experience to lead Woodside in accordance with high standards of corporate governance, and to identify and understand strategic opportunities and risk to deliver long-term sustainable value. This is particularly important given Woodside’s role in meeting the global challenge of supplying reliable, affordable and lower-carbon energy. Also relevant is continuity and corporate memory underpinning the decisions made by the Board and significant professional experience in our sector, especially given the long-term perspective required by the Directors. This is balanced by renewal of the Board to bring in new skills, experiences and perspectives. Richard Goyder, AO We have been actively renewing the membership of the Board and have appointed six directors since 2020. In 2024, we also changed Chairs of the Human Resources and Compensation Committee and the Audit and Risk Committee. The Committee works closely with the Board on recommendations relating to Woodside’s corporate governance policies, helping to inform the Board’s direction on corporate governance framework and practices. Another key responsibility of the Committee is to review and, where appropriate, enhance our corporate governance policies and practices. We frequently consider developments arising in the markets where Woodside securities are listed, being the Australian Securities Exchange (ASX) and New York Stock Exchange (NYSE). Our practices will evolve as we continually look to strengthen our governance framework in the context of our multi-jurisdictional business. Given our commitment to corporate governance and its direct link to creating and protecting shareholder value, I encourage you to read this Corporate Governance Statement. And, as always, we welcome your feedback.Richard Goyder, AOChair of the Nominations and Governance Committee 25 February 2025 88WOODSIDE ENERGY GROUP LTD

4.1.1 Corporate governance at Woodside

Woodside's corporate governance model is illustrated in the diagram below. The Woodside Management System (WMS) describes the Woodside way of working, enabling Woodside to understand and manage its business to achieve its objectives. It defines the boundaries within which Woodside employees and contractors are expected to work. The WMS establishes a common approach to how we operate, wherever the location.



Stakeholders
Board
Audit & Risk Committee
Human Resources & Compensation Committee
Chief Executive Officer
Nominations & Governance Committee
Sustainability Committee
Independent Assurance
Management Governance and Assurance
External Audit
Internal Audit
Strategy
Risk Management
WOODSIDE MANAGEMENT SYSTEM
Including Woodside Values and Policies
Authorities
Operating Structure

Woodside must comply with applicable provisions of the *Corporations Act 2001* (Cth), ASX Listing Rules, and other relevant Australian and international laws, including the NYSE Listed Company Manual and US securities laws applicable to Woodside as a foreign private issuer.

This Corporate Governance Statement (Statement) reports on Woodside's key governance principles and practices.

The ASX Listing Rules require Woodside to report on the extent to which it has followed the Corporate Governance Recommendations contained in the fourth edition of the ASX Corporate Governance Council's Principles and Recommendations (ASXCGC Recommendations). The NYSE Listing Rules and US securities laws also require Woodside to report on its governance arrangements and governance code.

The ASXCGC Recommendations are publicly available at https://www.asx.com.au/documents/asx-compliance/cgc-principles- and-recommendations-fourth-edn.pdf.

The ASXCGC Recommendations are not incorporated by reference to this Statement. As shown in this Statement, throughout the year, Woodside complied with all ASXCGC Recommendations. Woodside is also subject to certain governance requirements of the NYSE and the SEC. The section 'Differences from NYSE corporate governance requirements' provides further information.

The Statement is current as at 25 February 2025 (unless otherwise specified) and has been approved by the Board.

All Board and Committee Charters and copies of the policies and documents referred to in this Statement are available on the Corporate Governance and Policies section of our website at woodside.com.

2024 ANNUAL REPORT 89

4.1.2 Board of Directors BOARD ROLE AND RESPONSIBILITIES The Woodside Energy Group Ltd Constitution provides that the business and affairs of Woodside are to be managed by or under the direction of the Board. The central role of the Board is to set Woodside’s strategic direction, to select and appoint a Chief Executive Officer (CEO) and to oversee Woodside’s management and business activities. The Board’s role, powers, duties and functions are formalised in a Board Charter. The Charter sets out the matters and functions that are specifically reserved to the Board and the powers that are delegated to the CEO and management. The Board Charter and the delegation of Board authority to the CEO and management are reviewed regularly. Some of the key activities of the Board undertaken during the year include overseeing:• The review of Woodside’s strategy and providing input and guidance including on management’s execution of strategy • Monitoring the potential impacts of certain macroeconomic and geopolitical events on the global energy market • Woodside’s plans to support its emissions targets and goals • Management’s response to key safety events, including the tragic death of an employee of one of OCI’s construction contractors at the Beaumont New Ammonia site1 • Management’s response to policy and regulatory developments, including legal challenges to regulatory decision making in Australia • The acquisition of OCI Clean Ammonia Holding B.V. and its1.1 Mtpa lower-carbon ammonia project in Beaumont, Texas• The sale of a 15.1% non-operating participating interest in the Scarborough Joint Venture to JERA2 • The acquisition of Tellurian Inc. and its US Gulf Coast Driftwood LNG development opportunity • The acquisition of Chevron’s interests in the North West Shelf (NWS) Project, the NWS Oil Project and the Angel Carbon Capture and Storage (CCS) Project, in exchange for Woodside’s interests in the Wheatstone Project and the Julimar-Brunello Project3 • The progression of CCS studies and the H2OK hydrogen project • The progression of the Scarborough Energy Project • The progression of the Trion Project • The commencement of production from the Sangomar Project • The appointment of two new Directors to the Board • The appointment of a new Group Company Secretary • Revisions to the leadership structure and Executive Leadership Team effective August 20244 • Woodside’s de-listing from the London Stock Exchange.5 BOARD COMPOSITION The Woodside Energy Group Ltd Constitution provides that Woodside Energy Group Ltd is not to have more than 12, nor less than three Directors. At the date of this report, the Board is comprised of 10 independent Non-Executive Directors and the CEO. The following page shows each of the current Directors and those Directors who served during the year and the date of their appointment as a Director. 1. OCI’s investigation into the incident is ongoing at this time. 2. The transaction completed on 31 October 2024 as announced on the same date. 3. Completion of the transaction is subject to customary conditions precedent, including applicable State and Federal regulatory approvals, relevant third-party consents and pre-emption rights of the continuing joint venture participants. 4. Details of Woodside’s senior executives are set out in section 4.1.4 – Executive Leadership Team. 5. As announced on 16 October 2024, as of 08:00 (GMT) on 20 November 2024, Woodside delisted from the London Stock Exchange (LSE). Information about Woodside’s material activities as previously disclosed to the LSE are available on Woodside’s website. 90WOODSIDE ENERGY GROUP LTD

Richard Goyder, AO BCom, FAICD Chair: Chair since April 2018. Term of office: Director since August 2017, reelection required at AGM in 2027.Independent: Yes Country of residence: Australia Experience: Mr Goyder spent 24 years with Wesfarmers Limited, where he served as Managing Director and Chief Executive Officer from 2005 to late 2017. Mr Goyder also served as Chair of the Australian B20 (the key business advisory body to the international economic forum which includes business leaders from all G20 economies) from February 2013 to December 2014. Committee membership: Chair of the Nominations & Governance Committee. Attends other Board Committee meetings. Current directorships/other interests: Chair: Perron Group (from March 2025), Channel 7 Telethon Trust (since 2018), West Australian Symphony Orchestra (WASO) (since 2018) and Australian Football League Commission (since 2017). Other directorships of listed entities within the past three years: Qantas Airways Limited (2018 until September 2024).Meg O’Neill BSc (Ocean Engineering), BSc (Chemical Engineering), MSc (Ocean Systems Management) CEO and Managing Director Term of office: Director since August 2021.Independent: No Country of residence: Australia Experience: Ms O’Neill joined Woodside in 2018 and has performed a number of senior executive positions including Chief Operations Officer, Executive Vice President Development and Executive Vice President Development and Marketing. From April 2021 to August 2021, Ms O’Neill was acting CEO until she was formally appointed to the position. Prior to joining Woodside, Ms O’Neill spent 23 years with ExxonMobil in a variety of technical, operational and senior leadership roles. Committee membership: Attends Board Committee meetings. Current directorships/other interests: Chair: Australian Energy Producers (since 2022). Director: American Petroleum Institute (API) (since 2022), WA Venues & Events Pty Ltd (WAVE) (since 2019), West Australian Symphony Orchestra (WASO) (since 2019), Business Council of Australia (since November 2024) and Reconciliation Western Australia (from 2021 until December 2024). Member: Chief Executive Women, National Petroleum Council (US) and UWA Business School Advisory Board (resigned January 2025). Other: Honorary Governor of the American Chamber of Commerce (AmCham). Other directorships of listed entities within the past three years: Nil.Larry Archibald BSc (Geosciences), BA (Geology), MBA Term of office: Director since February 2017, re-election required at AGM in 2026.Independent: Yes Country of residence: USA Experience: Mr Archibald previously worked at ConocoPhillips, where he spent eight years in senior executive positions including Senior Vice President, Business Development and Exploration and Senior Vice President, Exploration. Prior to joining ConocoPhillips, Mr Archibald spent 29 years at Amoco from 1980 to 1998 and BP from 1998 to 2008 in various positions including leading exploration programs covering many world regions. Committee membership: Audit & Risk, Sustainability and Nominations & Governance Committees. Current directorships/other interests: Chair: University of Arizona Geosciences Advisory Board (since 2019). Other directorships of listed entities within the past three years: Nil. 2024 ANNUAL REPORT91

Ashok Belani MS EngineeringTerm of office: Director since January 2024, reelection required at AGM in 2027.Independent: Yes Country of residence: USA Experience: Mr Belani joined SLB (formerly Schlumberger) in 1980 and served as a senior executive of SLB from 2011 until his retirement in 2022. Mr Belani held several senior executive roles at SLB including President Reservoir Characterization, and Executive Vice President Technology. Most recently, he served as SLB’s Executive Vice President New Energy where he was responsible for deploying differentiated technologies and practices to decarbonise exploration and production operations, and the development of new avenues of growth in emerging markets with carbon-neutral technologies. Mr Belani continues to work as a senior advisor to SLB. Committee membership: Member of the Sustainability, Audit & Risk and Nominations & Governance Committees. Current directorships/other interests: Director: Gentari Sdn. Bhd. (since 2023), Enervenue, Inc. (since 2021) and AMGreen Group (since 2024). Member: Board of AStar, the agency for science and technology for the Government of Singapore. Other directorships of listed entities within the past three years: Nil.Arnaud Breuillac MSc EngineeringTerm of office: Director since March 2023, reelection required at AGM in 2026.Independent: Yes Country of residence: France Experience: Mr Breuillac had a 40-year career with TotalEnergies SE, including as President Middle East, Senior Vice President E&P, Continental Europe and Central Asia, and seven years as President Exploration & Production before his retirement at the end of 2021. From 2021 to 2022, Mr Breuillac continued as senior advisor to the Chair and Chief Executive Officer of TotalEnergies. Committee membership: Chair of the Human Resources & Compensation Committee. Member of the Sustainability and Nominations & Governance Committees. Current directorships/other interests: Director: Trident Energy Ltd (since 2022) and Géosel Manosque SAS (since 2022). Member: Board of ACL (Association des diplomes de l’ECL). Other: President of ECL (Ecole Centrale de Lyon) Endowment Fund. Other directorships of listed entities within the past three years: Nil.Swee Chen Goh BSc (Information Science), MBA Term of office: Director since January 2020, reelection required at AGM in 2026.Independent: Yes Country of residence: Singapore Experience: Ms Goh joined Shell in 2003 and was the Chair of Shell Companies in Singapore from 2014 until her retirement in 2019. During her tenure at Shell, Ms Goh served on the boards of a number of Shell joint ventures in China, Korea and Saudi Arabia. Prior to joining Shell, Ms Goh worked at Procter & Gamble and IBM. Committee membership: Member of the Human Resources & Compensation, Sustainability and Nominations & Governance Committees. Current directorships/other interests: Chair: Nanyang Technological University (since 2021) and National Arts Council (since 2019). Director: Carbon Solutions Holdings Pte Ltd (since 2022), Carbon Solutions Platform Pte Ltd (since 2022), Carbon Solutions Investments Pte Ltd (since 2022), Carbon Solutions Services Pte Ltd (since 2022), JTC Corporation (since 2022), Singapore Airlines Ltd (since 2019), Singapore Power Ltd (since 2019), Resilience Collective Singapore (since 2019) and Honour Singapore (since 2021). Member: Singapore Legal Services Commission, Centre for Liveable Cities Advisory Panel and Singapore Research, Innovation and Enterprise Council. Other directorships of listed entities within the past three years: CapitaLand Investment Limited (2017 to 2022). 92WOODSIDE ENERGY GROUP LTD

Ian Macfarlane Former Australian Federal Minister (Resources; Energy; Industry and Innovation), FAICD Term of office: Director since November 2016, re-election required at AGM in 2026.Independent: Yes Country of residence: Australia Experience: Mr Macfarlane was Australia’s longest serving Federal Resources and Energy Minister, and the Coalition’s longest serving Federal Industry and Innovation Minister, with over 14 years of experience in both Cabinet and shadow ministerial positions. Prior to entering politics, Mr Macfarlane was the President of the Queensland Graingrowers Association from 1991 to 1998 and the President of the Grains Council of Australia from 1994 to 1996. Committee membership: Member of the Human Resources & Compensation, Sustainability and Nominations & Governance Committees. Current directorships/other interests: Director: Australian Composites Manufacturing Cooperative Research Centre (previously Sovereign Manufacturing Automation for Composites Cooperative Research Centre) (since 2023). Member: Fellow of the Australian Institute of Company Directors and Toowoomba Community Advisory Committee of the University of Queensland Rural Clinical School. Other directorships of listed entities within the past three years: Nil.Angela Minas MBA Finance and Accounting, BA Managerial Studies Term of office: Director since April 2023, re- election required at AGM in 2026.Independent: Yes Countries of residence: Greece and USA Experience: Ms Minas is an experienced financial executive with strong capital markets experience, including six years as a public company Chief Financial Officer (CFO) and Chief Accounting Officer at Constellation Energy Partners LLC and CFO at DCP Midstream LLC. Ms Minas spent the first 20 years of her career in financial advisory and management consulting, including as Arthur Andersen’s Partner leading the North American oil and gas consulting practice and at Leidos (formerly known as SAIC) as Senior VP, global consulting leader. Committee membership: Member of the Audit & Risk, Sustainability and Nominations & Governance Committees. Current directorships/other interests: Director: Vallourec S.A. (since 2021). Member: Rice University Business School Board of Advisors, National Association of Corporate Directors, Women Corporate Directors. Other directorships of listed entities within the past three years: Westlake Chemical Partners (2016 to 2023) and Crestwood Equity Partners L.P. (2022 to 2023).Tony O’Neill BAS (Mining Technology), MBA Term of office: Director since June 2024, election required at AGM in 2025.Independent: Yes Countries of residence: Australia and United Kingdom Experience: Mr O’Neill joined Anglo American in 2013 and retired in 2022 as Group Technical Director. Mr O’Neill served on the boards of a number of Anglo American subsidiaries including Anglo American Plc, Anglo American Platinum and De Beers. During the course of his career, Mr O’Neill has been involved in many technology ventures and mining industry sustainability initiatives. Committee membership: Member of the Audit & Risk, Sustainability and Nominations & Governance Committees. Current directorships/other interests:Director: Nil. Member: Fellow of the Royal Academy of Engineering (UK) and the Institute of Materials, Minerals and Mining (UK). Other directorships of listed entities within the past three years: Anglo American Plc (2013 to 2022).2024 ANNUAL REPORT93

Ann Pickard

BA, MA

Term of office: Director since February 2016, re-election required at AGM in 2025.

Independent: Yes

Country of residence: USA

Experience: Ms Pickard joined Shell in 2000 and served in a number of senior executive positions including as the Director, Global Business and Strategy and as a member of the Shell Gas & Power Executive Committee. Ms Pickard retired from Shell in 2016. Prior to joining Shell, Ms Pickard spent 11 years with Mobil before its merger with Exxon in 1999.

Committee membership: Chair of the Sustainability Committee. Member of the Human Resources & Compensation and Nominations & Governance Committees.

Current directorships/other interests:

Director: Noble Corporation Plc. (from 2021 until May 2025) and KBR Inc (since 2015).

Member: University of Wyoming Foundation Board.

Other directorships of listed entities within the past three years: Nil.



Ben Wyatt

LLB, MSc

Term of office: Director since June 2021, re-election required at AGM in 2025.

Independent: Yes

Country of residence: Australia

Experience: Mr Wyatt served in the Western Australian Legislative Assembly for 15 years, including as the Western Australian Treasurer and Minister for Finance, Energy, Aboriginal Affairs and Lands. Additionally, Mr Wyatt held various shadow cabinet portfolios including Shadow Treasurer (2008 to 2017) and responsibility for Native Title and the Pilbara.

Prior to entering Parliament, Mr Wyatt practised as a lawyer in both private practice and with the Western Australian Office of the Director of Public Prosecutions.

Committee membership: Chair of the Audit & Risk Committee. Member of the Human Resources & Compensation and Nominations & Governance Committees.

Current directorships/other interests:

Director: Rio Tinto Ltd (since 2021), West Coast Eagles (since 2021), Perth International Arts Festival (since 2021) and Telethon Kids Institute (since 2021).

Member: UWA Business School Advisory Board, Australian Institute of Company Directors and Australian Capital Equity Pty Ltd Advisory Committee Board.

Other directorships of listed entities within the past three years: APM Group (2022 until 2024).

Frank Cooper, AO

BCom, FCA, FAICD

Independent: Yes

Experience: Mr Cooper retired on 24 April 2024 after having served more than 11 years on Woodside's Board of Directors.

Throughout his tenure, Mr Cooper served on a number of Woodside Board Committees including as Chair of the Audit & Risk Committee and as a member of the Human Resources & Compensation and Nominations & Governance Committees.

Gene Tilbrook

BSc, MBA, FAICD

Independent: Yes

Experience: Mr Tilbrook retired on 28 February 2024 after having served more than nine years on Woodside's Board of Directors.

Mr Tilbrook served on a number of Woodside Board Committees as a member of the Audit & Risk, Human Resources & Compensation (of which he was appointed Chair from 2019 to 2023) and Nominations & Governance Committees.

Woodside acknowledged Mr Tilbrook's significant contribution to the company on his passing in August 2024.

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DIRECTOR AND SENIOR EXECUTIVE APPOINTMENT, INDUCTION TRAINING AND CONTINUING EDUCATION

All new Non-Executive Directors are required to sign a letter of appointment which sets out the key terms and conditions of their appointment, including duties, rights and responsibilities, the time commitment envisaged, and the Board's expectations regarding their involvement with committee work.

Executive Directors and other senior executives enter into employment agreements which govern the terms of their employment. Woodside undertakes extensive background and screening checks prior to appointing senior executives. Details of Woodside's senior executives are set out in section 4.1.4 – Executive Leadership Team.

Woodside also undertakes extensive background and screening checks prior to nominating a Director for election by shareholders, including checks as to character, experience, education, criminal record and bankruptcy history. Woodside provides to shareholders all material information in its possession concerning the Director standing for election or re-election in the explanatory notes accompanying the notice of meeting.

Induction training is provided to all new Directors. It includes a comprehensive induction manual, discussions with the CEO and senior executives, and the option to visit Woodside's principal operations either upon appointment or with the Board during future site tours.

Directors complete questionnaires annually to facilitate the Board's assessment of each Director's skills and knowledge required to discharge their obligations to Woodside. The Board considers at least annually the need for new and existing Directors to undertake professional development to develop and maintain the skills and knowledge needed to perform their role as Directors effectively, and provides Directors the opportunity to develop and maintain the required skills and knowledge. Directors attend continuing professional education sessions, including industry seminars and approved education courses, which are paid for by Woodside, where appropriate.

DIRECTOR REMUNERATION

Details of remuneration paid to Directors (Executive and Non-Executive) are set out in the 2024 Remuneration Report in section 4.3 – Remuneration Report. The Remuneration Report also contains information on Woodside's policy and practice for determining the nature and amount of remuneration for Non-Executive Directors, Executive Directors and senior executives and the relationship between the policy and company performance.

BOARD ACCESS TO INFORMATION AND INDEPENDENT ADVICE

Subject to the Directors' Conflict of Interest Policy, Directors have direct access to members of company management and to company information in the possession of management. Directors are entitled to obtain independent legal, accounting or other professional advice at Woodside's expense where a request for such advice is approved by the Chair. In the case of a request made by the Chair, approval is required by a majority of the Non-Executive Directors.

Director attendance at meetings

Directors in office, Committee membership and Directors' attendance at meetings during 2024

Director	Board		Audit & Risk		Human Resources & Compensation		Sustainability		Nominations & Governance	
	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]
Executive Director										
Meg O'Neill	13	13		8		5		4		5
Non-Executive Director										
Larry Archibald	13	13	8	8		5	4	4	5	5
Ashok Belani[3]	13	12	8	8		5	4	3	5	4
Arnaud Breuillac	13	13		8	5	5	4	4	5	5
Swee Chen Goh	13	10		6	5	5	4	4	5	5
Richard Goyder	13	13		8		5		4	5	5
Ian Macfarlane	13	13		8	5	5	4	4	5	5
Angela Minas	13	13	8	8		5	4	4	5	5
Tony O'Neill[3]	8	8	5	3		2	2	2	3	3
Ann Pickard	13	13		7	5	5	4	4	5	5
Ben Wyatt	13	12	8	8	5	5		4	5	5
Frank Cooper[4]	5	5	2	2	2	2	1	1	2	2
Gene Tilbrook[4]	3	3	2	2	2	2	1	1	1	1

● Current Chair ● Current Member ○ Retired

1. 'Held' indicates the number of meetings held during the period of each Director's tenure. Where a Director is not a member but attended meetings during the period, then only the number of meetings attended rather than held is shown.
2. 'Attended' indicates the number of meetings attended by each Director, during the period of each Director's tenure. All Directors are entitled to and generally attend meetings of the standing Committees.
3. Mr Belani was appointed on 29 January 2024 and Mr O'Neill was appointed on 3 June 2024.
4. Mr Cooper retired at the 2024 Annual General Meeting on 24 April 2024 and Mr Tilbrook retired on 28 February 2024.

2024 ANNUAL REPORT 95

BOARD PERFORMANCE EVALUATION The Nominations & Governance Committee is responsible for determining the process for evaluating Board performance. Board performance evaluations are conducted annually. In 2024, an external consultant was engaged to conduct a Board performance evaluation. The evaluation process involves questionnaires and interviews with Directors. The report on Board and Committee performance is provided to all Directors and discussed by the Board. The report on the Chair’s performance is provided to the Chair and two Committee Chairs for discussion. A report on each individual Director is also provided to the individual and to the Chair. The Chair meets individually with each Director to discuss the findings of their report. The Board, through the Nominations & Governance Committee, considers and discusses the final report in detail. The performance of each Director retiring at the next AGM is taken into account by the Board in determining whether or not the Board should support the re-election of the Director. The Directors seeking re-election will be asked to reconfirm that they have sufficient time to meet their responsibilities. The Human Resources & Compensation Committee reviews and makes recommendations to the Board on the criteria for the evaluation of the performance of the CEO. The Board conducts the evaluation of the performance of the CEO and considers senior executive succession planning. In 2024, performance evaluations for the Board, its Committees, Directors and senior executives took place in accordance with the process disclosed above, and in the section on ‘Performance evaluation of Executive Leadership Team’ on page 103 and in the Remuneration Report. DIRECTORS’ RETIREMENT AND RE-ELECTION The Woodside Energy Group Ltd Constitution sets out the requirements for the retirement and re-election of Directors. With the exception of the CEO/Managing Director, Directors must retire at the third AGM following their election or most recent re-election. At least one Director must stand for election at each AGM. Board support for a Director’s re-election is not automatic and is subject to satisfactory Director performance and assessment of overall Board composition and capabilities. DIRECTOR INDEPENDENCE In accordance with the Policy on Independence of Directors, the Board assesses independence with reference to whether a Director is non-executive, not a member of management and is free of any business or other relationship that could materially interfere with, or could reasonably be perceived to materially interfere with, the independent exercise of their judgement. In making this assessment, the Board considers all relevant facts and circumstances. In particular, the Board focuses on the factors relevant to assessing the independence of a Director set out in Box 2.3 of the ASXCGC Recommendations. The Board has reviewed the independence of each of the Non-Executive Directors in office at the date of this Statement anddetermined that they are all independent. The CEO, Meg O’Neill, is not considered independent as she is an Executive Director and a member of management. CONFLICTS OF INTEREST The Board has approved a Directors’ Conflict of Interest Policy which applies if there is, or may be, a conflict between the personal interests of a Director, or the duties a Director owes to another company, and the duties the Director owes to Woodside. Directors are required to disclose circumstances that may affect, or be perceived to affect, their ability to exercise independent judgement so that the Board can assess independence on a regular basis. Under the Woodside Energy Group Ltd Constitution, Directors must comply with the Corporations Act 2001 (Cth) in relation to disclosure and voting on matters involving material personal interests. Subject to the Corporations Act 2001 (Cth): • a Director may be counted in a quorum at a Board meeting that considers, and may vote on, any matter in which that Director has an interest. • Woodside may proceed with any transaction that relates to the interest and the Director may participate in the execution of any relevant document by or on behalf of Woodside. • the Director may retain benefits under the transaction even though the Director has an interest. • Woodside cannot avoid the transaction merely because of the existence of the interest. AREAS OF COMPETENCE AND SKILLS OF THE BOARD OF DIRECTORS Each year, the Board, on the recommendation of the Nomination & Governance Committee, reviews and determines the composition and size of the Board, including succession plans, such that the Non-Executive Directors collectively bring the skills, knowledge and experience necessary to direct Woodside going forward. To assist with this review, each year the Nomination & Governance Committee evaluates and adopts a Director competencies matrix that the Committee determines is appropriate for Woodside’s operations, strategy and risks. In 2024, Directors were asked to confirm their competencies against the competencies matrix, through a process coordinated by an external consultant. As part of this process, three classifications were established for each competency, being ‘Expert/ Advanced’ and ‘General’ and ’Limited’, along with criteria for each of these classifications. Directors then participated in interviews facilitated by the external consultant, who assisted in the calibration of each Director’s individual competence and skill. Based on the outcome of the 2024 review, the Board considers that they collectively have a combination of skills and experience which are necessary to direct Woodside in accordance with high standards of corporate governance and oversee Woodside’s management and business activities. The Director competencies matrix and the outcome of the 2024 review are set out below. The Board also uses this competencies matrix to identify potential areas of focus for Director recruitment and to identify any professional development opportunities that may benefit Directors. 96WOODSIDE ENERGY GROUP LTD

Director competencies matrix 2024 Area of Competence and Skill Description Results Leadership and Culture Business leadership Senior leadership in a large and complex organisation Public listed company experience Senior leadership in a public listed company Woodside values and behaviours Alignment with Woodside’s Values Finance Financial acumen, accounting and Qualifications in finance disciplines and has senior executive or equivalent audit experience in financial accounting and reporting and internal financial controls Insurance Experience in material insurance activities and strategy in a public listed company or large and complex organisation Taxation Understanding material taxation implications in the oil and gas industry, or similarly complex industries Business Strategy Corporate financing and treasury Senior executive or equivalent experience or background in corporate financing and/or treasury management Business strategy Record of development and oversight of business strategy and competitive business analysis Capital projects Experience or background in capital intensive and long-term projects and investments Commercial Gas/LNG marketing Experience in marketing of oil and gas products including an understanding of Woodside’s value chain Mergers and acquisitions Experience in merger and acquisition transactions raising complex financial, regulatory and operational issues Business development Experience in customer and supplier relationships and in new business opportunities Legal and regulatory compliance Experience in ensuring compliance with laws and regulations applicable to Woodside business activity US regulatory compliance Experience in US SEC reporting and SOX requirements Risk management Experience in recognising and managing risks which have the potential to materially impact the achievement of business objectives Sustainability and Stakeholder Management Health and safety Relevant experience in workplace health and safety and process safety including controlling risks and impacts across the value stream Community relations Experience in engagement with a range of key stakeholders at national, regional and local levels, including First Nations peoples, government, community and non-government organisations Corporate governance Experience in the management of the highest standards of corporate governance Environment Experience in the management of environmental performance including managing resources and emissions and understanding potential environmental risks and opportunities, including those related to nature and biodiversity Public and regulatory policy Experience in government affairs and public and regulatory policy Climate Change Policy and legal risks Experience in navigating policy reforms that promote adaptation to and mitigation of climate change. Experience in managing climate change risks including uncertainty surrounding future regulatory frameworks Market Experience in managing climate change risks and opportunities including changes in product markets, capital markets and supply chains Technology Experience in overseeing technological improvements or innovations that support the transition to a lower-carbon economy Reputation Experience in managing climate change risks including increased stakeholder expectations, and the ability to attract and retain talent Expert/Advanced General Limited 2024 ANNUAL REPORT97

Director competencies matrix 2024

Area of Competence and Skill	Description	Results
People and Capability		
People and culture	Experience in people management and succession planning, performance and organisational culture	
Industrial relations	Experience in industrial relations	
Remuneration	Experience in remuneration policy and application including linking remuneration to strategy	
Industry		
Oil and gas experience	Experience in exploration, development, or operations in the oil and gas industry	
Major projects	Experience in successfully delivering large projects	
New energy, lower-carbon services and renewables	Experience in new and emerging energy products, lower-carbon services and renewables industries and businesses	
Technology	Track record of successfully delivering technology strategy to maintain competitive advantage	
Digital and innovation	Experience in using digital as a value enabler and implementing and reviewing business transforming technology and innovation strategies including artificial intelligence	
Cybersecurity	Experience in managing cybersecurity risks and digital disruption	
International		
International oil and gas exploration, development and production	Experience in identifying, acquiring, developing and exploring reserves in international jurisdictions	
International experience	Experience in regions and countries related to Woodside's strategy and activities	


Expert/Advanced General Limited

The Board supplements its expertise with internal and external subject matter experts as appropriate (for example, regular attendance at Board meetings by relevant executives and other independent advisers). The Sustainability Committee received regular briefings and education on climate change from Woodside's senior executive responsible for climate change, to inform its oversight of related matters with input from climate change science and expert advice.

CHAIR

The Chair of the Board, Richard Goyder, is an independent, Non-Executive Director and an Australian resident and citizen.

The Chair is responsible for leadership and effective performance of the Board and for the maintenance of relations between the Directors and management which are open, cordial and conducive to productive cooperation, and which facilitate robust dialogue, debate and constructive challenge in response to key issues and emerging risks. The Board has arrangements in place to ensure ongoing leadership if unforeseen circumstances mean Mr Goyder is not available. Mr Goyder's office is located in Woodside's headquarters in Perth, Western Australia. The Non-Executive Directors are satisfied that Mr Goyder commits the time necessary to discharge his role effectively. The Chair's responsibilities are set out in more detail in the Board Charter.

COMPANY SECRETARIES

Details of the Company Secretaries are set out in section 4.2 – Directors' report – Company Secretaries. All Directors have direct access to the Company Secretaries who are accountable directly to the Board, through the Chair, on all matters to do with the proper functioning of the Board and its Committees. The Company Secretaries' responsibilities are set out in more detail in the Board Charter.

BOARD SUCCESSION PLANNING

The Board manages its succession planning with the assistance of the Nominations & Governance Committee which annually reviews the size, composition and diversity of the Board. In conducting the review, the Board skills matrix and the tenure of each Director is considered.

The Nominations & Governance Committee is also responsible for evaluating Board candidates and recommending individuals for appointment to the Board. The Committee evaluates prospective candidates against a range of criteria including the skills, experience, expertise and diversity that will best complement Board effectiveness at the time. The Board may engage an independent recruitment firm to undertake a search for suitable candidates.

The section on the 'Board composition' contains information about recent changes to the Board's composition.

98 WOODSIDE ENERGY GROUP LTD

4.1.3 Board Committees The Board has four standing committees to assist in the discharge of its responsibilities. The Committees operate principally in a review or advisory capacity, except in cases where powers are specifically conferred on a Committee by the Board. Each Committee has a Charter, detailing its role, duties and membership requirements. The Committee Charters are reviewed regularly and updated as required. Membership of the Committees is based on Directors’ qualifications, skills and experience. Each Standing Committee is comprised of: The Audit & Risk Committee, the Human Resources & Compensation Committee and the Sustainability Committee have additional membership requirements as set out in their respective Charters. Each Committee is entitled to seek information from any employee of Woodside and to obtain any professional advice it requires in order to perform its duties. All Directors are entitled to and generally attend meetings of the Standing Committees. Directors’ attendance at Board and Committee meetings can be found on page 95. • only Non-Executive Directors • at least three members, the majority of whom are independent • a Chair appointed by the Board who is one of the independent Non-Executive Directors. Audit & Risk Committee Assists with overseeing Woodside’s financial reporting, compliance with legal and regulatory requirements, risk management and the internal and external audit functions in accordance with the Committee Charter. Members • Ben Wyatt (Committee Chair from 25 April 2024, following the retirement • Angela Minas of Frank Cooper) • Tony O’Neill (from June 2024) • Larry Archibald • Ashok Belani (from January 2024) Some of the 2024 key activities undertaken by the Committee include: • Overseeing developments in accounting, financial reporting and taxation • Reviewing the Group’s key risks and management of contemporary and relevant to Woodside emerging risks such as cybersecurity, conduct risk, technology and • Reviewing significant accounting policies and practices innovation, privacy and data breaches, sustainability and climate change • Reviewing and making recommendations to the Board for the adoption of • Overseeing matters and informing the Board of any material concerns the Group’s half-year and annual Financial Statements raised under the Code of Conduct, the Anti-Bribery and Corruption Policy and the Whistleblower Policy which call into question the culture of the • Approving the fees and reviewing the external auditor’s scope and plan organisation for the 2024 external audit, considering and approving non-audit services • Reviewing and endorsing amendments to the Reserves and Resources provided by the external auditor and reviewing the independence and Policy, Code of Conduct and the Whistleblower Policy performance of the external auditor • Reviewing Internal Audit reports and material post-investment reviews • Undertaking ongoing shareholder and other external and internal and approval of the 2025/2026 Internal Audit program stakeholder engagement • Overseeing the ongoing integration activities in connection with the • Informing the Board of Woodside’s compliance with material legal and merger with BHP Petroleum including Sarbanes-Oxley compliance and regulatory requirements and any conduct that is materially inconsistent monitoring SAP S/4 HANA migration with Woodside’s Values or Code of Conduct. • Overseeing the ongoing integration activities in connection with Woodside’s acquisition of Tellurian Inc. and OCI Clean Ammonia Holding B.V. • Reviewing Woodside’s future dividend approach and operation of the distributable profits reserve Audit committee financial expert Woodside’s Board has determined that Angela Minas, who currently serves as a member of the Audit & Risk Committee, meets the audit committee financial expert requirements under SEC Rules. The Board has also determined that she is independent under applicable NYSE Listing Rules. 2024 ANNUAL REPORT99

Nominations & Governance Committee

Assists the Board with reviewing Board composition, performance and succession planning, including identifying, evaluating and recommending candidates for the Board in accordance with the Committee Charter.

Members

- Richard Goyder (Committee Chair)
- Larry Archibald
- Ashok Belani (from January 2024)
- Arnaud Breuillac
- Swee Chen Goh
- Ian Macfarlane
- Angela Minas
- Tony O'Neill (from June 2024)
- Ann Pickard
- Ben Wyatt

Some of the 2024 key activities undertaken by the Committee include:

- Identifying and recommending to the Board new Directors to join the Woodside Board in 2024
- Reviewing the size and composition of the Board
- Reviewing the Director skills and competencies matrix
- Reviewing the Directors' material interests
- Overseeing Board succession planning
- Recommending to the Board Directors for re-election
- Recommending for Board approval the Woodside Corporate Governance Statement
- Approving the process for the annual Board performance evaluation
- Reviewing Woodside's governance framework and practices.

Human Resources & Compensation Committee

Assists with establishing human resources and compensation policies and practices in accordance with the Committee Charter.

Members

- Arnaud Breuillac (Committee Chair)
- Swee Chen Goh
- Ian Macfarlane
- Ann Pickard
- Ben Wyatt

Some of the 2024 key activities undertaken by the Committee include:

- Considering industrial relations issues relevant to Woodside's onshore and offshore assets
- Approving changes to the leadership structure, including the appointment and remuneration packages of executives reporting directly to the CEO
- Considering Woodside's organisation design and policy changes required to meet changing regulatory requirements
- Overseeing amendments to Woodside's employee and executive equity plans
- Overseeing Woodside's response to Australian and US legislative and corporate governance developments, including Workplace Gender Equality Agency legislation reforms, and stakeholder feedback, in relation to employment and remuneration matters relevant to Woodside
- Reviewing and endorsing amendments to the Remuneration Policy
- Reviewing Woodside's remuneration policies globally and practices and considering advice on the remuneration of Woodside's key management personnel
- Reviewing Woodside's recruitment and retention strategies
- Oversight of programs to assess and monitor culture (such as survey findings), including across all areas of our Integrated Culture Framework (values, safety, risk and compliance)
- Reviewing progress against the 2021-2025 Inclusion and Diversity strategy and consideration of global differences
- Reviewing and making recommendations to the Board on:
  - remuneration of Non-Executive Directors
  - remuneration of the CEO
  - criteria for the evaluation of the CEO's performance
  - incentives payable to the CEO
  - employee equity-based plans
  - the annual Remuneration Report.

100 WOODSIDE ENERGY GROUP LTD

Sustainability Committee

Assists the Board in meeting its oversight responsibilities in relation to Woodsides's sustainability policies and practices in accordance with the Committee Charter.

Members

- Ann Pickard (Committee Chair)
- Larry Archibald
- Ashok Belani (from January 2024)
- Arnaud Breuillac
- Swee Chen Goh
- Ian Macfarlane
- Angela Minas
- Tony O'Neill (from June 2024)

Some of the 2024 key activities undertaken by the Committee include:

- Overseeing Woodside's response to key safety events
- Overseeing Woodside's in-year Scope 1 and 2 GHG emissions performance, and its plans for meeting emissions reduction targets
- Reviewing Woodside's environmental performance, including major incident prevention
- Overseeing the Group's health and personal safety performance
- Considering for Board approval Woodside's approach to climate reporting
- Overseeing Woodside's process safety performance including major incident prevention
- Reviewing Woodside's quality management
- Considering security and emergency management performance, including major incident prevention and response and business continuity
- Reviewing delivery against Woodside's 2021-2025 Reconciliation Action Plan
- Considering Woodside's management of climate change risk and opportunities
- Overseeing and reviewing the performance of Woodside's Climate Transition Action Plan
- Overseeing and reviewing the preparation of the 2024 Climate Update, and approach to climate-related disclosures
- Keeping up to date with Woodside's implementation plan in relation to its involvement in the Oil & Gas Methane Partnership 2.0 (OGMP 2.0) and the UN Environment Program
- Considering First Nations affairs, including cultural heritage and land access matters
- Reviewing Woodside's activities supporting local content in our supply chain
- Overseeing Woodside's social performance and social contribution in our host communities
- Reviewing Woodside's reputational performance and issues of significance to our communities and stakeholders
- Overseeing publication of the Reconciliation Action Plan Report 2023
- Endorsing for Board approval Woodside's Modern Slavery Statement 2023 and reviewing related human rights issues.

2024 ANNUAL REPORT 101

4.1.4 Executive Leadership TeamMark Abbotsford Executive Vice President and Chief Commercial Officer1 BEc (Hons), MPhil, MBA, AMP Joined Woodside: 2002 Experience: Mark leads Woodside’s commercial, marketing and trading teams and is responsible for developing Woodside’s growth opportunities through his leadership of mergers and acquisitions, new energy business development, exploration and new venture teams. Mark has over 20 years of industry experience and has held a number of senior leadership positions across commercial, finance and marketing in various global locations. Prior to joining Woodside, Mark held roles at Treasury (Western Australia) and BHP Iron Ore. External directorships: Board member of the Chamber of Commerce and Industry (WA), GLX Digital and Asia Natural Gas and Energy Association (ANGEA).Julie Fallon Executive Vice President Technical and Energy Development BEng (Hons), (ChemEng), GAICD Joined Woodside: 1998 Experience: Julie is responsible for a range of areas including project development, reserves and subsurface, well and seismic engineering and technology, digital, IT and cybersecurity, and health, safety and environment. Julie has 30 years of industry experience and has held a number of senior leadership roles at Woodside, including Executive Vice President Corporate Services, Senior Vice President Pluto and Senior Vice President Engineering. External directorships: Director and President of the Australian Resources and Energy Employer Association (since August 2024). Advisory Board member of the Chamber of Minerals and Energy of Western Australia. 1. Identified as key management personnel (KMP) 102WOODSIDE ENERGY GROUP LTDTony Cudmore Executive Vice President Sustainability, Policy and External Affairs BA, GCIR Joined Woodside: 2022 Experience: Tony leads Sustainability, Policy & External Affairs. He joined Woodside in 2022 as Executive Vice President Strategy and Climate. Tony has over 20 years of industry experience. Prior to joining Woodside, Tony held senior leadership positions at ExxonMobil and BHP including Chief Public Affairs Officer, and Group Sustainability and Public Policy Officer. External directorships: Nil.Daniel Kalms Executive Vice President and Chief Operating Officer, International1 BEng (Hons) (ChemEng), MBA, GAICD Joined Woodside: 2001 Experience: Daniel is responsible for Woodside’s projects and business operations in the United States, Senegal, Trinidad and Tobago, Mexico and Canada. Daniel has over 25 years of industry experience and has held roles across the breadth of Woodside’s business. Most recently he was Executive Vice President Technical Services and oversaw Woodside’s technical services including engineering, subsurface, technology and digital. External directorships: Board member of United Way of Greater Houston.Andy Drummond Executive Vice President Strategy BEng (Hons) (ChemEng) Joined Woodside: 2022 Experience: Andy is responsible for delivering a global portfolio of growth options. Andy has over 25 years of industry experience. Prior to joining Woodside, Andy held senior leadership positions at BHP and Marathon Oil Corporation, including Vice President of Sustainability and Innovation for BHP’s petroleum business. External directorships: Nil.Ruth Lyall Senior Vice President Human Resources BA (Hons), MHRM, GAICD Joined Woodside: 2010 Experience: Ruth is responsible for human resources and security and global workplace. Prior to her current appointment, Ruth served as Woodside’s Vice President Human Resources, and was the regional head of Human Resources for Woodside’s Australian region. Ruth is a human resources professional with more than 20 years of experience and since joining Woodside in 2010, has led several different parts of the Human Resources function including business partnering and organisational development. External directorships: Nil.

Rebecca McNicol

Senior Vice President Legal and Group General Counsel

BCom, LLB

Joined Woodside: 2011

Experience: Rebecca is responsible for legal, ethics and compliance, company secretariat and internal audit. Rebecca is a solicitor with more than 25 years of legal, mergers and acquisitions and commercial experience and has held a number of senior roles within Woodside including Vice President Legal, Vice President Mergers and Acquisitions and Vice President Commercial. Prior to joining Woodside, Rebecca practised law at Mallesons Stephen Jaques (now King & Wood Mallesons) with a focus on mergers and acquisitions, energy, corporate law and governance.

External directorships: Nil.



Graham Tiver

Executive Vice President and Chief Financial Officer[1]

BBus, FCPA

Joined Woodside: 2022

Experience: Graham is responsible for finance; financial control; treasury; tax; investor relations; governance, risk and compliance; contracting and procurement and business improvement planning. Prior to joining Woodside, Graham spent 28 years with BHP and WMC Resources where he held significant financial, commercial and leadership roles across multiple business sectors. Graham has extensive international experience, having worked in North and South America as well as in a variety of roles around Australia.

External directorships: Advisory Board member of UWA Business School (from March 2025).



Elizabeth (Liz) Westcott

Executive Vice President and Chief Operating Officer Australia[1]

BCom, BEng (Hons), GAICD

Joined Woodside: 2023

Experience: Liz leads Woodside's projects and business operations for Australia, focusing on optimising value across the portfolio and throughout an asset's lifecycle. Liz joined Woodside in 2023 as Executive Vice President Australian Operations, with responsibility for the safe, efficient and reliable operation of Woodside's portfolio of assets across Australia. Liz has over 30 years of industry experience in operations and project roles. Prior to joining Woodside, Liz held senior leadership roles at EnergyAustralia and ExxonMobil spanning strategic planning, operations, project management, and safety, technical and commercial leadership.

External directorships: Nil.

Performance evaluation of Executive Leadership Team

Senior executive performance is reviewed annually, which considers and assesses the executive's performance against a list of key performance indicators.

All senior executives had a performance evaluation in FY2024 and further details are set out in section 4.3 – Remuneration Report. Details of the CEO's performance evaluation (process and outcomes) are set out in section 4.3 – Remuneration Report and "Board Performance Evaluation" on page 96.

1. Identified as key management personnel (KMP)

2024 ANNUAL REPORT 103

4.1.5 Promoting responsible and ethical behaviour OUR VALUES Everything we do is guided by Our Values and inspired by our purpose. We are one team, we care, we innovate every day, our results matter One team We are inspired by our common purpose. We challenge, respect, and back each other. We are inclusive, value diversity, and can be ourselves. We care We keep each other safe. We listen and respond with humility. We respect the environment, operate responsibly, and care for communities. We adapt to the world’s expectations of us. Results matter We go after opportunities and show courage by taking the right risks and learning from our mistakes. We spend and invest as if it’s our money. We are proud of our achievements. Build and maintain trust Trust takes time and effort and will not be taken for granted. We nurture relationships and act with integrity – doing what we say and doing it well. Innovate every day We explore ideas, fi nd creative solutions, and try new ways of doing things to provide the energy the world needs today and low-cost, lower-carbon energy for tomorrow. CODE OF CONDUCT AND ANTI-BRIBERY AND CORRUPTION POLICY Woodside’s Code of Conduct and Anti-Bribery and Corruption Policy (ABC Policy) cover matters such as compliance with laws and regulations, responsibilities to shareholders and the community, sound employment practices, confidentiality, privacy, conflicts of interest, giving and accepting business courtesies and the protection and proper use of Woodside’s assets. All Directors, officers and employees are required to comply with the Code of Conduct and the ABC Policy and managers are expected to take reasonable steps to ensure that employees, contractors, consultants, agents and partners under their supervision are aware of both policies. Material breaches of the Code of Conduct and ABC Policy are reported to the Audit & Risk Committee. WHISTLEBLOWER POLICY Woodside’s Whistleblower Policy documents our commitment to maintaining an open working environment in which Woodside personnel and other stakeholders can report instances of unethical, unlawful or undesirable conduct without fear of intimidation or reprisal. Whistleblower submissions are assessed and investigated in accordance with internal investigation guidance and applicable whistleblower protection laws.The Whistleblower Policy also links the EthicsPoint whistleblower service which is available for submitting anonymous reports of alleged improper conduct. Material incidents reported under Woodside’s Whistleblower Policy are reported to the Audit & Risk Committee and in line with applicable whistleblower protection laws. SECURITIES DEALING POLICY The Woodside Board has adopted the Securities Dealing Policy, which governs the purchase, sale and other dealings of Woodside’s securities by Directors, senior management and employees, and seeks to promote compliance with applicable insider trading laws, rules and regulations. Woodside’s Securities Dealing Policy applies to all Directors, employees, contractors, consultants and advisers. It prohibits Directors and employees from dealing in Woodside’s securities when they are in possession of price-sensitive information that is not generally available to the market. It also prohibits dealings by Directors and certain restricted employees during ‘black-out’ periods, such as during the period between the end of the financial half and full-year and the day following the announcement of the results. The Securities Dealing Policy also sets out our approach to transactions which limit the economic risk of participating in equity-based remuneration schemes. 104WOODSIDE ENERGY GROUP LTD

WORKING RESPECTFULLY POLICY Woodside is committed to a safe, inclusive and respectful working environment. Our culture is underpinned by Our Values and Code of Conduct. Sexual and other unlawful discrimination, bullying and harassment are serious violations of those principles and will not be tolerated. Woodside’s Working Respectfully Policy sets out our expectation for everyone working for and with our employees, contractors and customers to treat others with respect, in line with Our Values, Code of Conduct, and the Working Respectfully Policy.HUMAN RIGHTS POLICY We conduct business in a way that respects the human rights of all people, including our employees, the communities where we are active and those working throughout our supply chains. Woodside’s approach to human rights is set out in our Human Rights Policy and is overseen by the Board. The Board’s Sustainability Committee is responsible for reviewing and making recommendations and endorsements to the Board on Woodside’s Human Rights Policy and performance. PAYMENTS TO POLITICAL ENTITIES FOR BUSINESS ENGAGEMENT Woodside engages with political parties and participates in public policy discussions in jurisdictions in which it operates. Where appropriate and approved through Woodside’s established governance arrangements, we pay to attend Western Australian and Australian political party business engagement events as part of our participation in public policy debate. Woodside does not endorse or donate to campaign funds for any political party, politician or candidate for public office in any country. Woodside’s approach to political contributions is consistent with Australian laws and applicable US law. Woodside publishes political contributions through relevant statutory and sustainability reporting. Australian political financial disclosures are available through the Australian Electoral Commission (AEC) and the Western Australian Electoral Commission in compliance with our reporting requirements. As reported to the AEC, our payments for the financial year 2023/2024 totalled A$79,550, reduced from A$97,550 in 2022/2023. Our contributions for the year ending 30 June 2024 (being the relevant reporting period) are as follows: Value (A$) Australian Labor Party 15,500 Australian Labor Party (Western Australia Branch) 21,800 Liberal Party of Australia 17,800 Liberal Party (WA Division) Inc 11,250 National Party of Australia 13,200 National Party of Australia (WA) Inc 0 Total 79,550 2024 ANNUAL REPORT105

4.1.6 Risk management and internal control RISK MANAGEMENT Approach to risk management Woodside is committed to managing risks in a proactive and effective manner as a source of competitive advantage. Our approach is intended to protect us against potential negative impacts and improve our resilience against emerging risks. These include conduct risk, technology and innovation, cybersecurity, privacy and data breaches, sustainability and climate change. Woodside’s Risk Management Policy describes the manner in which Woodside: • provides a consolidated view of risks across Woodside to understand risk exposure and prioritise risk management and governance • confers responsibility on Woodside staff at all levels to pro-actively identify, assess and treat risks relating to the objectives they are accountable for delivering. The role of the Board and Audit & Risk Committee in risk management The Board is responsible for reviewing and approving Woodside’s risk management framework, policy and performance. The Board is also responsible for satisfying itself that management has developed and implemented a sound system of risk management and internal control. The Board has delegated oversight of the Risk Management Policy, including review (at least annually) of the effectiveness of Woodside’s internal control system and risk management framework, to the Audit & Risk Committee. The Audit & Risk Committee also regularly reviews Woodside’s Risk Appetite Statement, oversees Internal Audit’s activities and reviews Internal Audit’s performance. Management is responsible for promoting and applying the Risk Management Policy. In 2024, the Audit & Risk Committee reviewed and confirmed Woodside’s risk management framework was sound, and that Woodside was operating with due regard to the risk appetite endorsed by the Board.Internal audit function Internal Audit provides assurance that the design and operation of the Group’s risk management and internal control system is effective. A risk-based audit approach is used to ensure that higher risk activities are prioritised in the audit program. Internal Audit is independent of both business management and of the activities it reviews and has all necessary access to management and information to fulfil its role. Internal Audit is staffed by industry professionals including qualified accountants and engineers. The head of Internal Audit is jointly accountable to the Audit & Risk Committee and the Senior Vice President Legal and Group General Counsel. Governance, risk and compliance function The Governance, Risk and Compliance function is responsible for Woodside’s risk management framework, development of risk management capability, and providing risk management oversight to senior levels of management and the Audit & Risk Committee on the strategic risk profile and the Group’s risk management performance. Material risks Our material exposure to risks (including environmental and social risks) and how they are managed are disclosed in section 3.9 – Risk factors. EXTERNAL AUDIT AND REPORTING External auditor In accordance with Woodside’s External Auditor Policy, the Audit & Risk Committee oversees the engagement of Woodside’s external auditor, governed by the External Auditor Guidance Policy. PricewaterhouseCoopers (PwC) is the external auditor of the Group. Internal audit and external audit are separate and independent of each other. The Audit & Risk Committee evaluates the objectivity and independence of the external auditor and the quality and effectiveness of the external audit arrangements, including through: • review of all non-audit services for actual and perceived independence threats; • confirmation that non-audit service fee commitment does not exceed 70% of audit fees for the year; • confirmation that Woodside fees do not exceed 10% of PwC Perth aggregate revenues for the prior period; and • annual review of auditor performance. External auditor independence Woodside’s External Auditor Guidance Policy includes provisions directed at maintaining the independence of the external auditor and assessing whether the proposed provision of any non-audit services by the external auditor is appropriate. It classifies a range of non-audit services which could potentially be provided by the external auditor as acceptable within limits, requiring Audit & Risk Committee pre-approval or are not acceptable. The Audit & Risk Committee reviews the auditor independence annually. The Audit & Risk Committee did not waive the pre-approval requirement under paragraph (c)(7)(i) of Rule 2-01 of SEC Regulation S-X in 2024. Under SEC regulations, the remuneration of the external auditors have been disclosed in Note E.4 to the Financial Statements. The nature of the services comprising each category of fees is described below: • Audit – work that constitutes the agreed fees for the audit of Woodside’s consolidated financial statements, report on Woodside’s internal controls over financial reporting, and statutory audits of Woodside’s controlled entities (including interim reviews). 106WOODSIDE ENERGY GROUP LTD

• Audit-related – includes assurance services and agreed upon procedures. This is work that is outside the scope of the statutory audits of Woodside and its controlled entities but is consistent with the role of the external statutory auditor. The work is reasonably related to the performance of an audit or review, is of a compliance or procedural nature, and is work that the external auditors must or are best placed to undertake and is permissible within the framework of the Sarbanes-Oxley Act and other relevant independence standards. • Tax services – tax related work, including tax compliance services, that is outside the scope of the statutory audits of Woodside and its controlled entities but is permissible within the framework of the Sarbanes-Oxley Act and other relevant independence standards. • Other services – other work that is permissible within the framework of the Sarbanes-Oxley Act and other relevant independence standards. Verification of periodic corporate reports The Board has adopted a Continuous Disclosure and Market Communications Policy (Disclosure Policy) that applies to all disclosures to the market, including periodic corporate reports that are not reviewed or audited by an external auditor. Management has developed practices and guidance material that are intended to verify the integrity of and ensure that periodic corporate reports provide clear, concise and effective disclosure, in accordance with the Disclosure Policy. Authority has been delegated to the Disclosure Committee to ensure the implementation of the reporting and communications processes and controls set out in the Disclosure Policy and associated guidance material. Reports are prepared by, or under the supervision of, subject matter experts and material statements in the reports are reviewed for accuracy. Reports are also reviewed for compliance with applicable legal and regulatory requirements. This process is intended to ensure that all applicable laws, regulations and company policies have been complied with, and that appropriate approvals are obtained before a report is released to the market. CEO and CFO assurance Before approving the Financial Statements for a financial period, the Board receives from the CEO and CFO a declaration stating that: • in their opinion Woodside’s financial records have been properly maintained, comply with the appropriate accounting standards and give a true and fair view of Woodside’s financial position and performance; and • the above opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively; and • the consolidated entity disclosure statement required by section 295(3A) of the Corporations Act 2001 (Cth) is true and correct as at 31 December 2024. 2024 ANNUAL REPORT107

4.1.7 Inclusion and diversity

INCLUSION AND DIVERSITY POLICY

Our Inclusion and Diversity (I&D) Policy outlines our commitment to an inclusive workplace culture and applies throughout Woodside, including the Board and its Committees. The Human Resources & Compensation Committee is responsible for monitoring Woodside's I&D Policy, and for delivering its other objectives as set out in the Human Resources & Compensation Committee Charter which is available on our website at woodside.com.

We focus on creating a culture which encompasses differences in age, nationality, race, ethnicity, national origin, religious beliefs, sex, sexual orientation, intersex status, gender identity or expression, relationship status, disability, neurodiversity, cultural background, thinking styles, experience, family background (including caregiving commitments) and education.

Initiatives to promote inclusion and diversity

Woodside aims to drive I&D and implement the objectives set out in the I&D Policy by, among other things:

- respecting the unique attributes that every individual brings to the workplace and fostering a values-based and leader-led inclusive culture
- providing education and training to better understand inclusivity in the workplace, as well as conducting reviews, undertaking initiatives and measuring the culture of the organisation
- amplifying the voices of employees to inform our activities by enabling Employee Impact Groups and conducting employee surveys
- conducting annual remuneration reviews to gauge equity in compensation, and providing resources and processes to improve the equity of opportunity
- the Board annually reviewing the aspirational goals it has set for achieving improvement in Woodside's I&D indicators and the progress in achieving those objectives:
  - reporting gender equality indicators in accordance with the *Workplace Gender Equality Act 2012* (Cth). Further information is contained in our 2024 submission available on our website at woodside.com
  - focusing on recruiting, developing and retaining Indigenous Australian talent to better represent the communities in which we operate.

2024 MEASURABLE OBJECTIVES

Our 2024 measurable objectives include objectives set out in our I&D Policy. Further information about Board and executive management diversity, including Board commitments to and progress on reaching Board gender equality of 40% male / 40% female / 20% either gender, is on page 110.

2024 measurable objective	Progress
Continue to track the perceived level of inclusion and use inclusion survey insights to inform initiatives to continually improve	• The Our Voice employee survey was completed twice in 2024, with belonging, inclusive culture and inclusive leadership measured. The feedback from this survey has informed our efforts in 2024 and will inform our 2025 priorities.
Embed Respectful Behaviours at Woodside via increasing a 'speak up' culture and proactive employee engagement on this topic	• This year 447 people completed the 3.5 hour Working Better Together – Respectful Behaviours program and 54 people completed the 1.5-hour Respect at Woodside education session. • During 2024, through the Navigator Leadership Program, 1071 employees completed leadership program immersions; and 80 leaders completed the Inclusive Leadership Six Signature Traits course (2 x ½ day sessions). • The Our Voice Survey recorded improvements in employee perception of feeling safe to speak up (62%), and of working in an environment which is free from harassment and discrimination (83%).
Ensure diversity of the Board with consideration for gender, racial and cultural diversity	• As of 31 December 2024, Board diversity included: › 36.4% female representation › 9% LGBTIQA+ representation › country based cultural diversity – Indigenous and non-Indigenous Australian, American, Singaporean Chinese, Indian, Greek and French › racial diversity – 18% Asian, 9% Indigenous Australian, 73% white/Caucasian.
Increase the percentage of Indigenous Australian people employed in leadership roles, mid-career and senior roles and overall	• Establishment of a specialised role dedicated to sourcing Indigenous talent saw mid-career representation rise from 0.8% in 2023 to 1.3% in 2024 (+58%). • Overall participation (including pathway program participants) increased to 5.8% (from 5.7%).
Make progress towards our aspirations to increase the percentage of females employed in leadership roles, trade and technician roles and overall	• The percentage of females employed by Woodside in: › trade and technician roles increased to 11.7% (from 11.2%) › leadership roles increased to 27.8% (from 27.7%) • There was an overall increase to 33.8% (from 33.6%) • Trion I&D strategy developed and moved into implementation phase.

108 WOODSIDE ENERGY GROUP LTD

2024 measurable objective	Progress
Maintain gender balance and meet recruitment goals for Indigenous Australian peoples through all forms of entry to Woodside including pathway programs and experienced hires[1]	• Recruitment results for female representation were: › non-tertiary pathways[2]: 42.9% › summer vacation students: 50.8% › graduates: 48.1% › experienced hires: 40.7% female. • Recruitment results for Indigenous Australian representation were: › non-tertiary pathways: 39.3% › summer vacation students: 4.6% › graduates: 3.7% › experienced hires: 7.9%.
Make progress towards building greater inclusion of people who are differently abled and/or neurodiverse	• Progress has been made with the development of a three-year digital accessibility plan, including ways to embed improvements in procurement of software and hardware to meet Web Content Accessibility Guidelines. • The Workplace Adjustments Guide provides accessibility options for any employee needing them, and events have been held by the employee impact group ADAPT (Advocates for Different Abilities and Personal Traits) to raise awareness.
Support LGBTIQA+ individuals to feel safe to be out at work	• 700 people completed LGBTIQA+ awareness and inclusion related training in 2024. • Woodside achieved silver status in the Australian Workplace Equality Index for LGBTQ workplace inclusion.
Make progress towards achieving racial equity	• Newly developed racial equity training was launched, with 52% of leaders participating in 2024. • 93.3% of employees completed an Indigenous Australian cultural learning experience in 2024. • Woodside's Roadmap Towards Australian First Nations Cultural Safety was initiated which will help to understand employees' perspectives and promote and reinforce a workplace where Australian First Nations employees feel safe, respected, and valued. Successful launch of Cape York Indigenous Leadership Development Program with 18 employees from Karratha and Perth completing.

1. Gender balance in the US is defined as representative and reflective of the available talent pool.
2. Non-tertiary pathway data is based on third-party program recruitment information.

WOODSIDE WORKFORCE GENDER PROFILE[1]



Administration	%
● Female	51.1
● Male	48.9



Technical	%
● Female	32.2
● Male	67.8



Trade/technician	%
● Female	11.7
● Male	88.3



Supervisory/professional	%
● Female	36.7
● Male	63.3



Middle management	%
● Female	26.5
● Male	73.5



Senior management	%
● Female	30.0
● Male	70.0



Total	%
● Female	33.8
● Male	66.2



Directors	%
● Female	36.4
● Male	63.6

1. Gender profile data reflects all employees engaged on 31 December 2024, excluding temporary personnel such as vacation students, cadets and scholarship students.

2024 ANNUAL REPORT 109

BOARD AND EXECUTIVE DIVERSITY The I&D Policy includes a Board commitment to continue to improve diversity on the Board, with a key focus on: • gender equality reaching 40% male / 40% female / 20% either gender and having at least one female in a key role (including Chair or CEO or Chair of a Committee); and • having a minimum of one Board member who identifies as being from a minority background.As part of Board succession planning, the Nominations & Governance Committee evaluates prospective candidates against a range of criteria including the skills, experience and expertise that will best complement Board effectiveness at the time. The tables below set out the relevant demographic information of the Board and Executive as at 31 December 2024. The data presented in those tables was collected by requesting all members of the Board and Executive Leadership Team to self-report in questionnaires about their cultural background, languages spoken, racial identity, LGBTIQA+ identity and gender. Woodside notes that it was previously required to disclose certain diversity related information in compliance with previous UK listing requirements. While Woodside no longer has UK disclosure requirements, for ease of comparability with prior year reporting, it has retained the ethnic/racial background groupings below. Gender Number of senior positions on the Percentage Number of Board Percentage Board (CEO and Number in executive of executive members of the Board Chair) management1 management Men 7 64% 1 5 50% Women 4 36% 1 5 50% Not specified/prefer not to say Ethnic/racial background Number of senior positions on the Percentage Number of Board Percentage Board (CEO and Number in executive of executive members of the Board Chair) management1 management White 8 73% 2 9 90% Mixed/multiple ethnic groups 1 10% Asian2 2 18% Black/African/Caribbean Other ethnic group, including Arab 1 9% Not specified/prefer not to say1. Executive management includes the CEO and the Executive Leadership Team. 2. Including Southern Asian. 4.1.8 Other governance disclosures EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES Woodside’s management, with the participation of its CEO and CFO, have evaluated, as required by Rule 13a-15(b) under the US Securities Exchange Act of 1934 (Exchange Act), the effectiveness of Woodside’s disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) as at 31 December 2024. Based on that evaluation, the CEO and CFO concluded that Woodside’s disclosure controls and procedures were effective, as at 31 December 2024, in ensuring that information required to be disclosed by Woodside in the reports that it files or submits under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the SEC’s rules and forms, including that such information is accumulated and communicated to Woodside’s management, including the CEO and CFO, to allow timely decisions regarding required disclosure. Management’s annual report on internal control over financial reporting The management of Woodside is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act). Under the supervision and with the participation of management, including our CEO and CFO, the effectiveness of Woodside’s internal control over financial reporting was evaluated based on the framework and criteria established in Internal Controls – Integrated Framework (2013), issued by the Committee of the Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that internal control over financial reporting was effective as at 31 December 2024. Woodside acquired 100% of OCI Clean Ammonia Holding B.V. and its Beaumont New Ammonia Project on 30 September 2024 and all the issued and outstanding common stock of110WOODSIDE ENERGY GROUP LTD

Tellurian Inc. on 8 October 2024 (Acquisitions). As permitted by the SEC Staff interpretative guidance that an assessment of internal controls over financial reporting of a recently acquired business may be excluded from management’s evaluation of disclosure controls and procedures for up to one year from the date of acquisition, Woodside has excluded the Acquisitions from management’s report on internal control over financial reporting as of 31 December 2024. The Acquisitions, collectively, represented approximately 7% of Woodside’s consolidated total assets as of 31 December 2024 and approximately 0% of Woodside’s consolidated total revenues as of 31 December 2024. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and, even when determined to be effective, can only provide reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Changes in internal control over financial reporting Effective 1 January 2024, we implemented an updated enterprise resource planning (ERP) system. As a result, we have evaluated and made corresponding changes to our business processes and information systems, updating applicable internal controls over financial reporting as necessary. There were no other changes in our internal control over financial reporting during FY2024 that materially affected or were reasonably likely to materially affect our internal control over financial reporting. Attestation report of the registered public accounting firm The effectiveness of internal control over financial reporting as of 31 December 2024 has been audited by PwC, an independent registered accounting firm that also audits Woodside’s Financial Statements. Their audit report on the internal control over financial reporting is included in the Form 20-F. DIFFERENCES FROM NYSE CORPORATE GOVERNANCE REQUIREMENTS Woodside’s American Depository Shares are listed on the New York Stock Exchange (NYSE) and, accordingly, Woodside is subject to the listing standards of the NYSE (NYSE Listing Rules). The NYSE Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as Woodside, to follow ‘home country’ corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. Woodside has elected to comply with certain home country rules instead of the applicable NYSE requirements, as more fully described below. Woodside may in the future decide to use other foreign private issuer exemptions with respect to other NYSE Listing Rules. Following Woodside’s home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE Listing Rules applicable toUS domestic issuers. If, at any time, Woodside ceases to be a foreign private issuer, it would be subject to the SEC and NYSE Listing Rules applicable to US domestic companies. Quorum The NYSE Listing Rules generally require that a listed company’s by-laws provide for a quorum for any meeting of the holders of such company’s voting shares that is sufficiently high to ensure a representative vote. Pursuant to the NYSE Listing Rules, Woodside, as a foreign private issuer, has elected to comply with practices that are permitted under Australian securities laws in lieu of the provisions of the NYSE Listing Rules. The Woodside Energy Group Ltd Constitution provides that a quorum for a meeting of Woodside shareholders is three eligible Woodside shareholders entitled to vote. Audit committee requirements Under section 303A.06 of the NYSE Listing Rules and the requirements of Rule 10A-3 under the Exchange Act (Rule 10A- 3), a US listed company is required to have an audit committee of such company’s board of Directors consisting entirely of independent members that comply with the requirements of Rule 10A-3. In addition, the audit committee must have a written charter which is compliant with the requirements of Section 303A.07(b) of the NYSE Listing Rules, the listed company must have an internal audit function and the listed company must fulfill all other requirements of the NYSE Listing Rules and Rule 10A-3. Foreign private issuers must comply with the audit committee standard set forth in Rule 10A-3, subject to limited exemptions, but may elect to follow ‘home country’ practices in lieu of the additional audit committee requirements in the NYSE Listing Rules. Rule 10A-3 requires NYSE-listed companies to ensure their audit committees are directly responsible for the appointment, compensation, retention and oversight of the work of the external auditor unless Woodside’s governing law or documents or other home country legal requirements require or permit shareholders to ultimately vote on or approve these matters. While Woodside’s Audit & Risk Committee is directly responsible for remuneration and oversight of the external auditor, ultimate responsibility for the appointment of the external auditor rests with Woodside shareholders, in accordance with Australian law and the Woodside Energy Group Ltd Constitution. However, in accordance with the limited exemptions set forth in Rule 10A-3, the Audit & Risk Committee is responsible for the annual auditor engagement and if there is any proposal to change auditors, the Committee does make recommendations to the Woodside Board on any change of auditor, which are then considered by Woodside shareholders at the annual meeting of Woodside shareholders. Further information on Audit and Risk Committee requirements under the ASX Recommendations is contained in section 4.1.3 – Board committees – Audit & Risk Committee.” Code of Ethics The Woodside Board has adopted the Code of Conduct, which applies to the Woodside Board and Woodside’s CEO and CFO, along with all other Woodside employees. Further information on the Code of Conduct is contained in section 4.1.5 – Promoting responsible and ethical behaviour. 2024 ANNUAL REPORT111

4.1.9 Shareholders Shareholder communications Our website provides up-to-date information about Woodside, our corporate governance and policies, the Board and management, ASX announcements, SEC reports, the share price, dividend distributions and other relevant information. Shareholders are encouraged to receive electronic communications from Woodside and can elect to receive email notification when key materials are posted to our website. Shareholders can also receive an email notification of Woodside’s announcements and media releases. Shareholders can communicate directly with Woodside by submitting questions or comments on the ‘Contact’ section of our website. The ‘Investors’ section of our website also sets out the contact details for Woodside’s share registry, Computershare. Investor relations program Woodside has an investor relations program to facilitate effective two-way communication with investors. Our Continuous Disclosure and Market Communications Policy facilitates this by requiring: • the full and timely disclosure of information about Woodside’s material activities to the ASX and NYSE, and our website (where they are retained for at least three years) • that all disclosures, including notices of meetings and other shareholder communications, are drafted clearly and concisely • the conduct of briefings for investors from time to time (such as the annual and half-year results, and investor briefing days). Major investor briefings are webcast and presentation material for briefings or speeches containing new and substantive information is first disclosed to the market and other relevant exchanges and posted to our website. Shareholder meetings Woodside recognises the importance of shareholder participation in general meetings and facilitates and encourages that participation. Woodside has direct voting arrangements in place, allowing shareholders unable to attend the AGM to vote on resolutions without having to appoint someone else as a proxy. Voting on any substantial resolution at an AGM is conducted by poll. Continuous disclosure and Woodside’s Continuous Disclosure and Market Communications Policy and associated market communications guidelines reinforce Woodside’s commitment to continuous disclosure and outline management’s accountabilities and the processes to be followed for ensuring compliance. A Disclosure Committee manages compliance with market disclosure obligations and is responsible for implementing and overseeing reporting processes and controls and setting guidelines for the release of information. The Disclosure Committee is comprised of senior leaders. Employees considered to hold higher risk roles are required to participate in annual continuous disclosure training. The Board and senior executives are provided with copies of all information disclosed pursuant to all applicable stock exchange rules promptly after their disclosure. 112WOODSIDE ENERGY GROUP LTD

4.2 GOVERNANCE · DIRECTORS' REPORT

Directors' report

The Directors of Woodside Energy Group Ltd present their report (including the Remuneration Report) together with the Financial Statements of the consolidated entity, being Woodside Energy Group Ltd and its controlled entities, for the year ended 31 December 2024.

DIRECTORS

The Directors of Woodside Energy Group Ltd in office at any time during or since the end of the 2024 financial year and information on the Directors (including qualifications, experience, special responsibilities and Directorships of listed companies held by the Directors at any time in the last three years) are set out on pages 91-94 in section 4.1.2 – Board of Directors.

The number of Directors' meetings held (including meetings of Committees of the Board) and the number of meetings attended by each of the Directors of Woodside during the financial year are shown on page 95 in section 4.1.2 – Board of Directors - Director attendance at meetings.

Details of Director and senior executive remuneration are set out on pages 121-144 in section 4.3 – Remuneration Report.

The particulars of Directors' interests in shares of Woodside as at the date of this report are set out at the end of this section.

Principal activities

The principal activities and operations of Woodside during the financial year were hydrocarbon exploration, evaluation, development, production and marketing. Other than the acquisition of OCI Clean Ammonia Holding B.V. and its Beaumont New Ammonia Project and Tellurian Inc. noted in section 4.1.8 - Other governance disclosures, there were no other significant changes in the nature of the activities of the consolidated entity during the year.

Consolidated results

The consolidated profit attributable to equity holders after provision for income tax was $3,573 million ($1,660 million in 2023).

Operating and financial review

A review of the operations of Woodside during the financial year and the results of those operations are set out on pages 6-15 in section 1 – Overview, pages 17-25 in section 2 – Strategy and Financial Performance, pages 27-86 in section 3 – Our Business and pages 246-249 in section 6.5 – Asset facts.

Significant changes in the state of affairs

The review of operations on pages 6-86 sets out a number of matters that have had a significant effect on the state of affairs of the consolidated entity.

Other than those matters, there were no significant changes in the state of affairs of the consolidated entity during the financial year.

Events subsequent to end of financial year

Since the reporting date, the Directors have resolved to pay a fully franked dividend. More information is available in the Dividend section below. No provision has been made for this dividend in the financial report as the dividend was not determined by the Directors on or before the end of the financial year.

Other than those disclosed in Note E.5 of section 5 – Financial Statements on page 198, there are no other material subsequent events.

Dividend

The Directors have resolved to pay a final dividend in respect of the year ended 31 December 2024 of 53 US cents per ordinary share (fully franked) payable on 2 April 2025.

Type	2024 final	2024 interim	2023 final
Payment date	2 April 2025	3 October 2024	4 April 2024
Period ends	31 December 2024	30 June 2024	31 December 2023
Cents per share	53	69	60
Value $ million	1,006	1,310	1,139
Fully franked	✓	✓	✓

Likely developments, business strategies, future prospects and expected results

In general terms, the review of operations of Woodside as set out on pages 6-86 gives an indication of likely developments, business strategies, prospects for future financial years, and the expected results of the operations. In the opinion of the Directors, disclosure of any further information would be likely to result in unreasonable prejudice to Woodside. Page 258 of section 6.8 – Information about this report includes further details regarding Woodside's reliance on the unreasonable prejudice exemption.

2024 ANNUAL REPORT 113

Environmental compliance Woodside is subject to a range of environmental legislation in Australia and other countries in which it operates, further details of which are set out in ‘Government Regulation’ in section 6.3—Additional disclosures. At Woodside, we are committed to conducting our operations in an environmentally responsible manner and maintaining compliance with all applicable environmental laws and regulations. Our goal is to minimise our impact on the environment and continually improve our environmental performance. Through its Environment and Biodiversity Policy, Woodside commits to compliance with relevant environmental laws and regulations, permits and applying responsible standards where laws do not exist. Woodside has established management systems to identify and mitigate environmental risks, implement pollution prevention measures and manage environmental compliance requirements for all activities. For the financial year ending 31 December 2024, we recorded no fines or prosecutions relating to our environmental performance. Further information about Woodside’s environmental performance can be found in section 3.8.7—Environment and biodiversity on page 68. Research and development Woodside is leveraging technology to drive cost efficiencies and exploring a range of technology options to support step change abatement. Woodside has a number of technology collaborations and pursues opportunities through technology across operations including for emissions reduction. For further information on examples of the Group’s activities in the field of research and development see section 3.7 – New energy opportunities on page 41. Company Secretaries The following individuals have acted as Company Secretary during 2024: Damien Gare LLB, LLM, MBA, GAICDGroup Company Secretary Mr Gare joined Woodside in 2007 and was appointed Group Company Secretary effective 27 August 2024. Prior to this he served as Vice President & Chief of Staff from 2022. Mr Gare has held a number of senior positions at Woodside, including as Vice President Investor Relations and Vice President Risk & Compliance. Prior to joining Woodside, Mr Gare was a Partner at Minter Ellison. He is a fellow of the Governance Institute of Australia and a graduate member of the Australian Institute of Company Directors. Lucy Bowman MA (Oxon), Jurisprudence Deputy Company Secretary Ms Bowman joined Woodside in 2021 as Senior Legal Counsel and was appointed Joint Company Secretary effective 20 October 2022. Prior to joining Woodside, Ms Bowman worked as a banking and finance lawyer in private practice and held legal roles with companies in the financial and mining industries. Ms Bowman is a fellow of the Governance Institute of Australia and a graduate member of the Australian Institute of Company Directors. Warren Baillie LLB, BCom, Grad. Dip. CSP Group Company Secretary Mr Baillie joined Woodside in 2005 and was appointed Group Company Secretary effective 1 February 2012. Mr Baillie is a solicitor and chartered secretary. He is a former President of the Board of the Governance Institute of Australia. Mr Baillie ceased to be Group Company Secretary effective 27 August 2024. Branches Woodside, through various subsidiaries, has established branches in a number of countries. Indemnification and insurance of Directors and officers Woodside Energy Group Ltd’s Constitution requires Woodside Energy Group Ltd to indemnify each Director, secretary, executive officer or employee of Woodside Energy Group Ltd or its wholly owned subsidiaries against liabilities (to the extent Woodside Energy Group Ltd is not precluded by law from doing so) incurred in or arising out of the conduct of the business of Woodside Energy Group Ltd or the discharge of the duties of any such person. Woodside Energy Group Ltd enters into deeds of indemnity with Directors, secretaries, certain senior executives and employees serving as officers on wholly owned or partly owned companies of Woodside Energy Group Ltd on terms consistent with the indemnity provided under Woodside Energy Group Ltd’s Constitution. From time to time, Woodside engages its external auditor, PwC, to conduct non-statutory audit work and provide other services in accordance with Woodside’s External Auditor Guidance Policy. The terms of engagement include an indemnity in favour of PwC: • against all losses, claims, costs, expenses, actions, demands, damages, liabilities or any proceedings (liabilities) incurred by PwC in respect of third-party claims arising from a breach by Woodside under the engagement terms • for all liabilities PwC has to Woodside or any third party as a result of reliance on information provided by Woodside that is false, misleading or incomplete. Woodside Energy Group Ltd has paid a premium under a contract insuring each Director, officer, secretary and employee who is concerned with the management of Woodside Energy Group Ltd or its subsidiaries against liability incurred in that capacity. Disclosure of the nature of the liability covered by and the amount of the premium payable for such insurance is subject to a confidentiality clause under the contract of insurance. Woodside Energy Group Ltd has not provided any insurance for the external auditor of Woodside Energy Group Ltd or a body corporate related to the external auditor. During the financial year ended 31 December 2024 and as at the date of this Directors’ report, no indemnity in favour of a current or former Director, officer or external auditor of the Group has been called on. 114WOODSIDE ENERGY GROUP LTD

Non-audit services and auditor independence declaration Details of the amounts paid or payable to the external auditor of Woodside, PwC for audit and non-audit services provided during the year are disclosed in Note E.4 of section 5 – Financial Statements. Based on advice provided by the Audit & Risk Committee, the Directors are satisfied that the provision of non-audit services by the external auditor during the financial year is compatible with the general standard of independence for auditors imposed by the Corporations Act 2001 (Cth) for the following reasons: • all non-audit services were provided in accordance with Woodside’s External Auditor Policy and External Auditor Guidance Policy • all non-audit services were subject to the corporate governance processes adopted by Woodside and have been reviewed by the Audit & Risk Committee to ensure that they do not affect the integrity or objectivity of the auditor. The auditor’s independence declaration, as required under section 307C of the Corporations Act 2001 (Cth), is set out on page 116 and forms part of this report. Financial instruments Further information on Woodside’s financial risk management objectives and policies, hedging and exposure to price risk, credit risk, liquidity risk and cash flow risk, is in sections A, C and D on pages 156, 181 and 185 in section 5 – Financial Statements and Quantitative and qualitative disclosures about market risk on pages 228-229 in section 6.3 – Additional disclosures. Proceedings on behalf of Woodside No proceedings have been brought on behalf of Woodside Energy Group Ltd, nor has any application been made in respect of Woodside Energy Group Ltd, under section 237 of the Corporations Act 2001 (Cth). Rounding of amounts Woodside Energy Group Ltd is an entity to which the Australian Securities and Investments Commission (ASIC) Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191 (ASIC Instrument 2016/191) applies. Amounts in this report have been rounded in accordance with ASIC Instrument 2016/191. This means that amounts contained in this report have been rounded to the nearest million dollars unless otherwise stated. Information in other parts of the Annual Report Where this Directors’ report refers to other parts of the Annual Report, those pages form part of this report. Directors’ relevant interests in Woodside Energy Group Ltd shares as at the date of this report Director Relevant interest in shares Larry Archibald 13,524 Ashok Belani 733 Arnaud Breuillac 1,745 Swee Chen Goh 16,260 Richard Goyder 36,163 Ian Macfarlane 14,511 Angela Minas 1,293 Meg O’Neill1 527,355 Tony O’Neill 10,834 Ann Pickard 15,870 Ben Wyatt 5,771 1. Meg O’Neill is the only Woodside Director who has rights on issue and her rights holdings are set out on page 143 in section 4.3 – Remuneration Report. Woodside Energy Group Ltd does not have any options on issue. Signed in accordance with a resolution of the Directors. R J Goyder, AO Chair Melbourne, Victoria 25 February 2025 M E O’Neill Chief Executive Officer and Managing Director Sydney, New South Wales 25 February 2025 2024 ANNUAL REPORT115

Intentionally omitted 116 WOODSIDE ENERGY GROUP LTD

REMUNERATION Woodside’s remuneration outcomes reflect our strong performance and align with shareholder returns. 117

4.3 GOVERNANCE • REMUNERATION REPORT Remuneration Report CONTENTS 4.3.1 Committee Chair’s letter 119 4.3.2 Remuneration Report (audited) 121 KMP and summary of Woodside’s five-year performance 121 Executive KMP 122 Remuneration Policy 122 Executive Incentive Scheme 122 Executive KMP remuneration structure 124 Other equity plans 126 Minimum Shareholding Requirements (MSR) Policy 126 Remuneration changes and benchmarking 127 Corporate Scorecard measures and outcomes for 2024 128 Executive KMP KPIs and outcomes for 2024 129 Contracts for Executive KMP 136 Non-Executive Directors (NEDs) 137 Remuneration Policy 137 MSR Policy 137 NEDs remuneration structure 137 Human Resources & Compensation Committee 138 Loans and transactions 138 Use of remuneration consultants 138 Reporting notes 138 Reporting in United States dollars 138 Statutory tables 139 4.3.3 Glossary 144 118WOODSIDE ENERGY GROUP LTD

4.3.1 COMMITTEE CHAIR'S LETTER



Arnaud Breuillac
Chair of Human Resources & Compensation Committee

25 February 2025

Dear Shareholders

On behalf of the Board, I am pleased to present the Remuneration Report for the year ended 31 December 2024.

Business performance
I am pleased to report that in 2024, Woodside performed well across the key metrics that underpin company performance.

Woodside's 2024 Corporate Scorecard was based on five individually weighted measures comprised of financial, base business, growth, safety and climate. Safety and climate were elevated to standalone measures to reflect an increased focus on leadership contribution to Woodside's safety performance and delivery against climate plans.

In 2024 we delivered an annual net profit after tax (NPAT) of $3.6 billion and underlying NPAT of $2.9 billion. We returned a full-year dividend to shareholders of 122 US cents per share, at the top end of our payout range. Operating Expenditure was better than target at US$2,183 million, while earnings before interest, taxes, depreciation and amortisation (EBITDA) excluding impairment was US$9,276 million, below target due to lower realised prices.

Woodside's global portfolio delivered record production in 2024 of 193.9 MMboe, above target and at the top end of our guidance range. This was driven by outstanding production performance at Sangomar and strong LNG reliability at our operated assets.

We made excellent progress on key growth projects, with the Scarborough and Pluto Train 2 Project advancing to 78% completion and on target for first LNG cargo in 2026.[1] The Trion Project reached 20% completion and is targeting first oil in 2028.

Woodside also took transformative decisions during 2024 to underpin our next wave of growth and value. We completed the acquisition of Louisiana LNG, which leverages Woodside's proven capabilities and positions us as a leading LNG company with exposure to the Pacific and Atlantic basins. We completed equity sell-downs in Scarborough to JERA and LNG Japan, and agreed an Australian asset swap with Chevron. We also acquired the Beaumont New Ammonia Project, positioning Woodside as an early mover in a growing global market for lower-carbon ammonia.

Safety of our people is our priority. Personal and process safety targets were met, with process safety critical role conformance marginally below target. In October 2024, the tragic death of an employee of one of OCI's construction contractors occurred at the project site in Texas. While this fatality is not included in the 2024 Corporate Scorecard assessment based on the applicable Health, Safety and Environment mode of contracting, it reminds us that safety must come before everything else we do.

We continued to deliver on our emissions targets in 2024. High reliability and lower flaring across our assets resulted in gross equity Scope 1 and 2 emissions of 6.784 Mt CO_2-e, 8% better than the target level of performance set under the 2024 Corporate Scorecard. The purchase of Beaumont New Ammonia represents a step-change towards delivery of our new energy and lower-carbon investment and abatement targets. Since the purchase in the second half of 2024, exciting progress has been made with construction of Train 1 underway.

Overall, Woodside's performance across the five Corporate Scorecard measures resulted in a performance outcome of 6.1 (out of a maximum of 10). No discretion has been applied to the outcome.

The 2025 Corporate Scorecard has been approved by the Board and reflects Woodside's balanced approach to setting measures aligned with our strategy to thrive through the energy transition.

2024 Executive Incentive Scheme (EIS) outcomes
Each Executive's award under the EIS is based on their individual performance and the company's performance through the Corporate Scorecard. The individual performance of the CEO and each Senior Executive was assessed against five individually weighted measures of growth agenda, effective execution, enterprise capability, culture and reputation, and shareholder focus, with individual KPIs set relevant to each Executive's area of responsibility.

At the end of the year, the Board reviewed the CEO's performance, which together with the Corporate Scorecard outcome, resulted in an EIS award of 122.7% of the target opportunity (81.8% of the maximum opportunity). Senior Executive EIS awards ranged from 122.6% to 127.1% of target opportunity (76.7% to 79.5% of maximum opportunity). The Board has approved the 2024 EIS outcomes and believes they appropriately align with overall corporate performance and shareholder experience.

1. The completion % excludes the Pluto Train 1 modifications project.

2024 ANNUAL REPORT 119

2018 Performance Rights Relative Total Shareholder Return (RTSR) outcome The five-year performance period for the Performance Rights awarded in respect of the 2018 EIS ended on 19 February 2024. Performance Rights comprised 30% of the 2018 award and were subject to a RTSR hurdle tested over a 5-year period. One-third of the Performance Rights were tested against a comparator group comprised of entities within the ASX 50 index as of 1 December 2018, while the remaining two-thirds were tested against an international group of oil and gas companies. Woodside’s RTSR percentile position was below the 50th percentile within each comparator group. Consequently, all Performance Rights awarded to the CEO and other eligible Senior Executives lapsed. The Board believes this component of the EIS award continues to align EIS outcomes with shareholder experience, while being the best measure of long-term value creation across the commodity price cycle of our industry. Executive KMP changes In June 2024 Woodside announced a revised leadership structure, aggregating core business activities into a simplified operating model and continuing to build a team with strong capabilities, experience and diverse perspectives. As a result, effective 1 August 2024 Mr Graham Tiver continued as Woodside’s Executive Vice President (EVP) and Chief Financial Officer. Ms Liz Westcott continued as an Executive KMP and was appointed to the role of EVP and Chief Operating Officer Australia, with responsibility for all project execution and operational activities in the Australian region. Mr Daniel Kalms was appointed to the role of EVP and Chief Operating Officer International and Mr Mark Abbotsford was appointed to the role of EVP and Chief Commercial Officer. Ms Shiva McMahon ceased being an Executive KMP on 31 July 2024. Details of the remuneration and key contract terms for each Executive KMP are set out in this report. Executive remuneration outcomes The Board annually reviews remuneration for the CEO and Senior Executives. In 2024, remuneration was assessed based on accountability, experience and individual performance and considered Woodside’s growing global footprint and broader range of business activities. External benchmarking conducted against ASX 20 companies, selected peers in the Australian materials and energy sector, and international oil and gas companies, informed each review. Following the review of CEO remuneration in December 2024, the Board set Ms Meg O’Neill’s Fixed Annual Reward (FAR) at A$2,600,000, effective 1 January 2025, representing a 5.2% increase. This adjustment maintains a balance between FAR and Total Target Reward (TTR) to ensure competitive remuneration both domestically and internationally.Senior Executive remuneration was reviewed in February 2024 with the Board approving a 3% increase for Mr Tiver and Ms Westcott, effective 1 April 2024. A subsequent review, following the 1 August changes to the leadership structure, considered the broadened accountabilities of each position and external benchmarking. This review informed the FAR on appointment for Mr Kalms and Mr Abbotsford. Ms Westcott’s FAR was increased by 3% reflecting the broadened responsibility of the role. Chair and Non-Executive Directors Woodside continued to refresh its Board membership during 2024. Mr Frank Cooper and Mr Gene Tilbrook retired from the Board, having given exceptional service and contributing to Woodside’s success. We were pleased to welcome Mr Ashok Belani and Mr Tony O’Neill as Non-Executive Directors and appoint Mr Ben Wyatt as Chair of the Audit & Risk Committee. These appointments continue to bring new experience and expertise in areas including decarbonisation and sustainability. Fees for the Chair and Non-Executive Directors were reviewed in December 2024. As a result, the Board approved an increase to annual Board and Committee fees ranging between 2% and 3% effective 1January 2025. Additionally, an increase to international travel allowances was approved and the Sustainability Committee Chair and member fee was adjusted to recognise the increased workload and to align with the Human Resources & Compensation Committee fees. These increases ensure NEDs fees remain competitive in the market and consider the broader range of business responsibilities and work requirements. Conclusion The Committee continues to review Woodside’s remuneration policies and practices globally to ensure these remain competitive and meet changing regulatory requirements. We believe the remuneration outcomes of our Executive KMP, detailed in this report, reflect Woodside’s strong performance and align with shareholder returns while maintaining Woodside’s ability to attract and retain talented executive capability in a globally competitive market. In the fourth quarter of 2024, I met with Woodside shareholders, who collectively represented nearly 30% of issued share capital, to discuss Woodside’s remuneration policies. There was broad support for Woodside’s remuneration structure given its weighting towards equity and long-term value and elevation of Safety and Climate into individual segments in the Corporate Scorecard. We will continue to engage with you as we focus on Woodside’s long-term success and enduring value for our shareholders.Arnaud Breuillac Chair of Human Resources & Compensation Committee 120WOODSIDE ENERGY GROUP LTD

4.3.2 REMUNERATION REPORT (AUDITED)

KMP AND SUMMARY OF WOODSIDE'S FIVE-YEAR PERFORMANCE

This report outlines the remuneration arrangements and outcomes achieved for Woodside's key management personnel (KMP) during 2024.

Woodside's KMP are the people who have the authority to shape, influence and control the Group's strategic direction and performance through their actions, either collectively (in the case of the Board) or as individuals acting under delegated authorities (in the case of the CEO and Senior Executives).

The names and positions of the individuals who were KMP during 2024 are set out in Tables 1A and 1B. Unless otherwise indicated in Table 1A and 1B, all individuals were KMP for the full year in 2024.

Table 1A – Executive KMP
Executive Director
Meg O'Neill *Chief Executive Officer and Managing Director (CEO)*
Senior Executive
Graham Tiver *Executive Vice President and Chief Financial Officer*
Liz Westcott[1] *Executive Vice President and Chief Operating Officer Australia*
Daniel Kalms[2] *Executive Vice President and Chief Operating Officer International*
Mark Abbotsford[2] *Executive Vice President and Chief Commercial Officer*
Former Senior Executive
Shiva McMahon[3] *former Executive Vice President International Operations*

1. Ms Westcott's position changed from Executive Vice President Australian Operations to Executive Vice President and Chief Operating Officer Australia on 1 August 2024.
2. Mr Kalms and Mr Abbotsford were appointed as Executive KMP on 1 August 2024.
3. Ms McMahon ceased being Executive Vice President International Operations and an Executive KMP on 31 July 2024.

Table 1B – Non-Executive Directors KMP
Non-Executive Directors
Richard Goyder, AO (Chair)
Larry Archibald
Swee Chen Goh
Ian Macfarlane
Ann Pickard
Ben Wyatt
Arnaud Breuillac
Angela Minas
Ashok Belani[1]
Tony O'Neill[2]
Former Non-Executive Directors
Frank Cooper, AO[3]
Gene Tilbrook[4]

1. Mr Belani was appointed as a non-executive director on 29 January 2024.
2. Mr O'Neill was appointed as a non-executive director on 3 June 2024.
3. Mr Cooper ceased being a non-executive director on 24 April 2024.
4. Mr Tilbrook ceased being a non-executive director on 28 February 2024.

Table 2 - Five-year performance

The table below summarises Woodside's performance on financial and non-financial measures over the last five years.

		2024	2023	2022	2021	2020
EBITDA excluding impairment[1]	(US$ million)	**9,276**	9,363	11,234	4,135	1,922
Operating Expenditure[2]	(US$ million)	**2,183**	2,255	2,063[3]	1,030[3]	-
Net profit after tax (NPAT)[4]	(US$ million)	**3,573**	1,660	6,498	1,983	(4,028)
Underlying NPAT[1]	(US$ million)	**2,880**	3,320	5,230	1,620	447
Basic earnings per share[5]	(US cents)	**188.5**	87.5	430	206	(424)
Dividends per share	(US cents)	**122**	140	253	135	38
Share closing price (last trading day of the year)	(A$)	**24.60**	31.06	35.44	21.93	22.74[6]
Production[7,8]	(MMboe)	**193.9**	187.2	157.7	91.1	100.3
Average annual Dated Brent[8]	($/boe)	**81**	83	101	71	42
Volume-weighted average realised price[8]	($/boe)	**63.6**	68.6	98.4	60.7	32.4

1. This is a non-IFRS measure that is unaudited but derived from audited Financial Statements. This measure is presented to provide further insight into Woodside's performance and has been calculated as defined in the Alternative performance measures section of the Annual Report.
2. Operating expenditure is a non-IFRS measure that is unaudited. This measure includes only those expenses within production costs and general, administrative and other expenses directly attributable to generating revenue from the sale of hydrocarbons from Woodside's operating assets. In 2024, operating expenditure excludes post-acquisition expenditure for Louisiana LNG and Beaumont New Ammonia. Operating expenditure was not disclosed prior to 2021.
3. Operating Expenditure for the Corporate Scorecard is calculated and reported in USD reflecting the global nature of the organisation post-merger. Prior to 2023, Operating Expenditure was calculated and reported in AUD.
4. Represents profit after tax attributable to equity holders of the parent. This measure is presented to provide further insight into Woodside's performance.
5. Basic earnings per share from total operations.
6. Share closing price (last trading day) for 2019 was $34.38.
7. From 2022 onwards, production volumes have been calculated using updated conversion factors as defined in the Glossary, units of measure and conversion factors section of the Annual Report.
8. These measures are non-IFRS financial performance measures and therefore are unaudited.

2024 ANNUAL REPORT 121

EXECUTIVE KMP Remuneration Policy Woodside’s strategy is to thrive through the energy transition by building a low-cost, lower-carbon, profitable, resilient and diversified portfolio.1 There are three goals which drive this strategic direction. First, we seek to provide the energy that meets current and future demand. We play to our strengths, providing oil and gas to our customers while advancing new energy products and lower-carbon services. Secondly, we want to create and return value to our shareholders. Our capital management framework aims to optimise value, balance strong shareholder returns and invest in quality opportunities. Finally, we aim to conduct our business sustainably by managing our impact on people, communities and environments in which we operate. This includes a strong focus on the safety of our people and managing our net equity Scope 1 and 2 emissions to meet our targets, which are central to the longevity of our business. All three goals are critical to ensuring that Woodside delivers its strategy and thrives through the energy transition.To do so, the company must attract and retain executive capability in a globally competitive market. The Board structures remuneration so that it rewards those who perform, is valued by Executives, and is aligned with the company’s values, strategic direction and the creation of enduring value to shareholders, and other stakeholders. Fixed Annual Reward (FAR) is determined having regard to the scope of each Executive’s role and their level of knowledge, skills and experience. Variable Annual Reward (VAR) is calculated annually, based on performance measures set by the Board aimed at aligning executive remuneration with short and long-term shareholder returns. VAR aligns shareholder and executive remuneration outcomes by making a significant portion of executive remuneration at risk, while rewarding performance. Executive remuneration is reviewed annually, having regard to the accountabilities, experience and performance of each individual. FAR and VAR are compared against domestic and international competitors at target, to maintain Woodside’s capacity to attract and retain talent and to ensure appropriate motivation is provided to Executives to deliver on the company’s strategic objectives. Executive Incentive Scheme VAR is delivered under the Woodside Executive Incentive Scheme (EIS). The EIS is structured having regard to the key objectives of executive engagement, alignment with the shareholder experience and strategic fit. EXECUTIVE ENGAGEMENT Enable Woodside to attract and retain executive capability in a globally competitive environment by providing Executives with a clear remuneration structure giving line of sight to how performance is reflected in remuneration outcomes. ALIGNMENT WITH THE SHAREHOLDER EXPERIENCE Promote significant share ownership through equity awards. Equity awards are delivered as a combination of Restricted Shares and Performance Rights. The Performance Rights are Relative Total Shareholder Return (RTSR) tested against comparator groups, after five years. STRATEGIC FIT Measures which determine the quantum of the EIS award are selected for alignment with Woodside strategy and award deferral periods reflect Woodside’s strategic time horizons. Together these drive Executives to deliver our strategic objectives with discipline and collaboration, in turn creating shareholder value. 1. Please see section 6.7 – Glossary, units of measure and conversion factors for a definition of how Woodside uses the term lower carbon portfolio. 122WOODSIDE ENERGY GROUP LTD

Individual and company performance

The EIS delivers a single variable reward linked to challenging individual and company annual targets set by the Board.

Each Executive KMP's award is based upon two components: individual performance against KPIs (30% weighting) and the company's performance against the Corporate Scorecard (70% weighting).

Individual performance measures are designed to ensure Executives focus on driving Woodside's culture and values whilst executing Woodside's strategic imperatives. The Board has strong oversight and governance to ensure that appropriate and challenging individual targets are set to create a clear link between performance and reward.

The 2024 Corporate Scorecard was based on five measures that impact short-term and long-term shareholder value. These measures assess safe, reliable, and efficient operations, implementation of our strategic plan and delivery of sustainable business priorities. To focus Executives on their leadership contribution to Woodside's safety performance and delivery against climate plans, each objective was elevated to a standalone measure.

FINANCIAL
EBITDA is a key contributor to annual profitability, and controlling Operating Expenditure brings a focus on efficient operations, cost competitiveness and shareholder returns.
30%

BASE BUSINESS
Revenue is maximised and value generated from our assets when they are fully utilised in production.
20%

GROWTH
Growth focuses on achievement of capital project milestones and business developments aligned to our strategic plan.
20%

SAFETY
Protecting the health and safety of our people, our contractors and our host communities is a top priority.
15%

CLIMATE
Ensures appropriate emphasis on meeting Scope 1 and 2 emissions targets and progress of new energy projects.
15%

Calculation of Award

The EIS award is subject to performance in each 12-month period and is determined at the conclusion of each performance year.

Individual performance is rated on a scale between 0 and 5 and is assessed by the Board in the case of the CEO, and by the CEO and the Human Resources & Compensation Committee in the case of Senior Executives. Corporate performance is rated on a scale between 0 and 10, with a score of 5 for an outcome at target and a maximum of 10 on each measure. The sum of these two components determines the award.

Exceeding targets results in an increased award with a linear calculation up to the maximum, while under-performance will result in a reduced award. The minimum award that an Executive can receive is zero if the performance conditions are not achieved on either company or individual performance.

The decision to pay or allocate an EIS award is subject to the overriding discretion of the Board, which may adjust outcomes, both upwards and downwards, to better reflect shareholder outcomes and company or management performance. Each year, the Board conducts a holistic assessment of Woodside's performance on all significant factors, before considering whether it is appropriate to adjust EIS outcomes, either upwards or downwards.

CORPORATE SCORECARD
70%


VARIABLE ANNUAL REWARD

INDIVIDUAL KPIs
30%

Target variable reward opportunity for 2024

Each Executive is given a target VAR opportunity and a maximum VAR opportunity which is expressed as a percentage of the Executive's FAR. The opportunities for 2024 are outlined below.

Position	Minimum opportunity (% of FAR)	Target opportunity (% of FAR)	Maximum opportunity (% of FAR)
CEO	Zero	280	420
Senior Executives	Zero	160	256

CEO remuneration at target

26% Fixed reward | 74% Variable reward

Senior Executives remuneration at target

38% Fixed reward | 62% Variable reward

2024 ANNUAL REPORT 123

Executive KMP remuneration structure

Woodside's remuneration structure for the CEO and Senior Executives is comprised of two components: FAR and VAR.

FAR

- Based upon the scope of the Executive's role and their individual level of knowledge, skill and experience.
- Benchmarked for competitiveness against domestic and international peers to enable the company to attract and retain superior executive capability.

VAR

- Executives are eligible to receive a single variable reward linked to individual and company annual targets set by the Board.
- The VAR is subject to performance against individual and corporate performance in the initial 12-month period and is determined at the conclusion of each performance year.

The VAR for the CEO and Senior Executives is outlined below:

CEO EIS structure



PERFORMANCE RIGHTS[1]
30%
Subject to 5-year RTSR performance
RESTRICTED SHARES[1]
30%
Subject to a 5-year deferral period
RESTRICTED SHARES[1]
10%
Subject to a 4-year deferral period
RESTRICTED SHARES[1]
10%
Subject to a 3-year deferral period
CASH
20%
Performance Year[2]
Year 1
Year 2
Year 3
Year 4
Year 5

Senior Executives EIS structure



PERFORMANCE RIGHTS[1]
27.5%
Subject to 5-year RTSR performance
RESTRICTED SHARES[1]
27.5%
Subject to a 5-year deferral period
RESTRICTED SHARES[1]
25%
Subject to a 3-year deferral period
CASH
20%
Performance Year[2]
Year 1
Year 2
Year 3
Year 4
Year 5

1. Allocated using a face value methodology.
2. The cash component is payable following the end of the 12-month performance year. Restricted Shares and Performance Rights are allocated following the end of the 12-month performance year.

Cash

The cash component is payable following the end of the 12-month performance year, in the March pay cycle.

Restricted Shares

For the CEO's VAR award, the Restricted Share component is divided into tranches with three, four and five-year deferral periods and for Senior Executive's VAR awards, the Restricted Shares are divided into tranches with three and five-year deferral periods. There are no further performance conditions attached to these awards. This element creates a strong retention proposition for Executives as vesting is subject to employment not being terminated with cause or by resignation during the deferral period. The deferral mechanism means that the value of awards reflects fluctuations in share price across the deferral periods, which is intended to reflect the sustainability of performance over the medium and long-term and support alignment between Executives and shareholders.

Performance Rights

The Performance Rights are divided into two portions with each portion subject to a separate RTSR performance hurdle tested over a five-year period. Performance is tested after five years as Woodside operates in a capital intensive industry with long investment timelines. It is imperative that Executives take decisions in the long-term interest of shareholders, focused on value creation across the commodity price cycles of the oil and gas industry.

Our view is that RTSR is the best measure of long-term value creation across the commodity price cycle of our industry.

One-third of the Performance Rights are tested against a comparator group that comprises the entities within the ASX 50 index at 1 December 2024. The remaining two-thirds are tested against an international group of oil and gas companies, set out in Table 11.

RTSR outcomes are calculated by an external adviser after the conclusion of the performance period. The outcome of the test is measured against the schedule on the following page. For EIS awards, any Performance Rights that do not vest will lapse and are not retested.

Each Performance Right is a right to receive a fully paid ordinary share in Woodside on vesting (or, at the Board's discretion, as cash equivalent payment). No amount is payable by the Executive on the grant or vesting of a Performance Right.

124 WOODSIDE ENERGY GROUP LTD

RTSR performance hurdle vesting Woodside RTSR percentile position within peer group Vesting of Performance Rights in the relevant RTSR component Less than 50th percentile No vesting Equal to 50th percentile 50% vestBetween the 50th and 75th percentile Vesting on a pro-rata basis Equal to or greater than 75th percentile 100% vestTable 3 – Key EIS features The following table sets out the key features of the EIS awards. Allocation Restricted Shares and Performance Rights are allocated using a face value allocation methodology. The number of Restricted Shares methodology and Performance Rights is calculated by dividing the value by the volume weighted average price (VWAP) of the company’s shares traded on each trading day across December of the performance year. Dividends and Executives are entitled to receive dividends on Restricted Shares. No dividends are paid on Performance Rights prior to vesting. voting For Performance Rights that do vest, a dividend equivalent payment will be paid by Woodside for dividends paid during the period between allocation and vesting. Once shares are allocated following vesting of Performance Rights, Executives are entitled to receive dividends on those shares. The dividend equivalent payment will be paid in cash unless the Board determines otherwise. Restricted Shares have voting rights in the same way as other Woodside shareholders. Performance Rights do not have voting rights until shares are allocated following vesting. Clawback The Board has broad discretion to reduce vested and unvested entitlements, including (among other circumstances) where an provisions Executive has acted fraudulently or dishonestly or is found to be in material breach of their obligations; they have engaged in an act which has brought a Group company into disrepute or may negatively impact any Group company’s reputation in a material way; vesting is not justified or supportable; there is a material misstatement or omission in the financial statements; or a significant unexpected or unintended consequence or outcome has occurred. In 2023, the Board adopted a Mandatory Clawback Policy consistent with the requirements of section 303.A14 of the New York Stock Exchange Listed Company Manual. Where the company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws, the company will recoup the amount of erroneously awarded incentive-based compensation in accordance with such Mandatory Clawback Policy. Control event The Board has the discretion to determine the treatment of any EIS award on a change of control event. If an actual change of control occurs during the performance year, an Executive will generally receive at least a pro-rata cash payment in respect of the unallocated cash and Restricted Share components of the EIS award for that performance year, assessed at target. If an actual change of control occurs during the vesting period for equity awards, unless the Board determines otherwise, Restricted Shares will vest in full, whilst Performance Rights will vest on a pro-rata basis, having regard to the portion of the vesting period elapsed. Cessation of The Board has the discretion to determine the treatment of any EIS award on cessation of employment. During a performance year, employment if an Executive resigns or their employment is terminated for cause, no EIS award will be provided (unless the Board determines otherwise). In any other case of cessation of employment, Woodside will have regard to performance against target and the portion of the performance year elapsed in determining any EIS award, unless the Board determines otherwise. During a vesting period, if an Executive resigns (or gives notice of their resignation) or their employment is terminated for cause, all Restricted Shares and Performance Rights will be forfeited or lapse (unless the Board determines otherwise). If an Executive ceases employment for any other reason, all Restricted Shares will vest in full at a date determined by the Board and any Performance Rights will remain on foot and will remain subject to the original terms, unless the Board determines otherwise. In all cases, the Board retains discretion to determine alternative treatments in relation to unvested Restricted Shares and Performance Rights, including to lapse or forfeit some or all of them. Adjustments to The Board has discretion to vary the peer group including to consider events that occur prior to vesting (for example, takeovers, Performance Rights mergers or de-mergers). The Board may also adjust vesting outcomes or include or exclude items that the Board considers appropriate, including to better reflect shareholder expectations or management performance. The Board may grant additional Performance Rights or make adjustments it considers appropriate to the terms of a Performance Right if there is a corporate action by, or capital reconstruction in relation to, the company, including any return of capital. Dealing restrictions Executives must not deal in their unvested Restricted Shares or Performance Rights prior to vesting, except in limited circumstances.2024 ANNUAL REPORT125

Other equity plans Woodside has a history of providing employees with the opportunity to participate in ownership of shares in the company and using equity to support a competitive base remuneration position. Details of prior year allocations are provided in Table 12. The terms applying to prior year grants are described in past Woodside Annual Reports. Woodside Equity Plan (WEP) The purpose of the WEP is to enable eligible employees to build up a holding of equity in Woodside as they progress through their career. The WEP is offered to permanent employees who do not participate in the EIS. The number of Equity Rights (ERs) offered to each eligible employee is determined by the Board, and based on individual performance as assessed under the performance review process. There are no further ongoing performance conditions. The linking of performance to an allocation allows Woodside to recognise and reward eligible employees for high performance. Each ER entitles the participant to receive a Woodside share on the vesting date. For offers prior to 2022, the terms of the Plan allowed for 75% vesting of the ERs three years after the effective grant date and the remaining 25% of ERs five years after the effective grant date. For subsequent awards, the Board amended the terms of the Plan to entitle the participant to receive a Woodside share on the vesting date three years after the effective grant date. Subject to overarching Board discretion, ERs under the WEP may vest prior to the vesting date on a change of control or on a pro-rata basis if a participating employee ceases employment due to redundancy, genuine retirement, total and permanent disablement, medical illness, incapacity, death or any other reason the Board determines. Any unvested ERs held by an employee whose employment is terminated by resignation or for cause prior to the vesting date will lapse unless the Board determines otherwise. The other key terms of WEP ERs are similar to the terms of the Performance Rights granted under the EIS. Supplementary Woodside Equity Plan (SWEP) In October 2011, the Board approved the establishment of the SWEP to enable the offering of targeted retention awards of ERs for key capability. The SWEP was updated in 2022 to broaden eligibility to all employees of a subsidiary of Woodside Energy Group Ltd and ensure compliance in all jurisdictions in which Woodside operates. The SWEP awards have service conditions and no performance conditions. Each ER entitles the participant to receive a Woodside share on vesting. Subject to an overarching Board discretion, ERs under SWEP may vest prior to the vesting date on a change of control or on a pro-rata basis if a participating employee ceases employment in the following circumstances: redundancy, death, medical illness or incapacity or total and permanent disablement. Any unvested ERs held by an employee whose employment is terminated by resignation or for cause prior to the vesting date will lapse unless the Board determines otherwise. There is no entitlement to dividends on ERs, and they do not carry voting rights. Minimum Shareholding Requirements (MSR) Policy The Executive KMP MSR Policy reflects the long-term focus of management and aims to further strengthen alignment with shareholders. The MSR Policy requires Senior Executives to have acquired and maintained Woodside shares for a minimum total purchase price of at least 100% of their FAR after a period of five years, and in the case of the CEO a minimum of 200% of FAR after a period of five years. All the Executive KMP except Ms Westcott meet the MSR requirements. Ms Westcott commenced employment with Woodside in 2023 and will continue to acquire Woodside shares to meet MSR requirements. See Table 14 for details. 126WOODSIDE ENERGY GROUP LTD

Remuneration changes and benchmarking

The Board conducted a comprehensive review of the remuneration for the CEO and Senior Executives, taking into account their respective accountabilities, experience and individual performance.

To support the review the Board engaged independent remuneration consultants KPMG (Australia) and Meridian (US) to provide external benchmarking. The benchmarking conducted by KPMG included ASX 20 companies, selected peers in the Australian materials and energy sector and international oil and gas companies. Meridian benchmarked 17 companies with global operations, primarily in the oil and gas energy sector.

As a result of the review the Board has set Ms O'Neill's FAR at A$2,600,000 effective 1 January 2025. This represents a 5.2% increase compared to Ms O'Neill's FAR of A$2,472,000 in 2024.

The increase recognises the expertise, knowledge and performance of Ms O'Neill and considers Woodside's growing global footprint and broader range of business activities, including as a result of significant transactions during 2024. In setting the remuneration the Board has continued to balance Ms O'Neill's FAR with Total Target Reward (TTR), which includes FAR and VAR at target, to ensure this remains competitive both domestically and internationally. The structure provides for long-term focus with 60% of the VAR opportunity not realised for six years.

Following the review, FAR is positioned above the median of the ASX 20 peer group and in the upper quartile of international oil and gas peers while TTR is positioned above the median of the ASX 20 peer group and below the median compared to international oil and gas peers.

Senior Executive remuneration was also reviewed in 2024, both in the annual cycle and following the implementation of the revised leadership structure. The outcomes of this review reflect the increased accountabilities of each role, individual performance and external benchmarking and are set out in the Executive KMP KPIs and outcomes section of this report.

Woodside CEO 1 January 2025 FAR and TTR comparison to ASX 20 peers and international oil and gas peers:

CEO FAR comparison


$ Million
4
3
2
1
0
CEO
ASX
International
Lower
Lower to median
Median to upper
Upper

CEO TTR comparison


$ Million
40
30
20
10
0
CEO
ASX
International
Lower
Lower to median
Median to upper
Upper

2025 Corporate Scorecard

The 2025 Corporate Scorecard has been approved by the Board and reflects Woodside's balanced approach to setting measures aligned with Woodside's strategy.

The Corporate Scorecard has six individually weighted measures which assess safe, reliable, and efficient operations, implementation of our strategic plan and delivery of sustainable business priorities.

To continue to emphasise Executive's focus on their leadership contribution to Woodside's safety performance and delivery against climate plans, safety and climate metrics remain individual measures contributing 15% each to the Corporate Scorecard.

To provide further transparency on the Corporate Scorecard, the financial measure has been separated into two equally weighted measures: EBITDA and Operating Expenditure, each at 15%. Previously, both EBITDA and Operating Expenditure were included in the financial measure, which had a weighting of 30%.

SAFETY	CLIMATE	EBITDA	OPEX	BASE BUSINESS	GROWTH
Protecting the health and safety of our people, our contractors and our host communities is a top priority.	Ensures appropriate emphasis on meeting gross equity Scope 1 and 2 reduction targets and progress of new energy projects.	EBITDA is a key contributor to annual profitability and a driver of short-term shareholder value.	Controlling Operating Expenditure brings a focus on efficient operations, cost competitiveness and shareholder returns.	Revenue is maximised and value generated from our assets when they are fully utilised in production.	Growth focuses on achievement of capital project milestones and business developments aligned to our strategic plan.
15%	15%	15%	15%	20%	20%

2024 ANNUAL REPORT 127

Corporate Scorecard measures and outcomes for 2024 OUTCOME Financial (30%) MID-POINT MAX 4.6 EBITDA excluding impairment is a key contributor to annual profitability and is influenced by both management performance and commodity prices. EBITDA is closely aligned with short-term shareholder value creation. EBITDA is underpinned by efficient operational performance and outcomes are exposed to the upside and downside of oil and gas price and foreign exchange fluctuations, as are returns to shareholders. Controlling Operating Expenditure brings a focus on efficient operations; cost competitiveness; and shareholder returns. 2024 performance Operating Expenditure was US$2,183 million, US$16 million lower than the target of US$2,199 million, highlighting the strong cost discipline throughout the business in an inflationary environment. EBITDA excluding impairment was US$9,276 million, below the target of US$9,861 million due to lower realised prices, partially offset by higher production of 3.6 MMboe above the target. Base business (20%) MID-POINT MAX 5.9 Revenue is maximised and value generated from Woodside’s assets when they are fully utilised in production. Production must be carefully managed throughout the year to optimise value from the assets. The production target for Corporate Scorecard purposes is set relative to the company’s annual budget and market guidance. 2024 performance Production was 3.6 MMboe above target at 193.9 MMboe due to Sangomar achieving first oil earlier than planned and accelerated field ramp-up, NWS strong subsurface outcomes and higher reliability, and Pluto Interconnector above targeted volumes. This is partially offset by Atlantis well availability and water handling constraints, lower demand at Bass Strait, and unplanned outages at Wheatstone. Growth (20%) MID-POINT MAX 7.7 In 2024, we focused on advancing or completing our growth projects: Scarborough and Pluto Train 2, Sangomar, Trion, Calypso and Julimar Phase 3. The Louisiana LNG acquisition and the agreed asset swap with Chevron were achieved in addition to delivering objectives set out at the start of the year. 2024 performance Scarborough and Pluto Train 2 • Scarborough and Pluto Train 2 78% complete1, targeting first LNG cargo in 2026. • Topside and hull preparations continue on the floating production unit, trunkline installation completed, drilling campaign is nearing completion, all modules of Train 2 installed.Sangomar • Production ramp-up completed and nameplate production capacity achieved with zero high consequence injuries and more than one million exposure hours worked. • Drilling campaign including 24 wells successfully completed.Trion • Trion 20% complete, targeting first oil in 2028. • All major scope contracts awarded and fabrication of equipment and floating facilities commenced.Calypso and Julimar • Technical definition of the Calypso development concept progressed, fiscal negotiations advanced with the Government of Trinidad and Tobago, commercial discussions continued with key stakeholders to evaluate options to monetise the resource. • Julimar Phase 3 field execution activities progressed, targeting handover to Chevron in 2026.Additional achievements • Woodside made a significant acquisition of Louisiana LNG, and agreed to an asset swap with Chevron for the NWS and Wheatstone assets.Safety (15%) MID-POINT MAX 5.0 Protecting the health and safety of our people, contractors and our host communities is imperative. Strong safety performance is achieved when we all work and learn together to reduce the likelihood of major accident events or catastrophic losses. This one team approach mitigates risks, enhances operational resilience, supports compliance, and strengthens engagement, which all lead to optimised shareholder value and protecting what matters most. 2024 performance Personal safety performance was on target, with one high consequence injury recorded where recovery time exceeded 180 days for the involved person (against a maximum metric of one injury). Process safety performance was on target, with two Tier 2 process safety events recorded (against a maximum metric of two events). Process safety critical role conformance was 93%, 2% below the target of 95%. The tragic death of an employee of one of OCI’s construction contractors that occurred in October 2024 at the project site is not included in the 2024 Corporate Scorecard assessment based on the applicable Health, Safety and Environment mode of contracting. Climate (15%) MID-POINT MAX 8.2 The Board considers performance across material sustainability issues including climate change and emissions. Strong performance in this area creates and protects value in three ways: it maintains Woodside’s licence to operate which enables development of its growth portfolio; it reflects efficient, optimised and controlled business processes that generate value; and it supports the company’s position as a partner of choice. 2024 performance Gross equity Scope 1 and 2 emissions performance was 6.784 Mt CO -e, 8% better than the target metric set for the 2024 Corporate 2 Scorecard which was inclusive of one-off emissions increases associated with Sangomar startup and production during the second half of 2024. This performance is attributable to reliability and lower flaring on Pluto, NWS and FPSOs and Sangomar’s lower flaring in December due to higher availability of gas compression system. Progress on New Energy Projects • Woodside made a significant acquisition of Beaumont New Ammonia, which represents a step-change towards delivery of our new energy and lower-carbon investment and abatement targets. • Following the acquisition of Beaumont New Ammonia, the level of activity on H2OK was reduced. • Angel carbon capture and storage (CCS) progressed concept definition level of engineering, regulatory approvals, and customer development activities. • The Woodside Solar Project final investment decision remains subject to Western Australian Government finalising the Burrup Transmission Project.Woodside continued to work closely with the WA Government to progress its plans. Overall corporate performance outcome MID-POINT MAX 6.1 1. The completion % excludes the Pluto Train 1 modifications project. 128WOODSIDE ENERGY GROUP LTD

Executive KMP KPIs and outcomes for 2024

CEO FAR

As a result of the Board's review of CEO remuneration, Ms O'Neill's FAR increased by 3% to A$2,472,000 effective 1 January 2024.

CEO VAR and other incentives

For 2024, the individual performance of the CEO was reviewed by the Board against five equally weighted measures. These metrics, outlined in Table 4, were chosen because the Board considers successful performance in each area to be a key driver of superior shareholder returns.

At the end of the year, the Board reviewed the CEO's performance for 2024. The CEO's individual performance was assessed, which together with the Corporate Scorecard outcome, determined the CEO's VAR outcome. This resulted in an EIS award at 122.7% of the target opportunity (81.8% of the maximum opportunity).

Information on the individual performance of the CEO is shown in Table 4. The 2024 EIS award for the CEO is detailed in Table 7.

Senior Executive FAR

As a result of the Board's review of Senior Executive remuneration, Mr Tiver's FAR was increased to A$1,190,000 and Ms Westcott's FAR to A$1,123,000 effective 1 April 2024. Ms Westcott's FAR increased to A$1,157,000 effective 1 August 2024 reflecting the broadening of the role to include project execution in addition to all operational activities in the Australian region.

The FAR on appointment was A$1,004,000 for Mr Kalms and A$950,000 for Mr Abbotsford. During 2024 Mr Kalms was on international assignment, based in Houston, Texas. The details of his assignment remuneration are provided in Tables 5 and 10.

Senior Executive VAR and other incentives

For 2024, the individual performance of each Senior Executive was evaluated against the same performance measures as the CEO, with individual KPIs set relevant to each Executive's area of responsibility.

The Board approved EIS awards to Senior Executives based on the Corporate Scorecard result and their individual performance assessment.

Information on the individual performance of Senior Executives who were KMP as at 31 December 2024 is shown in Table 4. Details of the EIS award for each Senior Executive who was a KMP as at 31 December 2024 are set out in Table 7.

The Board approved a pro-rata 2024 EIS award for Ms McMahon, for the period from 1 January 2024 to 12 December 2024, at 109.1% of the target opportunity and 68.2% of the maximum opportunity. The cash component of the award, together with a cash payment in lieu of the Restricted Share component (52.5% of the total award), will be paid in March 2025. Performance Rights will be awarded subject to the standard vesting conditions. Details of the award, reflecting the period Ms McMahon was in a KMP role, are set out in Table 7.

Other incentives paid to Mr Kalms in 2024 include a one-off cash bonus payment (A$90,000) in recognition of significant additional contribution and leadership related to the acquisition of Tellurian and its Driftwood LNG Project (now known as Louisiana LNG). As this payment was awarded in recognition of significant executive contribution, it is not subject to performance conditions. This payment is detailed in Tables 5 and 10.

CEO actual remuneration


22.5% Fixed reward
77.5% Variable reward

Senior Executives actual remuneration[1]


33.4% Fixed reward
66.6% Variable reward

1. This represents an average for Senior Executives actual and variable remuneration for 2024, who were KMP as at 31 December 2024.

Executive VAR awards are tied to financial performance through the Corporate Scorecard. Since 2021, Operating Expenditure and EBITDA have been distinct metrics contributing to the Corporate Scorecard. This ensures the Executives are focused on delivering strong returns for our shareholders and is demonstrated in the tables below.

EBITDA and Corporate Scorecard outcome


12,000
10,000
8,000
6,000
4,000
2,000
0
10
8
6
4
2
0
EBITDA (excl impairment) US$ million
Corporate Scorecard outcome
2020
2021
2022
2023
2024
EBITDA (excl. impairment)
Corporate Scorecard outcome

EBITDA and CEO's EIS award (as a % of target opportunity)


12,000
10,000
8,000
6,000
4,000
2,000
0
150%
120%
90%
60%
30%
0
EBITDA (excl impairment) US$ million
CEO's EIS award (% of target)
2020
2021
2022
2023
2024
EBITDA (excl. impairment)
CEO's EIS award

2018 Performance Rights RTSR outcome

The five-year performance period for the Performance Rights awarded under the 2018 EIS ended on 19 February 2024. These Performance Rights were subject to a RTSR hurdle over the same duration and were tested against two comparator groups set out on page 81 of the 2018 Annual Report.

RTSR outcomes, calculated by an external adviser, determined that Woodside's RTSR performance within each comparator group was below the 50th percentile. Consequently, all Performance Rights granted to Executives in respect of the 2018 EIS lapsed.

Specifically, all of the 15,379 Performance Rights granted to the CEO, with a corresponding value of A$476,289, lapsed.

2024 ANNUAL REPORT 129

Table 4 – CEO and Senior Executive individual performance for 2024 EIS

Meg O'Neill - CEO and Managing Director

KPI	Performance	Outcome
Growth agenda Assesses the alignment of growth opportunities to shareholder return; portfolio balance; the achievement of challenging business objectives.	• Delivered two significant value-enhancing opportunities in Louisiana LNG and Beaumont New Ammonia acquisitions, brought two quality partners, LNG Japan and JERA, into the Scarborough Joint Venture and agreed an asset swap with Chevron to simplify portfolio and improve commercial prospects for the NWS Project. • Completed the Sangomar Project with rapid production ramp-up and nameplate production capacity production achieved with total recordable injury frequency rate of zero, setting up the organisation to realise long-term value from the project. • Scarborough and Pluto Train 2 Project 78% complete[1] with trunkline and flowline installation complete, floating production unit topsides and hull construction progressed and Train 2 module fabrication completed and installed. • Trion Project 20% complete with all major scope contracts awarded and fabrication of equipment and floating facilities commenced.	Above target
Effective execution Assesses the maintenance, operation and profitability of existing assets; project delivery to achieve budget, schedule and stated performance; cost reduction; achievement of health, safety and community expectations.	• Personal and process safety performance met targets with process safety critical role conformance slightly below target. Field Leadership program rolled out globally with 1200+ people trained. • Strong operational performance with above target production and high LNG reliability. • Commenced production from the Sangomar Project. • NWS LNG Train 2 taken offline as preparations for permanent retirement are underway. • NWS Extension received State environmental approval supporting operation until 2070. • Full year gross equity Scope 1 and 2 emissions were 8% better than the target level of performance set under the 2024 Corporate Scorecard. • Continued safe execution of decommissioning campaigns continued across a number of fields offshore Western Australia and in the Bass Strait.	Above target
Enterprise capability Assesses leadership development; workforce planning; executive succession; Indigenous participation and diversity; effective risk identification and management.	• Improved female participation in leadership roles throughout the year. • 2023 Reconciliation Action Plan performance met or exceeded baseline in all nine key areas. Stretch targets were achieved in: promoting reconciliation, Indigenous business participation, social contribution and self-determination. • Restructured the organisation to better integrate traditional and new energy activity and capabilities along the value chain. • Continued embedding Woodside's leadership program with another 1000+ employees completing foundational programs.	Above target
Culture and reputation Assesses performance culture and emphasis on values; engagement and enablement; improved employee climate; Woodside's brand as a partner of choice.	• Active external representation of Woodside and the Australian energy sector, including roles of Chair of Australian Energy Producers and Board member of the Business Council of Australia. • Launched the Challenge Accepted brand program, Woodside Connected employee activation network, and the 70th Anniversary campaign. • Continued proactive community engagement and maintained relationships. • Achieved consistent workforce engagement scores reflective of the stabilised organisational climate.	Above target
Shareholder focus Assesses whether decisions are made with a long-term shareholder return focus; efficient and timely communication to shareholders, market analysts and fund managers; the focus on shareholder return throughout the organisation.	• Delivered growth projects and opportunities which will increase Woodside's long-term value and profitability. • Continued to provide strong dividends with 8.0% yield.[2] • Ensured Woodside financially well positioned with strong balance sheet, gearing in range, high liquidity and appropriate hedging to protect against a low pricing environment. • Undertook regular engagement with investors and Environment Social and Governance teams regarding climate response.	Above target
EIS[3] earned as percentage of target opportunity	122.7%	
EIS earned as percentage of maximum opportunity	81.8%	

1. The completion % excludes the Pluto Train 1 modifications project.
2. Calculated based on Woodside's closing share price on 31 December 2024 of A$24.60 ($15.29) and a US$:A$ exchange rate of 0.6217.
3. The award of Restricted Shares and Performance Rights is subject to shareholder approval at the 2025 Woodside Annual General Meeting.

130 WOODSIDE ENERGY GROUP LTD

Graham Tiver - Executive Vice President and Chief Financial Officer

KPI	Performance	Outcome
Growth agenda Assesses the alignment of growth opportunities to shareholder return; portfolio balance; the achievement of challenging business objectives.	• Completed sell down of 15.1% and 10% equity stakes in the Scarborough Joint Venture to JERA and LNG Japan respectively and associated US$1 billion debt funding from the Japanese Bank for International Cooperation (JBIC). • Provided significant Finance divisional support to transactions, including Louisiana LNG and Beaumont New Ammonia, and the agreed asset swap with Chevron. • Successfully issued US$2 billion of bonds in the US market in Woodside's inaugural SEC raising, attracting strong levels of high calibre investment to position the balance sheet to support growth activities.	Above target
Effective execution Assesses the maintenance, operation and profitability of existing assets; project delivery to achieve budget, schedule and stated performance; cost reduction; achievement of health, safety and community expectations.	• Realised significant improvements and efficiencies in processes leveraging the delivery of a new financial system. • Supported the business in maintaining strong cost performance resulting in lower year-on-year unit production costs despite an inflationary environment. • Delivered the redocumentation of the Sarbanes-Oxley (SOX) framework to optimise controls and further streamline processes. • Progressed Governance, Risk and Compliance harmonisation with a focus on simplification and consistency across the portfolio.	Above target
Enterprise capability Assesses leadership development; workforce planning; executive succession; Indigenous participation and diversity; effective risk identification and management.	• Integrated Contracting and Procurement into the Finance division and restructured the leadership team with a focus on growth of internal talent. • Achieved improvements across a number of diversity and inclusion metrics, including Indigenous employment and female leadership.	On target
Culture and reputation Assesses performance culture and emphasis on values; engagement and enablement; improved employee climate; Woodside's brand as a partner of choice.	• Employee engagement increased in parallel with an organisational restructure and the introduction of a new financial system. • Established broader debt support relationships including new markets. • Implemented a new organisational structure to support delivery of a high performing finance division. • Sponsored the employee interest group focused on cultural and linguistic diversity.	Above target
Shareholder focus Assesses whether decisions are made with a long-term shareholder return focus; efficient and timely communication to shareholders, market analysts and fund managers; the focus on shareholder return throughout the organisation.	• Actively engaged with the investor community directly and through presentations at shareholder events, including the US investor event in September 2024. • Delivered the Petroleum Resource Rent Tax (PRRT) submission and participated in the Australian Senate Inquiry resulting in a formal closure of the PRRT review.	Above target
EIS earned as percentage of target opportunity	122.6%	
EIS earned as percentage of maximum opportunity	76.7%	

2024 ANNUAL REPORT 131

Liz Westcott - Executive Vice President and Chief Operating Officer Australia		
KPI	**Performance**	**Outcome**
Growth agenda Assesses the alignment of growth opportunities to shareholder return; portfolio balance; the achievement of challenging business objectives.	• Scarborough and Pluto Train 2 78% complete[1], trunkline and flowline installation complete, floating production unit topsides and hull construction progressed and Train 2 module fabrication completed and installed. • Executed Pluto Interconnector Production Capacity Approved Quantity (PCAQ) increase. • Commissioned Macedon Low Pressure Operations increasing Macedon domestic gas production. • Progressed NWS infill program including proposed subsea tieback of five wells into existing offshore NWS facilities to be produced via the Karratha Gas Plant. Targeting FID in 2025.	Above target
Effective execution Assesses the maintenance, operation and profitability of existing assets; project delivery to achieve budget, schedule and stated performance; cost reduction; achievement of health, safety and community expectations.	• Improved safety engagement with contractors and implemented Field Leadership program across assets. One high consequence injury recorded. • Production outcomes above budget due to strong operated LNG reliability (98.0%), and Pluto Interconnector above committed volumes. Gross equity Scope 1 and 2 emissions 6.4% better than the target level of performance set under the 2024 Corporate Scorecard due to higher reliability and implementation of 'operate out' practices. • Delivered cost saving initiatives to offset inflationary pressures and deliver unit cost below budget. • NWS LNG Train 2 taken offline as preparations for permanent retirement are underway. • Progressed decommissioning activities for Enfield, Griffin, Stybarrow, Minerva and Bass Strait including safe recovery and transportation of the Griffin riser turret mooring (RTM). • Worked with operator to complete the Gippsland Asset Streamlining Project and the Hastings Generation Project for Bass Strait.	Above target
Enterprise capability Assesses leadership development; workforce planning; executive succession; Indigenous participation and diversity; effective risk identification and management.	• Implemented an improved operating model for the Australia business, emphasising growth of internal talent and the implementation of succession plans for key leadership positions. • Increased overall female participation and female leadership. • Progressed design and development of a simplified management system for operations (to be implemented in 2025).	Above target
Culture and reputation Assesses performance culture and emphasis on values; engagement and enablement; improved employee climate; Woodside's brand as a partner of choice.	• Built and fostered key external relationships with the Australian State and Federal Governments, regulators, customers, joint venture partners and investors. • Received environmental approvals from the Western Australian Government for the North West Shelf Project Extension. • Participated in multiple engagements with host communities and Traditional Owners including attending the Garma Festival. • Maintained an upwards trajectory in employee engagement scores.	Above target
Shareholder focus Assesses whether decisions are made with a long-term shareholder return focus; efficient and timely communication to shareholders, market analysts and fund managers; the focus on shareholder return throughout the organisation.	• Led key asset optimisation projects including the simplification and consolidation of Woodside's Australian portfolio through an asset swap with Chevron. • Progressed Pluto large scale decarbonisation opportunities. • Progressed NWS Late Life Asset Management operating cost reduction initiatives. • Executed incremental WA gas sales of 7.3PJ (full year 73.5PJ) for delivery across 2025 and 2026. Completed an expressions of interest process for the East Coast that resulted in commitments to contracts totaling 77.4 PJ across 2025 and 2026.	On target
EIS earned as percentage of target opportunity	**122.6%**	
EIS earned as percentage of maximum opportunity	**76.7%**	

1. The completion % excludes the Pluto Train 1 modifications project.

132 WOODSIDE ENERGY GROUP LTD

Daniel Kalms - Executive Vice President and Chief Operating Officer International		
KPI	**Performance**	**Outcome**
Growth agenda Assesses the alignment of growth opportunities to shareholder return; portfolio balance; the achievement of challenging business objectives.	• Led the corporate acquisition resulting in the Louisiana LNG opportunity, delivering significant international growth opportunity for Woodside. • Achieved Sangomar startup in Q2 at low end of cost range. Facility startup and performance testing completed. • Trion Project 20% complete at year end with major scope elements on track. Floating production unit (FPU) construction commenced in Q3. • Integrated the Beaumont New Ammonia Project into international business in advance of startup in second half 2025.	Above target
Effective execution Assesses the maintenance, operation and profitability of existing assets; project delivery to achieve budget, schedule and stated performance; cost reduction; achievement of health, safety and community expectations.	• Zero high consequence injuries in 2024. • Zero environmental non-compliance events and gross equity Scope 1 and 2 emissions 13.6% better than the target level of performance set under the 2024 Corporate Scorecard. • Sangomar production and reliability surpassed plan and supported accelerated reserves booking. • International production grown year on year from 22% to 28% of Woodside total production, driven by increased production from Senegal and assets in the United States. • Established Louisiana LNG Project organisation and signed revised engineering, procurement and construction (EPC) contract with Bechtel allowing limited notice to proceed. • Led implementation of the enterprise system upgrade (S4HANA) on time and without business interruption. • Implemented increased offshoring of IT work to India delivering material cost savings.	Above target
Enterprise capability Assesses leadership development; workforce planning; executive succession; Indigenous participation and diversity; effective risk identification and management.	• Championed reorganisation of the international business into a simpler asset-based operating model. • Delivered the process safety improvement project and achieved signoff of process safety leadership competencies across safety critical roles. • Built capability pipeline leading to an increase in participation by females and under-represented racial groups.	Above target
Culture and reputation Assesses performance culture and emphasis on values; engagement and enablement; improved employee climate; Woodside's brand as a partner of choice.	• Built industry relationships with partners and governments across Senegal, Mexico, Trinidad and Tobago, USA and other project and business development locations. • Employee engagement scores for international business group above company average. • Sponsored and participated in several employee interest groups in international locations. • Actively led and sponsored Woodside US-based employee giving and volunteering campaign in support of United Way of Houston and served on the Board of United Way of Greater Houston.	Above target
Shareholder focus Assesses whether decisions are made with a long-term shareholder return focus; efficient and timely communication to shareholders, market analysts and fund managers; the focus on shareholder return throughout the organisation.	• Secured improved Production Sharing Contract terms in Trinidad and Tobago for producing assets and growth opportunities. • Actively engaged in multiple investor meetings across the USA to communicate Woodside's strategy and receive feedback.	Above Target
EIS earned as percentage of target opportunity	**127.1%**	
EIS earned as percentage of maximum opportunity	**79.5%**	

2024 ANNUAL REPORT 133

Mark Abbotsford - Executive Vice President and Chief Commercial Officer		
KPI	**Performance**	**Outcome**
Growth agenda Assesses the alignment of growth opportunities to shareholder return; portfolio balance; the achievement of challenging business objectives.	• Led the strategic partnership discussion with JERA that enabled the execution and completion of the 15.1% Scarborough JV sell down, LNG offtake and collaboration on new energy and lower-carbon services opportunities. • Developed the commercial and marketing strategy to support the Louisiana LNG acquisition decision. • Progressed early stage opportunities for carbon capture and storage and hydrogen, including the conditional offtake term sheet with Keppel for the supply and purchase of liquid hydrogen. • Identified and led the evaluation of several potential new supply and partnership opportunities.	Above target
Effective execution Assesses the maintenance, operation and profitability of existing assets; project delivery to achieve budget, schedule and stated performance; cost reduction; achievement of health, safety and community expectations.	• Executed long-term LNG sale and purchase agreements with key buyers KOGAS, CPC and JERA. • Successfully implemented the Sangomar marketing and shipping strategy following first production. • Added a long-term charter LNG vessel to Woodside's shipping fleet to meet portfolio delivery commitments, in line with Woodside's growth strategy. • Supported the execution of the agreed asset swap with Chevron, enabling the consolidation and simplification of Woodside's Australian portfolio.	Above target
Enterprise capability Assesses leadership development; workforce planning; executive succession; Indigenous participation and diversity; effective risk identification and management.	• Successfully embedded a global Business Development and Commercial leadership structure, focusing on maturing commercial capabilities within the organisation. • Expanded Woodside's marketing and trading capabilities, particularly in London and the US to accommodate the increase in activities. • Continued to build on the strong pipeline of females in senior leadership positions.	Above target
Culture and reputation Assesses performance culture and emphasis on values; engagement and enablement; improved employee climate; Woodside's brand as a partner of choice.	• Active external representation of Woodside and the Australian energy sector, including as a board member of the Chamber of Commerce and Industry of Western Australia and the Asia Natural Gas & Energy Association. • Embedded a clear vision for the newly formed Business Development and Commercial organisation, brought together to strengthen Woodside's ability to identify and capitalise on new growth opportunities. • Proactively managed key external relationships with the Australian State and Federal Governments and regulators, including representing Woodside at the Parliamentary Inquiry into the Western Australian Domestic Gas Policy.	Above target
Shareholder focus Assesses whether decisions are made with a long-term shareholder return focus; efficient and timely communication to shareholders, market analysts and fund managers; the focus on shareholder return throughout the organisation.	• Regular engagement with the external market through presentations at shareholder events and direct engagements with investors. • Continued to optimise Woodside's existing portfolio, delivering a marketing segment profit before tax of US$427 million for the trading organisation, exceeding the stretch target.	Above target
EIS earned as percentage of target opportunity	**127.1%**	
EIS earned as percentage of maximum opportunity	**79.5%**	

134 WOODSIDE ENERGY GROUP LTD

Table 5 – CEO and Senior Executive total remuneration received (non-IFRS information)[1]

The following table provides greater transparency to shareholders of the total remuneration received or receivable by the CEO and Senior Executives, in 2023 and 2024. This includes FAR, EIS cash awards earned in respect of performance for the year and the value of shares and rights which vested during the year calculated using the five-day VWAP leading up to but not including the vesting, forfeiture or lapsing date. Termination benefits are not included in the table below; these amounts are disclosed in Table 10. Amounts are shown in the currency in which the remuneration is paid, either AUD or USD, whereas Table 10 is expressed in USD which is Woodside's functional and presentational currency.

Total remuneration received differs from statutory remuneration reported in Table 10 that is prepared in accordance with the *Corporations Act 2001* (Cth) and Accounting Standards which require share-based payments to be reported as remuneration from the time of grant, even though actual value may ultimately not be realised from these share-based payments.

Name	Year	Salary, allowances and superannuation[2] A$	EIS cash and other cash incentives[3] A$	Restricted Shares vested[4] A$	Performance Rights vested[4] A$	Equity Rights vested[4] A$	Total remuneration received A$	Previous years' awards forfeited or lapsed[4] A$
M O'Neill	2024	2,472,000	1,698,800	1,012,781	-	-	5,183,581	476,289
	2023	2,400,000	1,530,600	534,659	-	-	4,465,259	-
G Tiver	2024	1,185,859	520,705	-	-	878,125	2,584,689	-
	2023	1,145,053	432,900	-	-	1,229,333	2,807,286	-
L Westcott[5]	2024	1,178,105	454,000	-	-	-	1,632,105	-
	2023	709,771	239,538	-	-	-	949,309	-
D Kalms[6]	2024	435,758	260,725	-	-	-	696,483	-
	2023	-	-	-	-	-	-	-
M Abbotsford[7]	2024	399,735	180,132	-	-	-	579,867	-
	2023	-	-	-	-	-	-	-
Former Senior Executive		**US$**	**US$**	**US$**	**US$**	**US$**	**US$**	**US$**
S McMahon[8]	2024	404,039	438,353	-	-	-	842,392	-
	2023	731,585	186,800	-	-	327,039	1,245,424	-

1. This is non-IFRS information that is unaudited.
2. Represents the total FAR earned in 2024 and 2023 including salaries, fees, allowances and company contributions to superannuation. This reflects pro-rated amounts for the period that Executives were in KMP roles.
3. Includes the EIS cash incentive earned in the respective year, which is actually paid in the following year. This reflects pro-rated amounts for the period that Executives were in KMP roles.
4. The value of Restricted Shares, Performance Rights and Equity Rights is calculated using the five-day VWAP leading up to but not including the vesting or forfeiture or lapsing date. For Ms McMahon the amount was translated to USD based on the exchange rate reflective of the five-day period leading up to but not including the vesting date.
5. Ms Westcott commenced employment with Woodside on 1 June 2023.
6. Mr Kalms was appointed as an Executive KMP on 1 August 2024. Mr Kalms was on international assignment during 2024 and received assignment allowances (A$182,969 paid on a net basis) in addition to allowances disclosed in this table. Woodside settled the actual tax liability on these allowances on behalf of Mr Kalms. Cash incentives earned by Mr Kalms include a one-off cash bonus payment (A$90,000) in recognition of his significant additional contribution and leadership related to the acquisition of Tellurian and its Driftwood LNG Project (now known as Louisiana LNG).
7. Mr Abbotsford was appointed as an Executive KMP on 1 August 2024.
8. Ms McMahon ceased being an Executive KMP on 31 July 2024. Other cash incentives earned by Ms McMahon include a cash payment in lieu of the Restricted Share component of the 2024 EIS award. This payment will be made in March 2025.

Table 6 – 2024 vesting outcomes

	Executive	Shares	Vesting value US$[1]
2018 EIS 5-year Restricted Shares vested on 19 February 2024	M O'Neill	15,379	309,735
2018 EIS 5-year Performance Rights vested on 19 February 2024[2]	M O'Neil	-	-
2020 EIS 3-year Restricted Shares vested on 24 February 2024	M O'Neil	17,697	351,128
2022 Equity Rights vested on 31 August 2024[3]	G Tiver	32,307	595,632

1. The value of Restricted Shares and Equity Rights is calculated using the five-day VWAP leading up to but not including the vesting date. Amounts were translated to USD based on the exchange rate reflective of the five-day period leading up to but not including the vesting date.
2. All of the Performance Rights allocated to Ms O'Neill in respect of the 2018 EIS lapsed as RTSR performance within each peer group was below the hurdle for vesting.
3. Equity Rights were awarded to Mr Tiver as a sign-on benefit under the SWEP to compensate for benefits forgone on leaving the BHP Group.

2024 ANNUAL REPORT 135

Table 7 – Valuation summary of Executive KMP EIS for 2024 and 2023

Name	Year	Cash[1] US$	Restricted Shares 3-year vesting period US$	Restricted Shares 4-year vesting period US$	Restricted Shares 5-year vesting period US$	Performance Rights 5-year vesting period US$	Total EIS US$
M O'Neill[4]	2024[2]	1,056,074	541,717	541,717	1,625,181	1,066,961	4,831,650
	2023[3]	906,280	463,891	463,891	1,391,714	937,894	4,163,670
G Tiver	2024[2]	290,315	372,303	-	409,526	268,861	1,341,005
	2023[3]	265,631	339,914	-	373,918	251,988	1,231,451
L Westcott[5]	2024[2]	282,233	361,935	-	398,133	261,381	1,303,682
	2023[3]	146,983	188,091	-	206,902	139,434	681,410
D Kalms[6]	2024[2]	106,132	136,105	-	149,715	98,291	490,243
	2023	-	-	-	-	-	-
M Abbotsford[6]	2024[2]	100,431	128,791	-	141,673	93,011	463,906
	2023	-	-	-	-	-	-
Former Senior Executive							
S McMahon[7]	2024[2]	438,353	-	-	-	179,013	617,366
	2023[3]	186,800	243,171	-	267,484	180,261	877,716

1. Represents the cash incentive earned in the respective year, which is actually paid in the following year. Amounts were translated to USD using the closing spot rate on 31 December.
2. The number of Restricted Shares and Performance Rights allocated for 2024 was calculated by dividing the amount of the Executive's entitlement allocated to Restricted Shares by the face value of Woodside shares. The USD fair value of Restricted Shares and Performance Rights at their date of grant has been estimated by reference to the closing share price at 31 December 2024 and preliminary modelling respectively. Grant date for Senior Executives' awards has been determined to be the date of the Board of Directors' approval, being 25 February 2025, while grant date for Ms O'Neill's award will, subject to shareholder approval being given, be the date of the 2025 Woodside Annual General meeting. Any differences between the estimated fair value at 31 December 2024 and the final fair value will be trued-up in the 2025 financial year. The fair value is not indicative of the benefit (if any) that an individual Executive may ultimately realise should these equity instruments vest.
3. The number of Restricted Shares and Performance Rights allocated for 2023 were calculated by dividing the amount of the Executive's entitlement allocated to Restricted Shares by the face value of Woodside shares. The USD fair value of Restricted Shares and Performance Rights at their date of grant was estimated by reference to the closing share price at 31 December 2023 and preliminary modelling respectively. Grant date for Senior Executives' awards has been determined to be the date of the Board of Directors' approval, being 27 February 2024, while grant date for Ms O'Neill's award is the date of shareholder approval at the 2024 Woodside Annual General meeting on 24 April 2024. The final fair value was calculated at these dates and was trued-up in the 2024 financial year. The fair value is not indicative of the benefit (if any) that an individual Executive may ultimately realise should these equity instruments vest.
4. Ms O'Neill's 2023 EIS was awarded at 99% of the target opportunity. The Board's assessment of Ms O'Neill's performance, together with the Corporate Scorecard outcome, resulted in an EIS award at 104% of the target opportunity. The CEO proposed to the Board her final EIS be reduced by 5% in light of the fatality at our North Rankin Complex and the Board exercised its discretion to reduce the award to 99% of the target opportunity.
5. Ms Westcott commenced employment with Woodside on 1 June 2023.
6. Mr Kalms and Mr Abbotsford were appointed as Executive KMP on 1 August 2024.
7. Ms McMahon ceased being an Executive KMP on 31 July 2024. Ms McMahon is eligible for a pro-rata 2024 EIS award, which includes a cash payment (US$ 317,428) in lieu of an allocation of Restricted Shares. This payment will be made in March 2025.

Contracts for Executive KMP

Each Executive KMP has a contract of employment. Table 8 below contains a summary of the key contractual provisions of the contracts of employment for the continuing Executive KMP.

Table 8 – Summary of contractual provisions for Executive KMP

Name[1]	Employing company	Contract duration	Termination notice period where given by company[2,3]	Termination notice period where given by Executive
M O'Neill	Woodside Energy Ltd	Unlimited	6 months	6 months
G Tiver	Woodside Energy Ltd	Unlimited	6 months	6 months
L Westcott	Woodside Energy Ltd	Unlimited	6 months	3 months
D Kalms	Woodside Energy Ltd	Unlimited	6 months	3 months
M Abbotsford	Woodside Energy Ltd	Unlimited	6 months	3 months

1. Remuneration is reviewed annually or as required to maintain alignment with policy and benchmarks.
2. Woodside may choose to terminate the contract immediately by making a payment in lieu of notice equal to the fixed remuneration the Executive KMP would have received during the company notice period. In the event of termination for serious misconduct or other nominated circumstances, Executive KMP are not entitled to this payment.
3. On termination of employment, Executive KMP will be entitled to the payment of any fixed remuneration calculated up to the termination date, any leave entitlement accrued at the termination date and any payment or award permitted under the EIS and Equity Award Rules. Executive KMP are restrained from certain activities for specified periods after termination of their employment in order to protect Woodside's interests.

Termination benefits

Ms McMahon ceased being an Executive KMP on 31 July 2024, and ceased employment on 12 December 2024, following changes to the executive leadership structure that took effect on 1 August 2024. As a result, the Board considered and approved termination benefits including a pro-rata EIS award for the 2024 performance year, accelerated vesting of incentive awards awarded in respect of prior performance years, and a severance payment aligned with the provisions of the Severance Pay Plan. Incentive awards that vested included a pro-rata vesting of Equity Rights awarded under the SWEP and accelerated vesting of Restricted Shares awarded under the EIS. All existing Performance Rights awarded under the EIS, as well as those to be awarded in respect of the 2024 EIS, will remain on-foot subject to the original terms.

Table 10 provides further details including all termination payments on separation.

136 WOODSIDE ENERGY GROUP LTD

NON-EXECUTIVE DIRECTORS (NEDs)

Remuneration Policy

Woodside's Remuneration Policy for NEDs aims to attract, retain, motivate and to remunerate fairly and responsibly having regard to:

- the level of fees paid to NEDs relative to other major Australian listed companies.
- the size and complexity of Woodside's operations.
- the responsibilities and work requirements of Board members.

Fees paid to NEDs are recommended by the Human Resources & Compensation Committee (HR&CC) based on benchmarking from external remuneration consultants and determined by the Board. Following a review in December 2024, the Board approved an increase to annual Board and Committee fees ranging between 2% and 3%, effective 1 January 2025. The increases ensure the NED fees remain competitive in the market and consider the broader range of business responsibilities and work required as Woodside continues to invest in targeted, strategic opportunities to deliver growth and value creation. Additionally, effective 1 January 2025, the Sustainability Committee Chair fee was increased to A$56,000 and the member fee was adjusted to A$28,500 to acknowledge the increased workload and align with the fees paid to the HR&CC.

Fees paid to NEDs are subject to an aggregate limit of A$4.675 million per financial year, which was approved by shareholders at the 2023 AGM.

MSR Policy

NEDs are required to have acquired shares for a total purchase price of at least 100% of their pre-tax base annual fee after five years on the Board. The NEDs may utilise the Non-executive Directors' Share Plan (NEDSP) to acquire the shares on market at market value. As the shares are acquired after tax, the shares in the NEDSP are not subject to any forfeiture conditions.

As at 31 December 2024, all NEDs met the MSR, except for Mr Wyatt, Mr Breuillac, Ms Minas and Mr Belani who have joined Woodside in the past five years. Each of these NEDs is participating in the NEDSP to assist with acquiring shares to meet the MSR. See Table 14 for details.

NEDs remuneration structure

NEDs remuneration consists of base Board fees and Committee fees, plus statutory superannuation contributions or payments in lieu (currently 11.5%). Other payments may be made for additional services outside the scope of Board and Committee duties. NEDs do not earn retirement benefits other than superannuation and are not entitled to any form of performance-linked remuneration in order to preserve their independence. Table 9 shows the 2024 annual base Board and Committee fees for NEDs.

In addition to these fees, NEDs are entitled to reimbursement of reasonable travel, accommodation and other expenses incurred attending meetings of the Board, Committees or shareholders, or while engaged on Woodside business. NEDs are not entitled to compensation on termination of their directorships.

An allowance is paid to any NED required to travel internationally to attend Board commitments, compensating for factors related to long-haul travel. Where travel is between six and ten hours, an allowance of A$5,000 gross per trip is paid. Where travel exceeds 10 hours, an allowance of A$10,000 gross per trip is paid. Based on benchmarking outcomes to the ASX peer group, the Board approved an increase to travel allowances effective 1 January 2025. Where travel is between six and ten hours, an allowance of A$7,500 gross per trip is to be paid. Where travel exceeds 10 hours, an allowance of A$15,000 gross per trip is to be paid. This is the first increase to the international travel allowance since 1 January 2019.

Board fees are not paid to the CEO, as the time spent on Board work and the responsibilities of Board membership are considered in determining the remuneration package provided as part of the normal employment conditions.

The total remuneration paid to, or in respect of, each NED in 2024 is set out in Table 13.

Table 9 – Annual base Board and committee fees for NEDs[1]

Position	Board[2] A$	Audit & Risk Committee A$	Human Resources & Compensation Committee A$	Sustainability Committee A$	Nominations & Governance Committee A$
Chair of the Board[3]	759,465	-	-	-	-
Non-Executive Directors[4]	230,137	-	-	-	-
Committee Chair	-	62,328	54,600	49,770	Nil
Committee member	-	33,562	27,825	24,885	Nil

1. Fees in this table reflect 2024 annual base Board and committee fees for NEDs.
2. NEDs receive Board and committee fees plus statutory superannuation or payments in lieu where statutory superannuation is not required to be paid.
3. Inclusive of committee work.
4. Board fees paid to NEDs other than the Chair.

2024 ANNUAL REPORT 137

HUMAN RESOURCES & COMPENSATION COMMITTEE REPORTING NOTES The Committee assists the Board to determine appropriate Reporting in United States dollars remuneration policies and structures for NEDs and Executives. In this report, the remuneration and benefits reported have been Further information on the role of the Committee is described in the presented in US dollars, unless otherwise stated. This is consistent Corporate Governance Statement in the Annual Report. with the functional and presentation currency of the company. LOANS AND TRANSACTIONS Compensation for Australian-based employees and Australian-based Executive KMP is paid in Australian dollars and, for reporting No loans or transactions (other than as described in this report) purposes, converted to US dollars based on the exchange rate have been made, guaranteed or secured, directly or indirectly, by reflective of the service period. Compensation for US-based Woodside or any of its subsidiaries at any time throughout the year, employees and US-based Executive KMP is paid in US dollars. to any Executive KMP including to an Executive KMP related party. Valuation of equity awards is converted at the spot rate applying USE OF REMUNERATION CONSULTANTS when the equity award is granted. From time-to-time, the Committee directly engages independent external advisers to provide input to the process of reviewing the remuneration for NEDs and Executives. The Committee may receive executive remuneration advice directly from external independent remuneration consultants. Under communications and engagement protocols adopted by Woodside, market data reports are provided directly to the Committee Chair, and a consultant provides a statement to the Committee that reports have been prepared free of undue influence from Executive KMP. This process ensures the Committee has full oversight of the review process and therefore it, and the Board, can be satisfied that the work undertaken by external independent remuneration consultants is free from undue influence by Executive KMP. External remuneration benchmarking in 2024 was obtained from independent remuneration consultants KPMG to assist with the NED fee review, and from KPMG and Meridian for the CEO and Senior Executive review. No remuneration recommendations were received during 2024. 138 WOODSIDE ENERGY GROUP LTD

STATUTORY TABLES

Table 10 – Compensation of CEO and Senior Executives for the year ended 31 December 2024 and 2023

		FAR			VAR and other incentives								
		Short-term		Post-employment	Short-term	Long-term							
		Salaries, fees and allowances $	Non-monetary benefits[1] $	Superannuation / Pension Contributions $	Cash[2] $	Equity Rights[3] $	Restricted Shares[3,4] $	Performance Rights[3] $	Long Service Leave $	Termination benefits $	Total Remuneration[5] $	Total Remuneration[5] A$	Performance related[6] %
M O'Neill[7] *Chief Executive Officer and Managing Director*	2024	1,795,548	19,500	-	1,056,074	-	1,807,949	641,069	148,258	-	5,468,398	8,388,230	64
	2023	1,672,740	47,576	-	958,405	-	1,521,538	537,298	177,194	-	4,914,751	7,373,431	61
G Tiver *Executive Vice President and Chief Financial Officer*	2024	842,026	11,872	25,444	323,701	276,366	451,794	129,109	28,594	-	2,088,906	3,196,894	57
	2023	721,973	9,169	23,486	294,851	599,593	311,868	90,077	25,681	-	2,076,698	3,116,921	62
L Westcott[8] *Executive Vice President and Chief Operating Officer Australia*	2024	780,848	42,669	105,451	282,233	-	228,356	64,094	20,852	-	1,524,503	2,337,379	38
	2023	443,247	53,174	48,373	163,151	-	50,518	14,216	10,687	-	783,366	1,186,020	29
D Kalms[9] *Executive Vice President and Chief Operating Officer International*	2024	282,840	15,183	58,679	162,082	-	189,175	70,346	189,048	-	967,353	1,481,938	44
	2023	-	-	-	-	-	-	-	-	-	-	-	-
M Abbotsford[10] *Executive Vice President and Chief Commercial Officer*	2024	282,629	3,183	12,253	111,981	-	174,379	58,044	96,700	-	739,169	1,131,279	47
	2023	-	-	-	-	-	-	-	-	-	-	-	-
Former Executive KMP													
S McMahon[11] *Executive Vice President International Operations*	2024	353,964	5,529	60,963	438,353	146,531	615,466	413,058	-	724,287[12]	2,758,151	4,242,450	58
	2023	634,567	60,110	143,997	186,800	335,940	180,375	51,649	-	-	1,593,438	2,392,942	47
Executive KMP Total	2024	4,337,855	97,936	262,790	2,374,424	422,897	3,467,119	1,375,720	483,452	724,287	13,546,480	20,778,170	56
	2023	3,472,527	170,029	215,856	1,603,207	935,533	2,064,299	693,240	213,562	-	9,368,253	14,069,314	57

1. Reflects the value of allowances and non-monetary benefits (including relocation, travel, health insurance, car parking and any associated fringe benefit tax). This reflects pro-rated amounts for the period that Executives were in KMP roles.
2. The amount includes the EIS cash incentive earned in the respective year, which is actually paid in the following year. Amounts were translated to USD using the closing spot rate on 31 December. This reflects pro-rated amounts for the period that Executives were in KMP roles.
3. In accordance with the requirements of AASB 2 Share-based Payment, the fair value of equity instruments as at their date of grant has been determined with reference to the closing share price at grant date, or by applying the Black-Scholes option pricing technique or applying the binomial valuation method combined with a Monte Carlo simulation. The fair value of equity instruments is amortised over the vesting period from the commencement of the service period, such that 'total remuneration' includes a portion of the fair value of unvested equity compensation during the year. The portion of the expense relating to the 2024 EIS has been measured using estimated fair values as disclosed in footnote 2 in Table 7. The amount included as remuneration is not indicative of the benefit (if any) that individual Executives may ultimately realise should these equity instruments vest.
4. Mr Kalms' Restricted Share expense includes US$31,586 of cash settled awards relating to Notional Shares granted under the EIS in 2023 in respect of the 2022 performance year, prior to his appointment as KMP. In accordance with the requirements of AASB 2 Share-based Payment, the fair value of the Notional Shares as at the date of grant has been determined with reference to the closing share price at grant date. The fair value of equity instruments is amortised over the vesting period from the commencement of the service period, such that "total remuneration" includes a portion of the fair value of unvested equity compensation during the year. The fair value of the liability is remeasured at the end of each reporting date of settlement, with any changes in the fair value recognised in the profit or loss for the period. The cash liability as of 31 December 2024 is US$213,308. The terms of the Notional Shares are broadly the same as the Restricted Shares granted under the 2022 EIS, except that Notional Shares are delivered in cash rather than equity.
5. The total remuneration in AUD is converted from USD using the exchange rate reflective of the service period. This non-IFRS unaudited information is included for the purposes of showing the total annual cost of benefits to the company in Australian dollars for the service period.
6. Performance related outcome percentage is calculated as total variable annual reward divided by the USD total remuneration figure.
7. Ms O'Neill elected to receive a cash payment in lieu of all superannuation contributions in accordance with the *Superannuation Guarantee (Administration) Act 1992*, on the basis of being a Senior Foreign Executive. The cash payment is subject to (PAYG) income tax and paid as part of Ms O'Neill's normal monthly salary. The amount is included in salaries, fees and allowances.
8. Ms Westcott commenced employment with Woodside on 1 June 2023.
9. Mr Kalms was appointed as an Executive KMP on 1 August 2024. Mr Kalms was on international assignment during 2024 and received assignment allowances (A$182,969 paid on a net basis) in addition to allowances disclosed in this table. Woodside settled the actual tax liability on these allowances on behalf of Mr Kalms. Cash incentives earned by Mr Kalms include a one-off cash bonus payment (A$90,000) in recognition of his significant additional contribution and leadership related to the acquisition of Tellurian and its Driftwood LNG Project (now know as Louisiana LNG).
10. Mr Abbotsford was appointed as an Executive KMP on 1 August 2024.
11. Ms McMahon ceased being an Executive KMP on 31 July 2024 and ceased employment on 12 December 2024. The Board approved a pro-rata vesting of Equity Rights, accelerated vesting of Restricted Shares and that all existing Performance Rights remain on-foot subject to the original terms. As a result, the share-based payment expenses in this table are fully accelerated in accordance with accounting standards.
12. Ms McMahon's termination benefits include salaries, fees and allowances and pension contributions received during the period 1 August 2024 to 12 December 2024, the portion of the 2024 EIS to be delivered in cash (including the amount in lieu of an allocation of Restriction Shares) and a severance payment received in January 2025.

Table 11 – Peer group of international oil and gas companies[1]

APA Corporation (previously Apache Corporation)	Devon Energy	Hess Corporation
Canadian Natural Resources	ENI S.p.A	Inpex Corporation
ConocoPhillips[2]	EOG Resources	Occidental Petroleum
Coterra Energy	Equinor ASA	Santos Ltd

1. A review of the peer group will be conducted in 2025.
2. Marathon Oil Company was acquired by ConocoPhillips in November 2024 and has been removed from the peer group.

2024 ANNUAL REPORT 139

Table 12 – Summary of CEO and Senior Executive allocated, vested or lapsed equity

Name	Type of equity[1]	Grant date	Vesting date[2,3]	Awarded but not vested	Vested in 2024	% of total vested	Lapsed in 2024[4]	Fair value of equity[5,6,7]	Unamortised value $[8]
M O'Neill[9]	Restricted Shares	13 February 2019	19 February 2024	-	15,379	100	-	24.71	-
	Restricted Shares	12 February 2020	18 February 2025	16,391	-	-	-	22.76	8,157
	Restricted Shares	17 February 2021	24 February 2024	-	17,697	100	-	20.18	-
	Restricted Shares	17 February 2021	24 February 2026	17,697	-	-	-	20.18	66,752
	Restricted Shares	19 May 2022	19 May 2025	46,861	-	-	-	20.91	85,126
	Restricted Shares	19 May 2022	19 May 2027	51,122	-	-	-	20.91	398,681
	Restricted Shares	28 April 2023	28 April 2026	33,143	-	-	-	22.28	225,877
	Restricted Shares	28 April 2023	28 April 2027	14,591	-	-	-	22.28	141,808
	Restricted Shares	28 April 2023	28 April 2028	64,013	-	-	-	22.28	749,532
	Restricted Shares	24 April 2024	6 March 2027	21,923	-	-	-	18.51	211,407
	Restricted Shares	24 April 2024	6 March 2028	21,923	-	-	-	18.51	249,010
	Restricted Shares	24 April 2024	6 March 2029	65,771	-	-	-	18.51	823,121
	Restricted Shares	8 May 2025	February 2028	35,423	-	-	-	15.29	411,875
	Restricted Shares	8 May 2025	February 2029	35,423	-	-	-	15.29	436,924
	Restricted Shares	8 May 2025	February 2030	106,271	-	-	-	15.29	1,361,638
	Performance Rights	13 February 2019	19 February 2024	-	-	-	15,379	16.87	-
	Performance Rights	12 February 2020	18 February 2025	16,391	-	-	-	15.81	5,666
	Performance Rights	17 February 2021	24 February 2026	23,596	-	-	-	14.44	63,687
	Performance Rights	19 May 2022	19 May 2027	51,122	-	-	-	13.40	255,492
	Performance Rights	28 April 2023	28 April 2028	64,013	-	-	-	14.92	501,931
	Performance Rights	24 April 2024	6 March 2029	65,771	-	-	-	12.08	537,186
	Performance Rights	8 May 2025	February 2030	106,271	-	-	-	10.04	893,940
G Tiver[10]	Equity Rights	18 February 2022	31 August 2024	-	32,307	100	-	17.60	-
	Equity Rights	18 February 2022	31 August 2025	27,460	-	-	-	16.82	85,807
	Restricted Shares	27 February 2023	7 March 2026	17,249	-	-	-	23.63	117,428
	Restricted Shares	27 February 2023	7 March 2028	18,818	-	-	-	23.63	232,019
	Restricted Shares	27 February 2024	February 2027	16,064	-	-	-	19.80	165,703
	Restricted Shares	27 February 2024	February 2029	17,671	-	-	-	19.80	236,564
	Restricted Shares	25 February 2025	February 2028	24,345	-	-	-	15.29	283,067
	Restricted Shares	25 February 2025	February 2030	26,779	-	-	-	15.29	343,116
	Performance Rights	27 February 2023	7 March 2028	18,818	-	-	-	16.18	158,869
	Performance Rights	27 February 2024	6 March 2029	17,671	-	-	-	13.34	159,382
	Performance Rights	25 February 2025	February 2030	26,779	-	-	-	10.04	225,262
L Westcott	Restricted Shares	27 February 2024	6 March 2027	8,889	-	-	-	19.80	101,761
	Restricted Shares	27 February 2024	6 March 2029	9,778	-	-	-	19.80	140,285
	Restricted Shares	25 February 2025	February 2028	23,667	-	-	-	15.29	275,184
	Restricted Shares	25 February 2025	February 2030	26,034	-	-	-	15.29	333,571
	Performance Rights	27 February 2024	6 March 2029	9,778	-	-	-	13.34	94,515
	Performance Rights	25 February 2025	February 2030	26,034	-	-	-	10.04	218,995
D Kalms	Restricted Shares	12 February 2020	18 February 2025	6,654	-	-	-	22.76	3,311
	Restricted Shares	17 February 2021	24 February 2026	7,670	-	-	-	20.18	28,931
	Restricted Shares	16 February 2022	23 February 2025	13,214	-	-	-	19.01	9,505
	Restricted Shares	16 February 2022	23 February 2027	14,415	-	-	-	19.01	95,713
	Notional Shares	27 February 2023	7 March 2026	11,183	-	-	-	15.29	48,271
	Notional Shares	27 February 2023	7 March 2028	12,200	-	-	-	15.29	96,013
	Restricted Shares	27 February 2024	6 March 2027	10,330	-	-	-	19.80	106,556
	Restricted Shares	27 February 2024	6 March 2029	11,363	-	-	-	19.80	152,118
	Restricted Shares	25 February 2025	February 2028	21,290	-	-	-	15.29	247,546
	Restricted Shares	25 February 2025	February 2030	23,419	-	-	-	15.29	300,065
	Performance Rights	12 February 2020	18 February 2025	6,654	-	-	-	15.81	2,300
	Performance Rights	17 February 2021	24 February 2026	10,227	-	-	-	14.44	27,603
	Performance Rights	16 February 2022	23 February 2027	14,415	-	-	-	13.76	69,268
	Performance Rights	27 February 2023	7 March 2028	12,200	-	-	-	16.18	101,583
	Performance Rights	27 February 2024	6 March 2029	11,363	-	-	-	13.34	102,488
	Performance Rights	25 February 2025	February 2030	23,419	-	-	-	10.04	196,998

140 WOODSIDE ENERGY GROUP LTD

Name	Type of equity[1]	Grant date	Vesting date[2,3]	Awarded but not vested	Vested in 2024	% of total vested	Lapsed in 2024[4]	Fair value of equity[5,6,7]	Unamortised value $[8]
M Abbotsford	Restricted Shares	12 February 2020	18 February 2025	5,655	-	-	-	22.76	2,814
	Restricted Shares	17 February 2021	24 February 2026	4,445	-	-	-	20.18	16,766
	Restricted Shares	16 February 2022	23 February 2025	8,049	-	-	-	19.01	5,790
	Restricted Shares	16 February 2022	23 February 2027	8,781	-	-	-	19.01	58,304
	Restricted Shares	27 February 2023	7 March 2026	10,775	-	-	-	23.63	71,865
	Restricted Shares	27 February 2023	7 March 2028	11,754	-	-	-	23.63	142,933
	Restricted Shares	27 February 2024	6 March 2027	9,960	-	-	-	19.80	102,739
	Restricted Shares	27 February 2024	6 March 2029	10,956	-	-	-	19.80	146,670
	Restricted Shares	25 February 2025	February 2028	20,146	-	-	-	15.29	234,244
	Restricted Shares	25 February 2025	February 2030	22,161	-	-	-	15.29	283,946
	Performance Rights	12 February 2020	18 February 2025	5,655	-	-	-	15.81	1,955
	Performance Rights	17 February 2021	24 February 2026	5,927	-	-	-	14.44	15,997
	Performance Rights	16 February 2022	23 February 2027	8,781	-	-	-	13.76	42,195
	Performance Rights	27 February 2023	7 March 2028	11,754	-	-	-	16.18	97,869
	Performance Rights	27 February 2024	6 March 2029	10,956	-	-	-	13.34	98,817
	Performance Rights	25 February 2025	February 2030	22,161	-	-	-	10.04	186,416
S McMahon[10]	Equity Rights	1 June 2022	31 August 2024	14,118	-	-	-	19.59	-
	Equity Rights	1 September 2022	31 August 2025	11,061	-	-	-	18.38	-
	Restricted Shares	27 February 2023	7 March 2026	7,395	-	-	-	23.63	-
	Restricted Shares	27 February 2023	7 March 2028	8,067	-	-	-	23.63	-
	Restricted Shares	27 February 2024	6 March 2027	11,492	-	-	-	19.80	-
	Restricted Shares	27 February 2024	6 March 2029	12,641	-	-	-	19.80	-
	Performance Rights	27 February 2023	7 March 2028	8,067	-	-	-	16.18	-
	Performance Rights	27 February 2024	6 March 2029	12,641	-	-	-	13.34	-

1. Each Performance Right and Equity Right is a right to receive a fully paid ordinary share in Woodside (or, at the Board's discretion, as cash equivalent). No amount is payable by the Executive on the grant or vesting of a Performance Right or Equity Right.
2. Vesting date and exercise date are the same. Vesting is subject to satisfaction of vesting conditions. Full details of the vesting conditions for all prior year equity grants to Executive KMP are included in the remuneration report for the relevant year.
3. Vesting of Restricted Shares and Performance Rights granted in 2025 will occur following the release of full-year results in the relevant vesting year. Where the vesting date is not yet known the estimated vesting month is shown.
4. All of the Performance Rights allocated to Ms O'Neill in respect of the 2018 EIS lapsed as RTSR performance within each peer group was below the hurdle for vesting.
5. In accordance with the requirements of AASB 2 Share-based Payment, the fair value of Performance Rights and Equity Rights as at their date of grant has been determined by applying the Black-Scholes option pricing technique or binomial valuation method combined with a Monte Carlo simulation. The amount included as remuneration is not indicative of the benefit (if any) that individual Executives may ultimately realise should these equity instruments vest.
6. The fair value of Restricted Shares as at their date of grant has been determined by reference to the share price at grant date. The fair value of Notional Shares as at their date of grant has been determined by reference to the share price at grant date and has been remeasured at the end of the reporting date by reference of the closing share price at 31 December 2024. The fair value is not indicative of the benefit (if any) that individual Executive KMP may ultimately realise should these equity instruments vest.
7. Fair values for the 2024 EIS with grant date being 25 February 2025 and expected to be 8 May 2025 have been estimated as disclosed in footnote 2 of Table 7. Fair values for the 2023 EIS with grant dates of 27 February 2024 and 24 April 2024 have been trued-up as disclosed in footnote 3 of Table 7.
8. The maximum value of the equity instruments awarded for future financial years has been determined as the fair value amount at grant date multiplied by the number of equity instruments awarded, less what has been amortised to date. The minimum total value of the equity instruments awarded for future financial years is nil if relevant vesting conditions are not satisfied.
9. In respect of the 2023 EIS award, Ms O'Neill was granted Performance Rights and Restricted Shares on 24 April 2024 as approved by shareholders at the 2024 Woodside Annual General Meeting under Listing Rule 10.14. The grant of the Performance Rights and Restricted Shares components of Ms O'Neill's 2024 EIS award is subject to shareholder approval at the 2025 Woodside Annual General Meeting. The grant date for Performance Rights and Restricted Shares is the date of shareholder approval, if obtained.
10. Ms McMahon ceased being an Executive KMP on 31 July 2024. The Board approved pro-rata vesting of Equity Rights awarded under the SWEP and accelerated vesting of Restricted Shares awarded under the EIS in prior years, effective upon termination of employment.

2024 ANNUAL REPORT 141

Table 13 – Total remuneration paid to NEDs in 2024 and 2023

The following table provides a detailed breakdown of the components of remuneration for each of the company's NEDs.

Non-executive director		Short-term		Post-employment		
		Cash salary and allowances		Pension/Superannuation		
		Board and Committee fees $	Other fees and allowances $	Company contributions to superannuation $	Total $	Total A$[8]
R Goyder	2024	500,940	50,640	18,908	570,488	864,905
	2023	504,188	36,710	17,490	558,388	841,108
L Archibald[1]	2024	190,349	47,798	-	238,147	361,050
	2023	191,583	33,873	-	225,456	339,607
S C Goh[1]	2024	186,565	34,180	-	220,745	334,667
	2023	187,774	27,106	-	214,880	323,677
I Macfarlane[2]	2024	186,565	23,453	10,727	220,745	334,667
	2023	187,774	26,824	-	214,598	323,253
A Pickard[1]	2024	202,979	49,219	-	252,198	382,352
	2023	204,295	35,239	-	239,534	360,813
B Wyatt	2024	205,254	13,192	23,106	241,552	366,211
	2023	188,169	13,277	20,229	221,675	333,912
A Breuillac[1]	2024	204,226	55,955	-	260,181	394,454
	2023	153,106	36,298	-	189,404	287,704
A Minas[1]	2024	190,349	47,798	-	238,147	361,050
	2023	127,853	20,465	-	148,318	225,936
A Belani[1,3]	2024	175,917	39,444	-	215,361	326,753
	2023	-	-	-	-	-
T O'Neill[1,4]	2024	110,050	32,491	-	142,541	215,568
	2023	-	-	-	-	-
Former Non-executive director						
F Cooper[5]	2024	66,353	-	7,705	74,058	112,878
	2023	212,632	6,639	22,858	242,129	364,721
G Tilbrook[6]	2024	30,758	-	3,390	34,148	51,800
	2023	210,092	6,639	22,582	239,313	360,480
C Haynes[7]	2024	-	-	-	-	-
	2023	65,411	20,467	-	85,878	126,295
S Ryan[7]	2024	-	-	-	-	-
	2023	65,411	-	6,868	72,279	106,295
NEDs total	2024	2,250,305	394,170	63,836	2,708,311	4,106,355
	2023	2,298,288	263,537	90,027	2,651,852	3,993,801

1. All NEDs who are non-residents for Australian tax purposes have elected to receive a cash payment in lieu of all superannuation contributions, in accordance with the *Superannuation Guarantee (Administration) Act 1992*. The cash payment is subject to (PAYG) income tax and paid as part of their normal monthly fees. The amount is included in Other fees and allowances.
2. Mr Macfarlane elected to receive a cash payment in lieu of superannuation contributions in accordance with the *Superannuation Guarantee (Administration) Act 1992*, on the basis that he worked with multiple employers, until June 2024. The cash payment was subject to (PAYG) income tax and paid as part of his normal monthly fees. The amount is included in Other fees and allowances. From July 2024, Mr Macfarlane elected to receive company contributions to superannuation.
3. Mr Belani was appointed as a non-executive director on 29 January 2024.
4. Mr O'Neill was appointed as a non-executive director on 3 June 2024.
5. Mr Cooper ceased being a non-executive director on 24 April 2024.
6. Mr Tilbrook ceased being a non-executive director on 28 February 2024.
7. Dr Ryan and Dr Haynes ceased being Non-Executive Directors on 28 April 2023 and are included for 2023 comparison purposes only.
8. This non-IFRS information is included for the purposes of showing the total annual cost of benefits to the company in Australian dollars for the service period.

142 WOODSIDE ENERGY GROUP LTD

Table 14 – KMP share and equity holdings

Details of shares held by KMP including their personally related entities[1] for the 2024 financial year are as follows:

Name	Type of Equity	Opening holding at 1 January 2024[2]	NEDSP[3]	Rights granted	Rights vested	Restricted shares granted	Restricted shares vested	Net changes -Other	Closing holding at 31 December 2024[4,5]
Non-Executive Directors									
R Goyder	Shares	26,163	-	-	-	-	-	10,000	36,163
L Archibald	Shares	13,524	-	-	-	-	-	-	13,524
S C Goh	Shares	14,953	1,307	-	-	-	-	-	16,260
I MacFarlane	Shares	11,376	635	-	-	-	-	2,500	14,511
A Pickard	Shares	15,870	-	-	-	-	-	-	15,870
B Wyatt	Shares	3,054	1,917	-	-	-	-	800	5,771
A Breuillac	Shares	-	1,745	-	-	-	-	-	1,745
A Minas	Shares	-	1,293	-	-	-	-	-	1,293
A Belani[6]	Shares	-	733	-	-	-	-	-	733
T O'Neill[7]	Shares	-	-	-	-	-	-	10,834	10,834
F Cooper[8]	Shares	16,142	762	-	-	-	-	(16,904)	-
G Tilbrook[9]	Shares	9,947	-	-	-	-	-	(9,947)	-
Executive KMP									
M O'Neill	Equity Rights	-	-	-	-	-	-	-	-
	Performance Rights	170,501	-	65,771	-	-	-	(15,379)	220,893
	Restricted Shares	276,894	-	-	-	109,617	(33,076)	-	353,435
	Shares	155,727	-	-	-	-	33,076	(14,883)	173,920
G Tiver	Equity Rights	59,767	-	-	(32,307)	-	-	-	27,460
	Performance Rights	18,818	-	17,671	-	-	-	-	36,489
	Restricted Shares	36,067	-	-	-	33,735	-	-	69,802
	Shares	44,845	-	-	32,307	-	-	(14,538)	62,614
L Westcott	Equity Rights	-	-	-	-	-	-	-	-
	Performance Rights	-	-	9,778	-	-	-	-	9,778
	Restricted Shares	-	-	-	-	18,667	-	-	18,667
	Shares	-	-	-	-	-	-	-	-
D Kalms	Equity Rights	-	-	-	-	-	-	-	-
	Performance Rights	-	-	-	-	-	-	54,859	54,859
	Restricted Shares		-	-	-	-	-	63,646	63,646
	Notional Shares	-	-	-	-	-	-	23,383	23,383
	Shares	-	-	-	-	-	-	59,608	59,608
M Abbotsford[10]	Equity Rights	-	-	-	-	-	-	-	-
	Performance Rights	-	-	-	-	-	-	43,073	43,073
	Restricted Shares	-	-	-	-	-	-	70,375	70,375
	Shares	-	-	-	-	-	-	10,543	10,543
S McMahon[11]	Equity Rights	25,179	-	-	-	-	-	(25,179)	-
	Performance Rights	8,067	-	12,641	-	-	-	(20,708)	-
	Restricted Shares	15,462	-	24,133	-	-	-	(39,595)	-
	Shares	11,199	-	-	-	-	-	(11,199)	-

1. Includes personally related entities such as a KMP's spouse, dependants or entities over which they have direct control or significant influence.
2. Opening holding represents amounts carried forward in respect of KMP.
3. Related to participation in the Non-executive Directors' Share Plan (NEDSP).
4. Closing Shares and Restricted Shares holdings represents Shares and Restricted Shares held by the NEDs and Executive KMP at 31 December 2024 for KMP that were in office as at that date. The total Shares and Restricted Shares held by the NEDs and Executive KMP is 999,314 which constitutes less than 1% of all outstanding shares. None of these shares have different voting rights.
5. Closing Rights represents unvested Rights held at the end of the reporting period. There are no Rights vested but unexercised as at 31 December 2024.
6. Mr Belani was appointed as a non-executive director on 29 January 2024.
7. Mr O'Neill was appointed as a non-executive director on 3 June 2024.
8. Mr Cooper ceased being a non-executive director on 24 April 2024.
9. Mr Tilbrook ceased being a non-executive director on 28 February 2024.
10. Mr Kalms and Mr Abbotsford were appointed as Executive KMP on 1 August 2024. The Net changes figure represents their holdings as at that date.
11. Ms McMahon ceased being an Executive KMP on 31 July 2024. The Board approved pro-rata vesting of Equity Rights awarded under the SWEP and accelerated vesting of Restricted Shares awarded under the EIS in prior years, effective upon termination of employment.

2024 ANNUAL REPORT 143

4.3.3 GLOSSARY

Key terms used in the Remuneration Report

Term	Meaning
Committee	The Human Resources & Compensation Committee
Corporate Scorecard	A corporate scorecard of key measures that aligns with Woodside's overall business performance
EIS	The Executive Incentive Scheme
Equity Award Rules	The rules which govern offers of incentive securities to eligible employees
ER or Equity Right	Equity Right. ERs are awarded under the WEP and SWEP and each one entitles participants to receive a fully paid share in Woodside on the vesting date (or a cash equivalent in the case of international assignees). No amount is payable by the participants on the grant or vesting of an ER
Executive	A senior employee whom the Board has determined to be eligible to participate in the EIS
Executive Director	Meg O'Neill
Executive KMP	The Executive Director and Senior Executives listed in Table 1A
FAR	Fixed Annual Reward
KMP	Key management personnel
KPI	Key performance indicator
MSR	Minimum shareholding requirements
NED	Non-Executive Director
NEDSP	The Non-Executive Directors' Share Plan
Notional Shares	A contractual entitlement to receive a cash payment equivalent to the value of Restricted Shares at the relevant vesting date. The Notional Shares are subject to either a 3-year or 5-year deferral period which ends on the relevant vesting date. The Notional Shares are awarded on the same terms as the EIS Restricted Shares (including performance and service criteria), except that the awards are delivered in cash following the vesting date. Notional Shares are typically awarded to employees below KMP level, where the employee has been on international assignment.
Operating Expenditure	Operating and general, administrative and other expenses incurred in generating revenue from the sale of hydrocarbons from Woodside's operating assets
Performance Rights	Each Performance Right is a right to receive a fully paid ordinary share in Woodside (or, at the Board's discretion, as cash equivalent). No amount is payable by the Executive on the grant or vesting of a Performance Right
Restricted Shares	Woodside ordinary shares that are awarded to Executives as the deferred component of their STA or as a part of their VAR under the EIS. No amount is payable by the Executive on the grant or vesting of a Restricted Share
Rights	ERs and Performance Rights
RTSR	Relative total shareholder return
Senior Executive	A Senior Executive listed as KMP in Table 1A, excluding the Executive Director
SWEP	The Supplementary Woodside Equity Plan
TTR	Total Target Reward
VAR	Variable Annual Reward

144 WOODSIDE ENERGY GROUP LTD

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6.3 ADDITIONAL INFORMATION · ADDITIONAL DISCLOSURES

Additional disclosures

DRILLING AND OTHER EXPLORATORY AND DEVELOPMENT ACTIVITIES

The number of crude oil and natural gas wells drilled and completed for each of the last three years was as follows:

	Net exploratory wells			Net development wells			
	Productive	Dry	Total	Productive	Dry	Total	Total
Year ended 31 December 2024							
Australia	-	-	-	-	-	-	-
International[1]	-	0.5	0.5	11.0	-	11.0	11.5
Total	**-**	**0.5**	**0.5**	**11.0**	**-**	**11.0**	**11.5**
Year ended 31 December 2023							
Australia	-	0.7	0.7	0.7	-	0.7	1.4
International[2]	0.2	0.4	0.7	6.3	0.4	6.7	7.4
Total	0.2	1.1	1.3	7.0	0.4	7.4	8.8
Year ended 31 December 2022[3]							
Australia	-	-	-	0.9	-	0.9	0.9
International[4]	0.9	2.0	2.9	1.2	-	1.2	4.0
Total	0.9	2.0	2.9	2.1	-	2.1	4.9

1. International includes United States, Senegal, Egypt and Republic of the Congo.
2. International is primarily United States and Trinidad and Tobago.
3. Includes BHP Petroleum from 1 June to 31 December 2022.
4. International is primarily United States and Sangomar.

As set out in this section, the number of wells drilled refers to the number of wells completed at any time during the respective year, regardless of when drilling was initiated. Completion refers to the installation of permanent equipment for production of oil or gas, or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

An exploratory well is a well drilled to find oil or gas in a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. A development well is a well drilled within the limits of a known oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

A productive well is an exploratory, development or extension well that is not a dry well. Productive wells include wells in which hydrocarbons were encountered and the drilling or completion of which, in the case of exploratory wells, has been suspended pending further drilling or evaluation. A dry well (hole) is an exploratory, development or extension well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

During 2024, productive development wells included one Atlantis well and three Argos wells in the Gulf of Mexico and 12 Sangomar production wells.[1] Dry exploratory wells included the Corvus well in the Gulf of Mexico and the Niamou Marine-1 well in Republic of the Congo.[1]

Present development activities continuing as of 31 December 2024

The number of wells in the process of drilling and/or completion as of 31 December 2024 was as follows:

	Exploratory wells		Development wells		Total	
	Gross	Net	Gross	Net	Gross	Net
Australia	-	-	9.0	6.9	**9.0**	**6.9**
International[1]	1.0	0.3	4.0	1.6	**5.0**	**1.9**
Total	1.0	0.3	13.0	8.5	**14.0**	**8.8**

1. International is primarily the United States.

Development wells in progress include Scarborough development wells, one Pluto well and four Gulf of Mexico wells.[1] Exploration wells included the Khendjer-1X in Egypt, which completed operations subsequent to the period.

1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the "Gulf of Mexico" as the "Gulf of America". The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term "Gulf of Mexico" to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters.

2024 ANNUAL REPORT 225

OIL AND GAS PROPERTIES, WELLS, OPERATIONS AND ACREAGE

The following tables show the number of gross and net productive crude oil and natural gas wells and total gross and net developed and undeveloped oil and natural gas acreage as at 31 December 2024. A gross well or acre is one in which a working interest is owned, while a net well or acre exists when the sum of fractional working interests owned in gross wells or acres equals one.

Productive wells are producing wells and wells mechanically capable of production. Developed acreage is comprised of leased acres that are within an area by or assignable to a productive well. Undeveloped acreage is comprised of leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and gas, regardless of whether such acres contain proved reserves.

The number of productive crude oil and natural gas wells in which Woodside held an interest at 31 December 2024 was as follows:

	Crude oil wells		Natural gas wells		Total	
	Gross	**Net**	**Gross**	**Net**	**Gross**	**Net**
Australia	44.0	26.7	173.0	80.2	217.0	106.9
International[1]	103.0	52.6	16.0	7.7	119.0	60.3
Total	**147.0**	**79.3**	**189.0**	**87.9**	**336.0**	**167.2**

1. International is primarily the United States, Senegal and Trinidad and Tobago.

Of the productive crude oil and natural gas wells, 80 (net: 46.5) wells had multiple completions. The number of wells with multiple completions refers to wells that have downhole equipment installed that allows zonal insolation or controlled commingling of production as permitted and approved by the applicable regulator.

Developed and undeveloped acreage (including both leases and concessions) held at 31 December 2024 is shown in this table.

	Developed acreage		Undeveloped acreage	
Thousands of acres	**Gross**	**Net**	**Gross**	**Net**
Australia	2,441	1,217	1,760	1,187
United States	98	45	645	384
Other International[1,2]	219	167	11,622	4,876
Total	**2,758**	**1,429**	**14,027**	**6,447**

1. Developed acreage in Other International primarily consists of Trinidad and Tobago and Senegal.
2. Undeveloped acreage in Other International primarily consists of Myanmar (~50%), Egypt (~25%) and Barbados, Republic of the Congo, Ireland, Timor-Leste, Canada and Trinidad and Tobago.

Woodside has initiated exits from our Myanmar, Ireland and Barbados positions, totalling approximately 5,820 thousand acres gross (2,874 thousand acres net). Approximately 2,413 thousand acres gross (760 thousand acres net), 784 thousand acres gross (457 thousand acres net) and 278 thousand acres gross (179 thousand acres net) of undeveloped acreage will expire in the years ending 31 December 2025, 2026 and 2027 respectively if Woodside does not establish production or take any other action to extend the terms of the licences and concessions. There are no proved undeveloped reserves associated with the near-term expiring acreage.

DELIVERY COMMITMENTS

Woodside has contracts that require delivery of fixed volumes of crude oil, condensate, natural gas and NGL. Woodside intends to fulfill its short-term and long-term obligations with its production or from purchases of third-party volumes.

As of 31 December 2024, delivery commitments were as follows:

	Natural gas (MMboe)	Crude oil (MMbbl)	Condensate (MMbbl)	NGLs (MMbbl)
Year ended 31 December				
2025 to 2029	380.6	5.1	1.6	2.6
Thereafter	355.0	-	-	-
Total oil and gas delivery commitments	**735.6**	**5.1**	**1.6**	**2.6**

226 WOODSIDE ENERGY GROUP LTD

PRODUCTION

The following table details production by product and geographic location for each of the three years ended 31 December 2024, 2023 and 2022. The volumes are marketable production after deduction of applicable royalties, fuel and flare. Average production costs per unit of production and average sales prices per unit of production has also been included for each of these periods.

	Units	2024[1]	2023[1]	2022[1]
Production volumes				
LNG[2]				
Australia	bcf	482.2	499.3	481.1
International	bcf	-	-	-
Total LNG	**bcf**	**482.2**	499.3	481.1
Pipeline gas[2]				
Australia	bcf	159.7	159.6	130.5
International	bcf	58.5	65.6	31.9
Total pipeline gas	**bcf**	**218.2**	225.2	162.5
Crude oil and condensate				
Australia	MMbbl	20.7	22.7	24.0
International	MMbbl	42.5	29.1	14.7
Total crude oil and condensate	**MMbbl**	**63.2**	51.8	38.7
Natural gas liquids (NGLs)				
Australia	MMbbl	5.0	5.7	4.4
International	MMbbl	1.6	1.4	0.8
Total NGLs	**MMbbl**	**6.6**	7.1	5.2
Total petroleum products				
Australia	MMboe	138.3	144.0	135.7
International	MMboe	54.4	42.1	21.1
Total production	**MMboe**	**192.7**	186.1	156.8
Average sales price per produced boe				
LNG				
Australia	US$/Mcf	11.6	13.4	18.2
International	US$/Mcf	-	-	-
Total LNG	US$/Mcf	11.6	13.4	18.2
Pipeline gas				
Australia	US$/Mcf	7.0	6.8	8.3
International	US$/Mcf	3.9	4.4	8.6
Total pipeline gas	US$/Mcf	6.2	6.1	8.4
Crude oil and condensate				
Australia	US$bbl	82.8	70.8	103.3
International	US$bbl	73.9	77 .0	86.7
Total crude oil and condensate	US$bbl	77.2	74.3	97.0
Natural gas liquids (NGLs)				
Australia	US$bbl	57.5	38.3	40.6
International	US$bbl	24.6	22.9	34.5
Total NGLs	US$bbl	38.0	35.2	39.7
Total average production cost per produced boe				
Australia	(US$/boe)	$8.2	11.2	10.4
International	(US$/boe)	$10.6	8.5	16.9
Total average production cost per produced boe[3]	**(US$/boe)**	**$8.9**	10.6	11.2

1. Production volumes exclude production from feed gas purchased from Pluto non-operating participants processed through the Pluto-KGP Interconnector (2024: 1.2 MMboe, 2023: 1.1 MMboe, 2022: 0.9 MMboe)
2. LNG and Pipeline gas volumes are converted to oil equivalent volumes via a constant conversion factor, which for Woodside is 5.7 billion cubic feet (Bcf) of gas per 1 million barrel of oil equivalent (MMboe). Volumes of NGLs, oil and condensate are converted from MMbbl to MMboe on a 1:1 ratio.
3. Average production costs per produced boe includes direct and indirect costs relating to production of total hydrocarbons and the foreign exchange effect of translating local currency denominated costs into US dollars but excludes cost to transport produced hydrocarbons to the point of sale, ad valorem and severance taxes.

2024 ANNUAL REPORT 227

NPAT RECONCILIATION

The following table summarises the variance between the 2023 and 2024 results for the contribution of each line item to NPAT.

	$ Million	Primary reasons for variance
2023 reported NPAT	**1,660**	
Revenue from sale of hydrocarbons		
Volume	299	Primarily due to Sangomar first oil offset by lower third-party trades and natural field decline.
Price	(1,157)	Lower average realised prices across all products.
Other operating revenue	43	Primarily due to increase in tolling revenue.
Cost of sales	18	Primarily due to lower trading costs and royalties, excise & levies offset by higher depreciation expense due to Sangomar first oil.
Other income	302	Primarily due to profit on Scarborough sell-downs.
General administrative costs	8	
Other	(345)	Primarily due to mark to market adjustment to embedded derivative.
Income tax and PRRT	828	Primarily due to recognition of Pluto PRRT deferred tax asset (DTA), Sangomar DTA and 2023 derecognition of Pluto PRRT DTA offset by higher taxable profit.
Impairment and impairment reversals	1,917	Primarily due to impairments recognised on Shenzi, Wheatstone and Pyrenees in 2023.
2024 reported NPAT	**3,573**	
2024 NPAT adjustments	**(693)**	Adjustments for Sangomar and Pluto DTA recognition.
2024 underlying NPAT	**2,880**	

EMPLOYEES

As at 31 December 2024, Woodside had approximately 4,718 employees, the majority of whom are located in Australia and the United States. The increase in the number of employees from 2023 was due to general workforce growth to support Woodside's operations and projects. Woodside regularly engages with our workforce and supports freedom of association.

Our employees are free to join or not to join a labour union. Woodside strives to maintain a positive relationship with employees and labour unions. Woodside believes that the relationship between its management and labour unions is generally positive.

Employment region (number of staff by region)[1,2]

	2024	2023	2022
Australia	**3,576**	3,563	3,338
Africa and Middle East	**49**	57	50
Asia	**87**	77	71
Caribbean	**112**	105	108
Europe	**19**	24	11
Americas	**875**	841	849
Total	**4,718**	4,667	4,427
Total number of contractors (TPCs)	**424**	474	394

1. Vacation students, cadets and scholarship students are included in relevant metrics where appropriate.
2. 'Secondees in' are excluded from these metrics; 'secondees out' are included.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, Woodside is exposed to commodity price, foreign currency exchange rate and interest rate risks that could impact Woodside's financial position and results of operations. Woodside's risk management strategy with respect to these market risks may include the use of derivative financial instruments. Woodside uses derivative contracts to manage commodity price volatility, foreign exchange rate volatility on capital expenditure plans and interest rate exposure on financing activities.

Actual gains and losses in the future may differ materially from the sensitivity analyses based on changes in the timing and amount of commodity price, foreign currency exchange rate and interest rate movements and Woodside's actual exposures and derivatives in place at the time of the change, as well as the effectiveness of the derivative to hedge the related exposure.

Commodity price risk management

Woodside's revenues are primarily derived from sales of LNG, crude oil, condensate, pipeline gas and NGLs. Consequently, Woodside's results of operations are strongly influenced by the prices it receives for these products, which in the case of oil and condensate are primarily determined by prevailing crude oil prices and in the case of pipeline gas, NGLs and LNG are primarily determined by prevailing crude oil prices as well as some fixed pricing and other price indexes (such as Henry Hub and the Japan Korea Marker). For the year ended 31 December 2024, the majority (approximately 67%) of Woodside's production was attributed to natural gas, comprising LNG, NGLs and pipeline gas and the remaining portion (approximately 33%) of Woodside's production was attributed to oil and condensate.

LNG market conditions including, but not limited to, supply and demand, are unpredictable and are beyond Woodside's control. In particular, supply and demand for and pricing of LNG remain sensitive to energy prices, external economic and political factors, weather, climate conditions, natural disasters (including pandemics), timing of FIDs for new operations, construction and startup and operating costs for new LNG supply, buyer preferences for LNG, coal or crude oil and evolving buyer preferences for different LNG price regimes, and the energy transition. Buyers and sellers of LNG are increasingly more flexible with the way they transact, and contracts may involve hybrid pricing that is linked to other indices such as the Intercontinental Exchange Brent Crude deliverable futures contract (oil price) or the Japanese Crude Cocktail, which is the average price of customs-cleared crude oil imports into Japan as reported in customs statistics. Typically, only LNG supplied from the United States was based on a component linked to movements in

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the US Henry Hub plus certain fixed and variable components. This type of pricing structure may become a component of the weighted average price into Asia and other markets. This is since LNG supply and trade has globalised and increasingly the lowest cost supply is setting the floor for long-term average global natural gas prices with transportation costs accounting for regional differences. This marginal supply is predominantly from the United States, indirectly pegging global gas prices and Asian spot LNG prices to the Henry Hub marker which could adversely affect the pricing of new LNG contracts and potential future price reviews of existing LNG contracts. Tenders may also be used by suppliers and buyers, typically for shorter-term contracts. In addition, long-term LNG contracts typically contain price review mechanisms that sometimes need to be resolved by expert determination or arbitration. The use of these independent resolution mechanisms is likely to be more prevalent in volatile commodity markets. Alternatives to fossil fuel-based products for the generation of electricity (for example nuclear power and renewable energy sources) are continually under development and, if these alternatives continue to gain market share, they could also have a material impact on demand for LNG, which in turn may negatively impact Woodside’s business, results of operations and financial condition in the longer-term. Oil prices can be very volatile, and periods of sustained low prices could result in changes to Woodside’s carrying value assumptions and may also reduce the reported net profit for the relevant period. The price of crude oil may be affected by factors beyond Woodside’s control. These include worldwide oil supply and demand, the level of economic activity in the markets Woodside serves, regional political developments and military conflicts (including the ongoing Russia-Ukraine conflict), weather conditions and natural disasters, conservation and environmental protection efforts, the level of crude oil inventories, the ability of OPEC and other major oil-producing or oil-consuming nations to influence global production levels and prices, sanctions on the production or export of oil, governmental regulations and actions (including the imposition of taxes), trade restrictions, market uncertainty and speculative activities by those who buy and sell oil and gas on the world markets, commodity futures trading, availability and capacity of infrastructure, supply chain disruptions, processing facilities and necessary transportation, the price and availability of new technology, the availability and cost of alternative sources of energy, and the impact of climate change considerations and actions towards energy transition on the demand for key commodities which Woodside produces. The transition to lower-carbon sources of energy in many parts of the world (driven by environmental, social, governance and climate change concerns) may affect demand for Woodside’s products including crude oil, natural gas and LNG. In turn, this may affect the price received (or expected to be received) for these products. Material adverse price impacts (including as a result of the energy transition) may affect the economic performance (including as to margins and cash flows) of, and longevity of production from, Woodside’s existing and future production assets, and ultimately the financial performance of Woodside. It is impossible to predict future crude oil, LNG and natural gas price movements with certainty. A low crude oil price environment or declines in the price of crude oil, LNG and natural gas prices, could adversely affect Woodside’s business, results of operations and financial condition and liquidity. They could also negatively impact its ability to access sources of capital, including equity and debt markets. Those circumstances may also adversely impact Woodside’s ability to finance planned capital expenditures, including development projects, and may change the economics of operating certain wells, which could result in a reduction in the volume of Woodside’s reserves. Declines in crude oil, LNG and natural gas prices, especially sustained declines, may also reduce the amount of oil and gas that we can produce economically, reduce the economic viability of planned projects or assets that we plan to acquire or have acquired, and may reduce the expected value and the potential commerciality of exploration and appraisal assets. Those reductions may result in substantial downward adjustments to Woodside’s estimated proved reserves and require additional write-downs of the value of its property, plant and equipment. Sales contracts with the National Gas Company of Trinidad and Tobago relating to production from Woodside’s Trinidad and Tobago operations are partially linked to ammonia pricing. In addition, there is a Western Australian domestic gas sales contract linked to urea pricing. Similar to crude oil, LNG and natural gas, it is impossible to predict future ammonia and urea prices with certainty. There can be no assurance that Woodside will successfully manage its exposure to commodity prices. There is also counterparty risk associated with derivative contracts. If any counterparty to Woodside’s derivative instruments were to default or seek bankruptcy protection, it could subject a larger percentage of Woodside’s future oil and gas production to price changes and could have a negative effect on Woodside’s financial performance, including its ability to fund future projects. Whether Woodside engages in hedging and other oil and gas derivative contracts on a limited basis or otherwise, Woodside will remain exposed to fluctuations in crude oil prices. Foreign exchange and interest rate risk management Note A and note C in the Notes to the financial statements contain further information on foreign exchange and interest rate risks. Intentionally omitted 2024 ANNUAL REPORT 229

Intentionally omitted Intentionally omitted GOVERNMENT REGULATIONS Woodside’s assets and exploration, development, extraction and production and decommissioning operations are subject to a wide range of laws and regulations imposed by governments and regulatory bodies. These regulations touch all aspects of our businesses, including how we extract, process and explore for oil and natural gas and how we conduct our business, including regulations governing matters related to environmental protection, land rehabilitation, facility decommissioning, occupational health and safety, human rights, the rights and interests of First Nations and Indigenous Peoples, competition, foreign investment, export, marketing of our products, royalties and taxes. The ability to extract and process oil and natural gas is fundamental to our business. In most jurisdictions, where we operate or have assets, the rights to explore for and to extract petroleum deposits are owned by the government. We obtain the right to access the land and extract the product by entering into licences or leases with the government that owns the oil or natural gas deposit. Usually, the right to explore for oil and natural gas carries with it the obligation to spend a defined amount of money on petroleum exploration or to undertake particular exploration activities. We also rely on governments to grant the rights necessary to transport and treat the extracted petroleum to prepare it for sale. The terms of the right, including the time period of the right, vary depending on the laws of the relevant government or terms negotiated with the relevant government. Many of the laws and regulations to which we are subject require us to obtain permits or other authorisations from state and/or federal agencies before initiating exploration, certain drilling, construction, production, operation, or other activities, and to maintain these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal, or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines, and other operations. In certain jurisdictions where we have assets, such as Trinidad and Tobago and Senegal, a production sharing contract governs 230 WOODSIDE ENERGY GROUP LTD the relationship between the government and companies (typically referred to as "contractor") concerning, among other things, how much of the oil and gas extracted from the country each party will receive. Under production sharing contracts, the government awards exclusive rights for the execution of exploration, development and production activities to the contractor in accordance with the contract's terms. Generally speaking, the contractor bears the financial risk of the initiative to explore, develop and ultimately produce the resource. When successful, the contractor is permitted to use a specified percentage of produced oil and gas to recover its capital and operational expenditures, often called "cost oil". The remaining production is split between the government and the contractor at a rate determined by the government and set out in the contract.

The production sharing contract may also include additional fiscal terms such as royalties, production bonuses and tax treatment, and other contractual terms addressing domestic supply obligations, local content, measurement and valuation. Production sharing contracts are bilateral contracts negotiated between the contractor and the government and so each is necessarily on different terms.

Applicable laws and regulations, and any permits that Woodside is required to obtain under these laws, may obligate Woodside to identify, avoid, mitigate and disclose environmental risks in various operational practices, including (among others), through pursuing and obtaining permits before commencing activities; restricting air and water emissions and waste discharges; limiting the type, quantity and concentration of various substances that can be utilised or released into the environment; addressing potential or actual impacts to protected flora and fauna species or cultural resources; monitoring or remediating contamination under certain circumstances; establishing and following certain inspection, testing, maintenance and decommissioning protocols; and disclosing certain operational practices. Moreover, environmental permits required for our operations may be subject to legal challenges by third parties, and such challenges can materially and adversely affect our operations to the extent they delay or prevent obtaining approvals or permits required for our operations, or otherwise require incurring increased costs in order to obtain such approvals or permits. Applicable environmental laws and regulations may also dictate amenity considerations relating to noise, odour and dust, worker health and community notification procedures.

In addition, from time to time, certain trade sanctions are adopted by the United Nations (UN) Security Council or various governments, including in the United Kingdom, the United States, the European Union (EU), China and Australia against certain countries, entities or individuals, that may restrict our ability to sell oil or natural gas to or to purchase goods or services from these countries, entities or individuals.

This summary focuses on the Australian and United States regulatory regimes, as well as certain regulations in Senegal. It is not a full summary of the regulatory regimes in those jurisdictions nor is it a complete list of the legislation and regulation that applies to Woodside. Woodside is also subject to environmental and other regulations to varying degrees in each of the jurisdictions in which it has assets and operations.

Australia

In Australia, petroleum exploration and production takes place within a legal framework characterised by a division of responsibilities between the federal and the state or territory governments. Exploration and production activities conducted onshore and within three nautical miles of the territorial sea baseline of the relevant state or territory are the responsibility of the individual state or territory governments. The Australian Government has legislative responsibility for Australian offshore petroleum exploration and production beyond the three nautical mile territorial sea, which encompasses the area of most relevance to Woodside's offshore activities. In addition, Woodside has certain onshore operations in Victoria and Western Australia that are subject to various pieces of state and federal legislation.

Environmental regulation

Woodside's Australian operations are subject to federal, state and local environmental laws and regulations. For offshore petroleum activities, these laws and regulations generally require an approval before an activity commences, and require that for an activity, environmental risks are identified and controls put in place to reduce or eliminate the risks. For exploration drilling and seismic activities in the federal jurisdiction, this is outlined in an environment plan accepted by the National Offshore Petroleum Safety and Environmental Management Authority (NOPSEMA), an independent statutory authority. As an operation goes into construction, commissioning and production, an offshore project proposal and new or revised environment plan may be required. Subsequent environment plans for each activity are required to be submitted after an offshore project proposal has been approved. These laws and regulations also restrict the type, quantity and concentration of various substances that can be utilised or released into the environment in connection with marine and land-based activities; limit or prohibit drilling and seismic or production activities in and near certain environmentally sensitive or protected areas; and impose criminal and civil liabilities for pollution or other unauthorised impacts to the environment resulting from oil, natural gas and petrochemical operations.

The National Greenhouse and Energy Reporting Act 2007 (Cth) requires corporations that meet certain reporting thresholds to report company information about GHG emissions and energy production and consumption as part of a single, national reporting scheme. The National Greenhouse and Energy Reporting (Safeguard Mechanism) Rule 2015 establishes the Safeguard Mechanism which aims to keep certain GHG emissions at or below legislated limits, known as baselines, for Australia's largest industrial facilities. In March 2023, the Safeguard Mechanism (Crediting) Amendment Bill 2023 was passed, which applied reforms to the Safeguard Mechanism from 1 July 2023 intended to reduce Scope 1 GHG emissions from Australia's largest industrial facilities on a trajectory consistent with achieving Australia's GHG emission reduction targets of 43% below 2005 levels by 2030 and net zero by 2050.

There remains uncertainty regarding future changes to climate change regulation in Australia and the effect it may have on Woodside's business.

In addition, Australian environmental laws and regulations also include restrictions on air emissions and water discharges resulting from the operation of drilling equipment, processing facilities, pipelines and transport vessels. These laws also regulate the use, management and disposal of hazardous materials and

2024 ANNUAL REPORT 231

general waste; prohibit the clearing of native vegetation without approval; manage biodiversity and manage and authorise impacts to Aboriginal heritage; and require Woodside to prepare and implement safety and environmental management plans.

Woodside is required to provide bonds or maintain other forms of financial assurance for rehabilitation, cleaning-up or pollution prevention work that may be necessary as a result of the construction, operation, decommissioning or removal of a pipeline or other infrastructure and to report, monitor or remediate contamination under certain circumstances. Woodside is subject to "strict liability" for oil spills, rendering it liable without regard to potential negligence or fault and may be subject to fines and other penalties for breaches of laws, regulations, licences or other approvals.

The requirements imposed by environmental laws and regulations are subject to change and have tended to become increasingly restrictive over time. The modification of existing foreign or domestic laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, political, social, environmental or other reasons could have a material adverse effect on Woodside's business, financial condition or results of operations.

Fair Work Act and other related amendments

A significant number of changes to the *Fair Work Act 2009* (Cth) and other related laws have been introduced over the past year or two.

In December 2022, the Australian Government passed the *Fair Work Legislation Amendment (Secure Jobs, Better Pay) Act 2022* (Cth) (*SJBP Act*) which introduced a raft of amendments into the *Fair Work Act* with phased commencement dates over the course of 2023. All key provisions of the *SJBP Act* have now become effective.

Key material employment changes to the *Fair Work Act* arising from the *SJBP Act* included expanded rights for employees to enforce flexible working arrangements, new restrictions on the use of fixed term (including 'maximum term') employment contracts, prohibitions against pay secrecy, expanding the list of protected attributes in the anti-discrimination provisions (namely, by introducing gender identity, intersex status and breastfeeding), broadening the ability of employees to extend and request access to unpaid parental leave, and providing additional avenues for workers to seek recourse against sexual harassment. The sexual harassment-related amendments in particular complement the commencement in December 2022 of a new positive duty to prevent sexual harassment in the *Sex Discrimination Act 1984* (Cth) which the Australian Human Rights Commission has the power to enforce from 12 December 2023. Additionally, the Australian Human Rights Commission Amendment (Costs Protection) Bill 2024 (Cth) has commenced, a key purpose of which is to reduce the financial barriers for sexual harassment complainants to bring claims.

The *SJBP Act* also introduced a series of significant industrial relations changes to enterprise bargaining, including expanding the ability of employees and unions to seek multi-employer enterprise agreements, broadening the power of the Fair Work Commission to resolve (through mediation or conciliation) bargaining disputes before industrial action is taken and to intervene and make workplace determinations where bargaining becomes "intractable". Other changes to bargaining introduced by the *SJBP Act* included amendments making it easier for employee bargaining representatives to commence bargaining to renew existing single-enterprise agreements, changes to the Fair Work Commission's requirements for approving enterprise agreements (including consideration of whether a proposed agreement has been genuinely agreed to and passes the "better-off-overall" test) and substantially restricting the ability of employers to terminate nominally-expired enterprise agreements.

In June 2023, the *Fair Work Legislation Amendment (Protecting Worker Entitlements) Act 2023* (Cth) was introduced, bringing further changes to the *Fair Work Act*. Key changes arising from this Act include the expansion of unpaid parental leave rights (from 1 July 2023) and enshrining superannuation payments as an enforceable National Employment Standard under the *Fair Work Act* (from 1 January 2024).

A further package of significant reforms is contained in the *Australian Government's Fair Work Legislation Amendment (Closing Loopholes) Act 2023* (Cth) (*Closing Loopholes Act*). To secure the passage of the *Closing Loopholes Act*, the Government split the legislation into two tranches, the first passing both Houses on 7 December 2023 and the second on 12 February 2024. The first tranche dealt with matters including: 'same job, same pay' for labour hire workers; workplace delegate rights (except those relating to regulated workers); criminalisation of intentional wage and superannuation theft; enhanced discrimination protections; amendments regarding conciliation conferences related to industrial action; a new federal criminal offence of industrial manslaughter; and right of entry changes for union officials assisting health and safety representatives. The second tranche dealt with matters including: changes to intractable bargaining powers, provisions relating to multi-enterprise agreements, casual employment, the definition of employee, workplace delegate rights for regulated workers and the introduction of a right to disconnect. Both tranches of reforms have passed both Houses and have commenced operation (except for one limited change relating to model enterprise agreement flexibility, consultation and dispute terms, which will commence on 26 February 2025).

The "same job, same pay" provisions give the Fair Work Commission the ability to make orders upon application requiring employers (excluding service contractors) to pay their employees who perform work for a "regulated host" the same rate of pay as direct employees of that host (provided that the host's employees perform work of the same kind). The new rights for workplace delegates to paid time off to attend training as well as reasonable time and access to employer facilities to communicate with eligible union members is also significant as is the new criminal wage theft offence in respect of intentional underpayments.

Woodside believes that it is well placed to comply with the numerous new employment and industrial relations obligations that have been introduced over the past year. Moving forward, as these reforms have now taken effect, compliance costs are anticipated to increase in 2025.

Santos Barossa decision and Environment Plans

In December 2022, the Full Court of the Federal Court of Australia handed down its decision in Santos NA Barossa Pty Ltd v Tipakalippa [2002] FCAFC 193 (Appeal Decision). The Appeal Decision decided certain aspects of the requirements for consultation associated with the acceptance of environment plans for offshore petroleum activities by the National Offshore Petroleum

232 WOODSIDE ENERGY GROUP LTD

Safety and Environmental Management Authority, as required under the OPGGSA. Subsequently, the management authority published a guideline for industry entitled "Consultation in the course of preparing an environment plan". As a consequence of these events, Woodside has experienced delays in obtaining environment plans for petroleum activities in Commonwealth waters.

Refer to section 3.9 – Risk factors for further information on risks related to government regulations and other legal developments.

Domestic gas reservation policy

Under a Western Australian State Government policy (WA Domestic Gas Policy), introduced in 2006, gas equivalent to 15% of LNG production from LNG export projects is required to be reserved for domestic use as a condition of State approvals required for LNG projects. The policy is typically implemented through domestic gas commitment agreements entered into between project proponents and the State, allowing negotiations to occur on a case-by-case basis regarding the method by which the LNG project proponents fulfil their domestic gas commitments, including from alternative sources.

Woodside and (where applicable) its joint venture participants have domestic gas contractual commitments in place with the Western Australian State Government in respect to the North West Shelf (NWS), Pluto LNG, Scarborough and Wheatstone projects. In 2015, the NWS State Agreement (North West Gas Development (Woodside) Agreement 1979) was amended to include a new domestic gas commitment of 15% (or lesser approved amount) of total LNG quantity approved for use, supply or sale overseas to bring the NWS Project in line with the WA Domestic Gas Policy. In 2006, in connection with the FID taken in respect of the Pluto LNG project, Woodside entered into an arrangement with the Western Australian State Government to market and make available for supply a quantity of domestic gas from Pluto, provided that Woodside was not required to supply domestic gas if it is not commercially viable to do so. In January 2021, Woodside signed a further agreement with the Western Australian State Government in which Woodside agreed to market and make available 45.6 PJ of additional domestic gas from its share of NWS Project gas, separate and in addition to the 2015 commitment from the NWS Joint Venture. In November 2021, Woodside signed a further domestic gas commitment agreement with the Western Australian State Government with respect to the Scarborough project pursuant to which, consistent with the WA Domestic Gas Policy, the Scarborough Joint Venture will make gas equivalent to 15% of its LNG exports available to the domestic market. In January 2021, Woodside signed a further domestic gas commitment agreement with the Western Australian State Government with respect to the Pluto acceleration project pursuant to which, consistent with the WA Domestic Gas Policy, Woodside will make gas equivalent to 15% of its LNG exports processed at the NWS Project as part of the Pluto acceleration project available to the domestic market. Woodside also has domestic gas commitments in respect to its interest in the Wheatstone LNG Project under a 2011 agreement with the Western Australian State Government.

Additional major legislation and regulations

Woodside's Australian offshore operations beyond coastal waters are primarily governed by the OPGGSA and related legislation, which establishes a joint authority whereby relevant Australian state, territory and federal governments cooperate in the administration and supervision of petroleum activities in offshore areas beyond coastal waters. The OPGGSA provides for the grant of exploration permits, retention leases, production licences, pipeline licences and facilities licences within the areas of the OPGGSA's jurisdictional operation. Petroleum decommissioning activities are also subject to the OPGGSA. This includes the trailing liability regime, whereby the NOPSEMA and the responsible Commonwealth Minister have the ability to recall any titleholders, former titleholders and their respective related bodies corporate and 'related persons' to undertake decommissioning activities on a title or former title area. Trailing liability applies to titles that are currently in force as well as to titles that ceased to be in force on or after 1 January 2021.

Within the coastal waters, petroleum operations are covered by the relevant state or Northern Territory legislation that is substantively similar to the OPGGSA, including the *Offshore Petroleum and Greenhouse Gas Storage Act 2010* (Vic) in Victoria and the *Petroleum and Geothermal Energy Resources Act 1967* (WA) in Western Australia.

The Offshore Petroleum and Greenhouse Gas Storage (Resource Management and Administration) Regulations 2011 (Cth) contain resource management provisions, including a requirement for the holder of a production licence to have in place a Field Development Plan approved by the Joint Authority before petroleum production can commence.

Many of Woodside's operations rely on pipeline licences to transport oil and gas from the point of production to processing facilities and relevant markets. As mentioned above, the OPGGSA also provides for the grant of pipeline licences within the areas of the OPGGSA's jurisdictional operation. Pipelines within the coastal waters of Western Australia are licensed under the *Petroleum (Submerged Lands) Act 1982* (WA) and pipelines within the coastal waters of Victoria are licensed under the *Offshore Petroleum and Greenhouse Gas Storage Act 2010* (Vic). Onshore pipelines in Western Australia are licensed under the *Petroleum Pipelines Act 1969* (WA) and onshore pipelines in Victoria are licensed under the *Pipelines Act 2005* (Vic).

Woodside is also subject to the following laws, among others:

- Various petroleum taxes, including royalties, excise taxes, temporary levies, and the PRRT. In relation to PRRT, in 2024, the *Federal Government enacted the Treasury Laws Amendment (Tax Accountability and Fairness) Act 2024* (Cth) which introduced a PRRT deductions cap effective from 1 July 2023. Relevant LNG projects will be subject to the deductions cap seven years after the year of first production or from 1 July 2023, whichever is later. Once the deductions cap applies, the cap limits the use of deductions to offset assessable PRRT income. The Wheatstone and Pluto projects will be subject to this new regime. Related amendments to the PRRT legislation were introduced including the *Treasury Laws Amendment (Delivering Better Financial Outcomes and Other Measures) Act 2024*, which aligns PRRT anti-avoidance rules with the general anti-avoidance provisions in Part IVA of the *Income Tax Assessment Act 1936* (Cth), and the Petroleum Resource Rent Tax Assessment Regulations 2024 (Cth), which accommodate commercial tolling arrangements and enhance the integrity rules.
- Australia's competition laws contained in the *Competition and Consumer Act 2010* (Cth), which prohibit, among other things,

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engaging in conduct with the purpose or effect of substantially lessening competition, price fixing, cartel conduct, market sharing, concerted practices or bid rigging. The Act is supplemented by the *Competition and Consumer (Gas Market Code) Regulations 2023* (Cth) (Gas Code), which allow for the imposition of gas price controls in the eastern Australian gas market. The price cap may be updated by the Australian Competition and Consumer Commission every two years. The Gas Code also introduces a mandatory code of conduct that establishes minimum conduct and process standards for commercial negotiations for wholesale gas contracts, including good faith obligations and a 'reasonable pricing' provision. On 15 January 2024, Woodside was granted a conditional Ministerial exemption pursuant to the Gas Code. The exemption relates to the price rules in Division 2 of Part 4 of the Gas Code.

- The Australian Domestic Gas Security Mechanism, established pursuant to the *Customs (Prohibited Exports) Regulations 1958* (Cth) and the *Customs (Prohibited Exports) (Operation of the Australian Domestic Gas Security Mechanism) Guidelines 2023* (Cth), by which the Australian Government can require LNG projects to prohibit exports or find offsetting sources of gas, to ensure that there are sufficient supplies of natural gas for domestic use. The mechanism is intended to be a measure of last resort where market-based solutions and other regulatory interventions have failed.
- Laws protecting the rights and interests of First Nations Australians and their cultural heritage. Since 1992, Australian common law has recognised that, in certain circumstances, First Nations Australians may have rights and interests over land and waters in accordance with their traditional laws and customs. The *Native Title Act 1993* (Cth) and complementary state legislation recognise and protect the native title rights and interests of native title holders and registered native title claimants. Multiple pieces of Australian state and federal government legislation protect Aboriginal cultural heritage, rights and access to land in Australia and many of these laws are subject to review and change to ensure a greater level of involvement of First Nations Australians in decisions that may impact cultural heritage and other rights and interests.
- The Greater Sunrise Special Regime (GSSR) established pursuant to the Maritime Boundaries Treaty which came into force on 30 August 2019. Woodside holds production sharing contracts and retention leases covering its petroleum interests within the special regime under joint Australian/Timor-Leste administrative control.
- The *Foreign Acquisitions and Takeovers Act 1975* (Cth), associated regulations and Australia's Foreign Investment Policy, all of which are intended to encourage foreign investment in Australia that is not contrary to the Australian national interest. As Woodside is a reporting entity of a critical gas asset within the meaning of the *Security of Critical Infrastructure Act 2018* (Cth), it is considered a "national security business" under the *Foreign Acquisitions and Takeovers Act* , meaning that certain investments by foreign investors (including foreign government investors) must be notified to the Australian Government and require prior approval from the Australian Treasurer in accordance with the Act.
- There is legislation covering work health and safety in both state and federal jurisdictions, with separate onshore and offshore regulations. These laws aim to protect workers' health and safety by imposing obligations on all parties who are in a position to contribute to the management of workplace risks, including manufacturers and suppliers of equipment and substances, as well as employers and workers (including employees and contractors). Among other things, Woodside, as operator of both onshore and offshore facilities, is required to develop and comply with a comprehensive "safety case" for each facility that describes the facility and provides details on the hazards and risks associated with the facility, the risk controls and the safety management system that will be used to minimise relevant risks.
- State legislation regulates matters such as long service leave and workers' compensation, as well as anti-discrimination and equal opportunity matters.
- The OPGGSA also provides the legislative framework for CCS and carbon capture utilisation and storage (CCUS) projects in offshore areas beyond coastal waters and the grant of assessment permits, holding leases and injection licences. The Western Australian petroleum legislation provides for a substantively similar CCS regulatory regime onshore and in the coastal waters of Western Australia. On 14 May 2024, the *Petroleum Legislation Amendment Act 2024* (WA) was enacted to enable the transportation and geological storage of greenhouse gases in Western Australia.

United States

In the United States, numerous federal agencies regulate specific portions of the industry and Woodside's US operations. The US Federal Government directly regulates the development of hydrocarbon interests on federal lands, including those in the US Gulf of Mexico and elsewhere in the Outer Continental Shelf.[1] Federal leasing activities in recent years have been subject to political scrutiny and motivations, material uncertainties, delays, and legal challenges relating to potential impacts from climate change related to new offshore exploration and production or the adequacy of federal environmental reviews performed in connection with Gulf of Mexico lease auctions.[1] Woodside is also subject to the following laws and regulatory agencies, among others.

Outer Continental Shelf regulation

The *Outer Continental Shelf Lands Act* governs Woodside's hydrocarbon activities on federal offshore oil and natural gas leases in the Gulf of Mexico.[1] The Act empowers the Department of the Interior, through its agencies the Bureau of Safety and Environmental Enforcement (BSEE), the Bureau of Ocean Energy Management (BOEM) and the Office of Natural Resources Revenue, to administer and create regulations concerning the exploration and development of minerals in the outer continental shelf.

Leases, which contain relatively standardised terms, on the outer continental shelf are awarded under authority of the Act through scheduled lease sales by BOEM based on competitive bidding and require compliance with detailed BSEE and BOEM regulations and orders issued pursuant to various federal laws, including the *National Environmental Policy Act* (NEPA) and the *Coastal Zone Management Act*. For certain exploration and development activities,

1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the "Gulf of Mexico" as the "Gulf of America". The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term "Gulf of Mexico" to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters.

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lessees are also required to obtain environmental permits from agencies such as the US Environmental Protection Agency (EPA). On 20 January 2025, President Trump issued an executive order directing the White House's Council on Environmental Quality to issue guidance and propose rescinding existing NEPA regulations to "expedite and simplify the permitting process". While the impact of this development is unclear at this time, any disruption in our ability to obtain permits could adversely impact our business.

Certain activities on the outer continental shelf are also subject to regulation under US Maritime Law by the US Coast Guard. In addition, offshore pipelines, including those located in the Gulf of Mexico, are subject to federal regulation including under the jurisdiction of the Federal Energy Regulatory Commission (FERC) and the Pipeline and Hazardous Materials Safety Administration, under the US Department of Transportation.[1] BSEE has also adopted regulations for offshore pipelines under its jurisdiction covering similar matters. Moreover, US operations in the Gulf of Mexico are subject to extensive requirements related to the plugging and abandonment of wells and decommissioning of offshore structures and equipment.[1] We may be required to post substantial financial assurance, such as surety bonds, or to otherwise demonstrate financial capability to support these decommissioning obligations. Further, on 15 April 2024, BOEM announced a final rule increasing the amount of supplemental financial assurance required from lessees and grant holders conducting operations on the OCS. As a result of the final rule, BOEM will no longer consider or rely upon the financial strength of predecessors in determining whether, or how much, supplemental financial assurance will be required by current lessees and grant holders. The final rule, which became effective on 29 June 2024, adopts a three-year phased compliance period for full payment of a supplemental financial assurance demand. The final rule was challenged in the US District Court for the Western District of Louisiana by multiple oil and gas industry groups and the States of Mississippi, Louisiana, and Texas. Although implementation of the rule is not currently stayed, the outcome of these challenges remains uncertain. The increased supplemental bonding requirements could generally drive up our operating costs by increasing the amount of security we are required to post and/or, in turn, stress the capacity of the surety bond market to provide sufficient bonds to meet resulting demands from the offshore oil and gas industry. However, Woodside may be exempted from the supplemental financial assurance requirements by meeting an investment grade credit rating for our entity which holds our current Gulf of Mexico assets. A parent company guarantee from an investment grade rated company can also satisfy the supplemental assurance requirements.

Environmental regulation

The *Clean Air Act* and comparable state laws and regulations govern emissions of various air pollutants through the issuance of permits and other authorisation requirements. Since 2009, the EPA has been monitoring and regulating greenhouse gas emissions, including carbon dioxide and methane, from certain sources in the oil and gas sector due to their association with climate change.

At the international level, the 2015 Paris Agreement requires member states to individually determine and submit non-binding emissions reduction targets every five years beginning in 2020. Although the United States withdrew from the Paris Agreement under the first Trump administration, President Biden recommitted the United States in February 2021, and, in April 2021, established a goal of reducing the United States' greenhouse gas emissions by 50-52% below 2005 levels by 2030. However, on 20 January 2025, President Trump signed an executive order once again withdrawing the United States from the Paris Agreement and from any other commitments made under the United Nations Framework Convention on Climate Change. Additionally, President Trump revoked any purported financial commitments made by the United States pursuant to the same. The full impact of these recent developments is uncertain at this time.

In August 2022, President Biden signed into law the *Inflation Reduction Act* of 2022, which expanded policy support and incentives for deployment of CCUS, hydrogen and other low-carbon projects, including several enhancements to federal tax credits. The *Inflation Reduction Act* also established a charge on methane emissions above a certain methane intensity threshold for facilities that report their greenhouse gas emissions under the EPA's Greenhouse Gas Emissions Reporting Program Part 98 regulations, beginning with methane emissions reported in calendar year 2024. The *Inflation Reduction Act* and/or its related impact may be impacted by challenges, repeals, revisions or other modifications, by the US Congress or presidential administration, and we cannot predict at this time when or whether any modification will take effect, or the impact of any modification on our business. As adopted, the methane emissions charge could increase our operating costs, which could adversely impact our business, financial condition and cash flows.

In December 2023, the EPA published a final rule to reduce methane and other pollution from oil and natural gas operations and facilities. Among other things, the final rule requires the phase-out of routine flaring of natural gas from new oil wells, requires all well sites and compressor stations to be routinely monitored for leaks and provides companies greater flexibility to use innovative and cost effective methane detection technologies. The final rule is currently subject to legal challenges, and the US presidential administration may seek to revise or repeal the rule; however, we cannot predict with certainty what actions the new administration may take or how they might affect our business or results of operations.

The exploration, production, and transportation of crude oil and natural gas involves risk that hazardous liquids or flammable gases may be released into the environment and may cause substantial harm to the environment, natural resources, or human health and safety. Such incidents, as well as failure to comply with applicable environmental laws and regulations, may result in material expenditures for response actions, significant government civil or criminal fines and penalties, liability to government agencies for natural resources damages, and significant business interruption. In addition, a spill on or related to our properties and operations could expose us to joint and several and strict liability, without regard to fault. Existing and new laws and regulations could require us to evaluate and upgrade existing infrastructure and operational practices on an accelerated basis or pursue additional capital projects, any or all of which could result in increased operating costs, which in turn could have a material adverse effect on our business, financial condition or results of operations.

Laws and regulations are frequently subject to change, and the general trend in the United States has been for these governmental agencies to continue to evaluate and, as necessary, develop and implement new permitting, performance and disclosure requirements, particularly with respect to the environment, greenhouse gas emissions, natural

2024 ANNUAL REPORT 235

resources, and worker health and safety. The recent change in US presidential administration contributes to uncertainty on the future direction of regulatory change. For example, existing climate change-related regulation has already become a focus of the new Trump administration. On his first day in office, President Trump signed several executive orders rescinding many of the previous administration's climate-related executive orders and associated initiatives. President Trump's directives included, amongst others, directing the EPA to reconsider its 2009 endangerment findings relating to greenhouse gas emissions, which provides regulatory justification for federal greenhouse gas permitting and methane emission control requirements, and directing the EPA to reconsider its use of Social Cost of Greenhouse Gas estimates in federal permitting decisions. We cannot predict with certainty the impact of, and changes in, government policies, laws and regulations, including any changes or other actions resulting from the change in US presidential administration.

Export of LNG

The design, construction, operation, maintenance and expansion of our liquefaction facilities and the transportation of LNG are highly regulated activities subject to the jurisdiction of the FERC pursuant to the *Natural Gas Act of 1938*. On 26 January 2024, President Biden announced a temporary pause on pending decisions on new exports of LNG to countries that the United States does not have free trade agreements with, pending the US Department of Energy's ("DOE") review of the underlying analyses for authorisations. On 1 July 2024, the federal court for the Western District of Louisiana ordered that the DOE was enjoined and restrained from halting or pausing the approval process for pending and future applications for LNG exports to non-FTA countries. On December 17, 2024, the DOE released an updated study of US LNG exports with a 60-day comment period that was later extended to March 20, 2025. On 20 January 2025, President Trump issued the Unleashing American Energy executive order directing the DOE Secretary to restart reviews of applications for approvals of LNG export projects as expeditiously as possible, consistent with applicable law. On 21 January 2025, the DOE announced that it was ending the moratorium imposed by the Biden administration on the approvals of LNG export authorisations by the DOE following direction given by President Trump in the Unleashing American Energy executive order. At this time, we cannot predict with certainty what actions the US presidential administration may take, if any at all, with respect to the DOE study.

Ammonia in the United States

Woodside's Beaumont New Ammonia (BNA) project in Beaumont, Texas is subject to a number of onshore and offshore regulations from both federal and state US agencies. Both the *Federal Clean Air Act* and *Texas Clean Air Act*, and associated federal and state regulations, govern emissions of various air pollutants through the issuance of permits and other authorisation requirements. BNA is subject to the Texas Commission on Environmental Quality (TCEQ) air quality management for the state of Texas. TCEQ issues regulations under authority in the *Texas Clean Air Act* and BNA will require a permit issued under this framework. Further, the *Clean Water Act* prohibits discharges of pollutants from a point source into the waters of the United States without a permit. TCEQ manages the pollutant discharge process under authority assumed from the Environmental Protection Agency. BNA will require a wastewater discharge permit under this framework and a construction general permit for certain stormwater discharges. In addition, the Department of the Army, acting through the US Army Corps of Engineers, has authority to permit work and the placement of structures in navigable waters of the US under the *Rivers and Harbors Act of 1899*. BNA requires a Nationwide Permit under this framework.

The *Jones Act* governs the transportation of goods between US ports by requiring that vessels involved in such trade be US-built, US-owned, and US-crewed. The US Coast Guard and the US Maritime Administration ensure compliance with these regulations to safeguard the US maritime industry and national security. Domestic shipments from BNA must be transported on Jones Act-compliant vessels, which are US-built, US-flagged, US-owned, and crewed by US citizens or permanent residents. The Federal Occupational Safety and Health Administration (OSHA), established pursuant to the *Occupational Safety and Health Act of 1970*, establishes and enforces workplace safety standards for manufacturing facilities in Texas. OSHA regulations address areas such as hazardous materials handling, machine guarding, personal protective equipment, and emergency preparedness. As Texas does not have its own state-run OSHA plan, workplace safety enforcement is under the jurisdiction of Federal OSHA. For BNA, OSHA's responsibilities include setting safety standards, conducting inspections, issuing citations for violations, and offering training and outreach programs.

Senegal

In Senegal, Woodside's production sharing contract and the prospecting, exploration, exploitation and transportation of hydrocarbons, as well as the tax rules for such activities, are primarily governed by Law no. 98- 05, dated 8 January 1998 (Petroleum Code) and its implementing decree no. 98-810, dated 6 October 1998. The Petroleum Code determines that the Senegalese Ministry of Petroleum and Energy is the competent authority for its implementation and is responsible for authorising activities for oil and gas prospecting, exploration, exploitation and transportation. While a revised Petroleum Code was introduced in 2019, the terms of that legislation state that any production sharing contract PSC issued before the introduction of the 2019 Petroleum Code retains its legal regime, and, as such, the 1998 Petroleum Code continues to apply to Woodside's contract. There is also other legislation and regulation that applies to Woodside's activities in Senegal including, without limitation, in respect of the environment and local content requirements.

MATERIAL LIMITATIONS

Woodside has certain obligations as part of its operations in Western Australia to provide natural gas into the Western Australian domestic market. Please refer to "Government regulations - domestic gas reservation policy" in this section for further information.

Woodside is subject to ordinary course production sharing contract limitations in Senegal. Refer to "Government regulations - Senegal" in this section for further information.

SUMMARY OF MATERIAL LEGAL PROCEEDINGS

Woodside is involved from time to time in legal proceedings and governmental investigations of a character normally incidental to its business, including claims and pending actions against it seeking damages, or clarification or prosecution of legal rights and regulatory inquiries regarding business practices. Insurance or other indemnification protection may offset the financial impact on

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Woodside of a successful claim. Except as set forth below, there are no governmental, legal or arbitral proceedings (including any such proceedings that are pending or threatened and of which Woodside is aware) that may have, or have had during the 12 months prior to the date of this report, a significant effect on Woodside’s financial position or profitability: • In June 2022, the Australian Conservation Foundation Incorporated (ACF) (represented by the Environmental Defenders Office Ltd) commenced Federal Court of Australia proceedings in relation to the environmental assessment of the Scarborough project. The ACF was seeking a final injunction to restrain Woodside from carrying out offshore project activities for the Scarborough project. The action was dismissed by consent on 20 August 2024. 2024 ANNUAL REPORT 237

6.4 ADDITIONAL INFORMATION · SHAREHOLDER STATISTICS

Shareholder statistics

Information in this section is current as of 11 February 2025, unless otherwise stated. References to "the company" or "Woodside" on pages 238-245 are to Woodside Energy Group Ltd and references to shareholdings and other equity on those pages are to equity in Woodside Energy Group Ltd.

NUMBER OF SHAREHOLDINGS

There were 607,388 shareholders.

DISTRIBUTION OF SHAREHOLDINGS

The following table shows the distribution of Woodside Energy Group Ltd shareholders by size of shareholding and number of shareholders and shares as of 11 February 2025.

Size of shareholding	Number of holders	Number of shares[1]	% of issued capital
1-1000	477,092	116,333,988	6.13
1001 – 5000	109,571	236,608,100	12.46
5001 – 10 000	13,415	94,379,559	4.97
10 001 – 100 000	7,125	146,960,661	7.74
Greater than 100 000	185	1,304,467,463	68.70
Total	**607,388**	**1,898,749,771**	**100.00**

1. All issued shares carry voting rights on a one-for-one basis.

UNMARKETABLE PARCELS

There were 75,014 members holding less than a marketable parcel of shares in the company (based on the closing market price of $24.50 per share on 11 February 2025).

GEOGRAPHICAL DISTRIBUTION OF SHAREHOLDERS AND SHAREHOLDING

Registered addressed	Number of holders	Number of shares[1]	% of issued capital
Australia	587,270	1,884,116,294	99.23
New Zealand	6,997	6,154,145	0.32
United Kingdom	5,099	4,510,116	0.24
United State of America	1,805	1,082,549	0.06
Other	6,217	2,886,667	0.15
Total	**607,388**	**1,898,749,771**	**100.00**

US SHAREHOLDINGS

Type of holding	Number of holders	Number of securities	% of issued capital
Registered holders of voting securities	1,805	1,082,549	0.06
ADR holder	2,214	44,311,320	2.33

238 WOODSIDE ENERGY GROUP LTD

DISTRIBUTION OF RIGHTS HOLDINGS

The following table shows the distribution of rights holders in Woodside Energy Group Ltd by size of rights holding and number of rights holders and rights as of 11 February 2025.

Size of shareholding	Number of rights holders	Number of rights[1]	% rights on issue
1-1000	504	323,456	2
1001 – 5000	3,446	8,674,267	63
5001 – 10 000	406	2,621,515	19
10 001 – 100 000	95	1,925,245	14
Greater than 100 000	1	220,893	2
Total	**4,452**	**13,765,376**	**100**

1. Unvested rights do not carry any voting rights.

TWENTY LARGEST SHAREHOLDERS

The following table sets out the 20 largest shareholders of ordinary shares listed on the Woodside Energy Group Ltd share register and the details of their shareholding as of 11 February 2025.

Shareholder name	Number of fully paid shares held	% of issued capital
HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	533,456,387	28.10
J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	368,167,932	19.39
CITICORP NOMINEES PTY LIMITED	148,033,900	7.80
CITICORP NOMINEES PTY LIMITED <CITIBANK NY ADR DEP A/C>	44,311,320	2.33
BNP PARIBAS NOMS PTY LTD	27,117,832	1.43
BNP PARIBAS NOMINEES PTY LTD <AGENCY LENDING A/C>	21,656,989	1.14
BNP PARIBAS NOMINEES PTY LTD <CLEARSTREAM>	18,379,851	0.97
NATIONAL NOMINEES LIMITED	16,245,216	0.86
HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED <NT-COMNWLTH SUPER CORP A/C>	13,793,808	0.73
BNP PARIBAS NOMINEES PTY LTD <HUB24 CUSTODIAL SERV LTD>	11,733,874	0.62
NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	8,677,819	0.46
AUSTRALIAN FOUNDATION	8,095,000	0.43
MUTUAL TRUST PTY LTD	4,913,093	0.26
BUTTONWOOD NOMINEES PTY LTD	4,579,457	0.24
ARGO INVESTMENTS LIMITED	4,371,455	0.23
MCCUSKER HOLDINGS PTY LTD	3,880,000	0.20
NETWEALTH INVESTMENTS LIMITED <SUPER SERVICES A/C>	3,745,612	0.20
IOOF INVESTMENT SERVICES LIMITED <IPS SUPERFUND A/C>	3,542,008	0.19
CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	3,231,982	0.17
HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	2,796,720	0.15
Total	**1,250,730,255**	**65.87**

SUBSTANTIAL SHAREHOLDERS

The following table shows the substantial shareholders who, together with their associates, hold five per cent or more of the voting rights in Woodside Energy Group Ltd, as notified to Woodside.

Shareholders	Title of class	Date received	Date of change	Shares held[1]	% of total voting rights[1]
BlackRock Group (BlackRock Inc. and subsidiaries)[2]	Ordinary shares	8 February 2024	5 February 2024	133,581,277	7.03
Vanguard Group (The Vanguard Group, Inc. and its controlled entities)[3]	Ordinary shares	1 October 2024	26 September 2024	114,652,665	6.038
State Street Corporation and subsidiaries	Ordinary shares	16 September 2024	12 September 2024	135,185,363	7.12
AustralianSuper Pty Ltd	Ordinary shares	3 September 2024	28 August 2024	116,634,944	6.14

1. These figures quoted are based on the number owned and voting rights provided in the latest applicable substantial shareholder notice.
2. As stated in its latest substantial shareholder notice, BlackRock Group (BlackRock Inc. and subsidiaries) also holds 1,992,368 shares of Woodside Energy Group Ltd ADR 1:1.
3. As stated in its latest substantial shareholder notice, Vanguard Group also holds 80,545 shares of Woodside Energy Group Ltd ADR 1:1.

2024 ANNUAL REPORT 239

BUY BACKS

There are currently no on-market buy backs.

DIVIDEND REINVESTMENT PLAN

Our dividend reinvestment plan remains suspended.

ESCROWED AND RESTRICTED SECURITIES

Woodside Energy Group Ltd does not have any restricted securities or securities subject to voluntary escrow on issue.

On-market purchases for Woodside employee incentive plans[1,2]

Period	Total number of ordinary shares purchased	Average price paid per share (A$)	Average price paid per share (US$)	Number of shares purchased for employee plans
February 2024	662,082	30.32	19.84	662,082
March 2024	600,000	30.73	20.12	600,000
September 2024	3,031,617	27.02	18.30	3,031,617
Total	**4,293,699**	**28.05**	**18.79**	**4,293,699**

1. These shares were purchased to satisfy employee incentive plan requirements.
2. Total on-market purchases for Woodside employees incentive plans total 0.23% of total share capital.

ANNUAL GENERAL MEETING

The 2025 Annual General Meeting (AGM) of Woodside Energy Group Ltd will be held on 8 May 2025. Details of the business of the meeting will be provided in the AGM notice. The AGM will be webcast live on the internet. An archived version of the webcast will be placed on the Woodside website to enable the proceedings to be viewed at a later time.

DOCUMENTS ON DISPLAY

Documents filed by Woodside on the ASX are available at asx.com.au. Woodside files Annual Reports and other reports and information with the US Securities and Exchange Commission (SEC). These filings are available on the SEC's website at sec.gov.

Documents filed on the ASX or with the SEC are not incorporated by reference into this report. The documents referred to in this report as being available on our website, woodside.com, are not incorporated by reference and do not form part of this report.

WOODSIDE ENERGY GROUP LTD

Woodside was registered under Australian corporate law in 1971 and listed on the ASX on 18 November 1971. Woodside's shares are currently listed on the ASX under the ticker symbol 'WDS' and its American Depositary Shares (ADS) are listed on the NYSE under the symbol 'WDS'. As announced on 16 October 2024, as of 08:00 (GMT) on 20 November 2024, Woodside was delisted and removed from the London Stock Exchange.

Woodside's registered office is Mia Yellagonga, 11 Mount Street, Perth, Western Australia 6000, Australia, telephone +61 8 9348 4000.

> Additional information about Woodside can be found on its website at woodside.com.

DIVIDEND PAYMENTS

Woodside determines its dividends in US dollars as this is our functional and presentation currency. Woodside pays its dividends in Australian dollars, unless a shareholder's registered address is in the United Kingdom (UK), where they are paid in UK pounds sterling, or in the USA, where they are paid in US dollars, or in New Zealand (NZ), where they are paid in NZ dollars.

Shareholders may have their dividends paid directly into any bank or building society account in Australia, the USA, the UK or NZ. Payments are electronically credited on the dividend payment date and confirmed by payment advice. To request direct crediting of dividend payments, please contact the share registry or visit the share registry website (investorcentre.com/wds).

Shareholders must make an election to alter their dividend currency by the business day after the record date for the dividend.

Shareholders who reside outside the USA, the UK, Australia and NZ may elect to receive their dividend electronically in their local currency using the share registry's Global Wire Payment Service. For a list of currencies offered and how to subscribe to the service, please contact the share registry.

> For more information on this topic, refer to Woodside's website for the history of dividends paid by the company at woodside.com.

CHANGE OF ADDRESS OR BANKING DETAILS

Shareholders should immediately notify the share registry of any change to their address or banking arrangements for dividends electronically credited to a bank account.

For more information on this topic, refer to the share registry website to change details at investorcentre.com/wds.

240 WOODSIDE ENERGY GROUP LTD

AUSTRALIAN SECURITIES EXCHANGE

Investors who hold or have interests in Woodside shares listed on the ASX seeking information about their shareholdings should contact Woodside's Australian share registry:

Computershare Investor Services Pty Limited

Address:	Level 11, 172 St Georges Terrace Perth WA 6000
Postal address:	GPO Box D182 Perth WA 6840
Telephone:	1300 558 507 (within Australia) +61 3 9415 4632 (outside Australia)
Email:	web.queries@computershare.com.au
Website:	investorcentre.com/wds

The share registry can assist with queries on share transfers, dividend payments, the dividend reinvestment plan, notification of tax file numbers and changes of name, address or bank account details.

For security reasons, you will need your Security Reference Number (SRN) or Holder Identification Number (HIN) when communicating with the share registry. The share registry website allows shareholders to make changes to address and banking details online.

> For more information on this topic, refer to the share registry website to change details at investorcentre.com/wds.

AMERICAN DEPOSITARY RECEIPTS

We have an American Depositary Receipts (ADR) program. The ADR program has a 1:1 ordinary share to American Depositary Share (ADS) ratio.

Depositary fees

Citibank serves as the depositary bank (Depositary) for our ADR program. ADR holders agree to the terms in the deposit agreement filed with the SEC for depositing ADSs or surrendering the ADSs for cancellation and for certain services as provided by Citibank. Holders are required to pay all fees for general depositary services provided by Citibank in each of our ADR programs, as set forth in the table below.

Service	Fees
Issuance of ADSs upon deposit of shares	Up to $0.05 per ADS issued
Cancellation of ADSs	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per ADS held
ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the Depositary
Registration of ADS transfers	Up to $0.05 per ADS transferred
Conversion of ADSs of one series for ADSs of another series	Up to $0.05 per ADS converted

Fees payable by the Depositary to the issuer

Citibank reimburses Woodside for certain expenses Woodside incurs in connection with its ADR program, subject to certain ceilings. These reimbursable expenses currently include, but are not limited to, legal, accounting and reserve engineer fees, listing fees, expenses related to investor relations in the United States, fees payable to service providers for the distribution of material to ADR holders and expenses to remain in compliance with applicable US laws and NYSE listing standards. Citibank has further agreed to waive certain fees in connection with Woodside's ADR program. These waived expenses currently include, but are not limited to, standard costs associated with the administration of the ADR program and certain fees in connection with issuance of ADRs under Woodside's equity compensatory plans. For the year ended 31 December 2024, direct reimbursements and waived fees totalled approximately US$1,500,000. Under certain circumstances, including termination of our ADS program or removal of our Depositary, we may be required to repay to the Depositary a portion of the amounts reimbursed in prior periods.

The ADSs issued under our ADR programs trade on the NYSE under the stock ticker WDS. As of 11 February 2025, there were 44,311,320 ADSs on issue and outstanding in the Woodside ADS program.

ADR holders should deal directly with Citibank on all matters related to their ADRs, using the details below.

Enquiries should be directed to:

Citibank Shareholder Services

Address:	PO Box 43077 Providence Rhode Island 02940-3077
USA Toll Free:	1-866-253-8350
International:	+1 781 575 4555
Email:	citibank@shareholders-online.com

Investor Relations enquiries

Address:	Woodside Energy Group Ltd Mia Yellagonga 11 Mount Street Perth WA 6000
Postal address:	GPO Box D188 Perth WA 6840
Telephone:	+61 8 9348 4000
Email:	investor@woodside.com
Website:	woodside.com

EXCHANGE CONTROLS

Under Australian foreign exchange controls currently in effect, transfers of capital to and from Australia are not subject to prior government approval and, except as described below, Australia does not restrict the flow of currency into or out of the country. Regulations may be made under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia (AML/CTF Act) prohibiting the entering into of transactions involving prescribed foreign countries. As of the date of this report, no such regulations are in place. To control tax evasion and money

2024 ANNUAL REPORT 241

laundering, the AML/CTF Act also requires certain transactions to be reported to the Australian Transaction Reports and Analysis Centre (AUSTRAC) and prohibits reporting entities from providing certain ‘designated services’ to customers without having complied with certain obligations under the AML/CTF Act (for example ‘know your customer’ checks). In addition, the AML/CTF Act imposes certain obligations on ‘designated service’ providers to report ‘threshold transactions. The Autonomous Sanctions Regulations 2011 (Cth) promulgated under the Autonomous Sanctions Act 2011 (Cth) of Australia, the Charter of the United Nations Act 1945 (Cth) of Australia and other acts and regulations in Australia restrict or prohibit payments, transactions or other dealings with assets having a proscribed connection with certain countries or named individuals or entities subject to financial sanctions or identified with terrorism. The Australian Department of Foreign Affairs and Trade (DFAT) maintains a list of all persons and entities subject to financial sanctions or having a proscribed connection with terrorism which is available to the public at DFAT’s website. There are no specific restrictions regarding the remittance of profits, dividends or capital. Intentionally omitted Intentionally omitted 242 WOODSIDE ENERGY GROUP LTD

Intentionally omitted 2024 ANNUAL REPORT 243

Intentionally omitted 244 WOODSIDE ENERGY GROUP LTD

Intentionally omitted 2024 ANNUAL REPORT 245

6.5 ADDITIONAL INFORMATION · ASSET FACTS

Asset facts

PRODUCING FACILITIES

Australia

Asset	Role	Equity	Infrastructure	Capacity (100% project)	Product
Pluto LNG	Operator	90%	Pluto LNG Plant (onshore gas plant)	LNG: 4.9 Mtpa Domestic gas: 25 TJ/d Condensate: 1,140 tonnes/d	LNG, pipeline gas and condensate
			Pluto Platform (steel jacket fixed platform)	Dry gas: 1,320 MMscf/d	Gas and condensate
North West Shelf[1,2]	Operator	33.33%	Karratha Gas Plant (onshore gas plant)	LNG: 16.9 Mtpa Domestic gas: 630 TJ/d Condensate: 14,385 tonnes/d	LNG, pipeline gas, condensate and NGLs
			North Rankin Complex (steel jacket fixed platform)	Dry gas: 60,000 tonnes/d Condensate: 6,200 tonnes/d	Gas and condensate
			Goodwyn A Platform (steel jacket fixed platform)	Dry gas: 38,000 tonnes/d Condensate: 18,000 tonnes/d	Gas and condensate
			Angel Platform (steel jacket fixed platform)	Dry gas: 21,500 tonnes/d Condensate: 8,600 tonnes/d	Gas and condensate
Wheatstone[2,3]	Non-Operator	13%	Wheatstone LNG Plant (onshore gas plant)	LNG: 8.9 Mtpa Domestic gas: 230 TJ/d Condensate: 8,661 sm3/d	LNG, pipeline gas and condensate
			Wheatstone Platform (steel gravity structure platform)	Dry gas: 1,970 MMscf/d Condensate: 8,600 sm3/d	Gas and condensate
Okha FPSO	Operator	50%	FPSO	Oil: 60 kbbl/d Gas: 82 MMscf/d	Crude oil
Ngujima-Yin FPSO	Operator	60%	FPSO	Oil: 120 kbbl/d	Crude oil
Bass Strait	Non-Operator	50%	Longford (onshore gas plant)	Gas: 700 TJ/day Condensate: 2,250 tonnes/d Liquefied petroleum gas: 1,775 tonnes/d Ethane: 225 tonnes/d	Pipeline gas, condensate and NGLs
			Long Island Point (onshore processing and storage plant)		
			Barracouta (steel jacket platform and West Barracouta subsea tieback)		
			Snapper (steel jacket platform)		
			Marlin/Turrum (steel jacket platform)		
			Tuna/West Tuna (steel jacket platform and concrete gravity structure)		
		32.5%	Kipper (subsea tieback to West Tuna)		
Pyrenees FPSO	Operator	40-71.4%	FPSO	Oil: 96,000 bbl/d	Crude oil
Macedon	Operator	71.4%	Onshore single-train gas plant	Gas: 220 MMscf/d Condensate: 110 bbl/d	Pipeline gas

1. The North West Shelf consists of a number of active joint ventures. Woodside's participating interest is 33.33% in all of these apart from the NWS joint ventures with CNOOC. Woodside's participating interest in the CLNG JV is 25% and in the Extended Interest JVs is 31.567%.
2. In December 2024 Woodside entered into an asset swap with Chevron. Refer to section 3.1 Australian Operations for details.
3. The Wheatstone assets processes gas from several offshore gas fields, including the Julimar and Brunello fields, for which Woodside has 65% participating interest and is the operator.

246 WOODSIDE ENERGY GROUP LTD

International

Asset	Role	Equity	Infrastructure	Capacity (100% project)	Product
Sangomar	Operator	82%	FPSO	Oil:100,000 bbl/d	Crude oil
Greater Angostura	Operator	45%	Angostura – Block 2(c) (steel jacket fixed platforms)	Oil:100,000 bbl/d Gas: 340 MMscf/d	Crude oil and pipeline gas
		68.46%	Ruby – Block 3(a) (steel jacket fixed platform)		
Greater Shenzi	Operator	72%	Tension leg platform	Oil: 100,000 bbl/d Gas: 50 MMscf/d	Crude oil, pipeline gas, condensate and NGLs
Atlantis	Non-Operator	44%	Semi-submersible FPU	Oil: 200,000 bbl/d Gas: 180 MMscf/d	Crude oil, pipeline gas, condensate and NGLs
Mad Dog	Non-Operator	23.9%	Phase 1 (A-Spar) (Truss spar)	Oil:100,000 bbl/d Gas: 60 MMscf/d	Crude oil, pipeline gas, condensate and NGLs
			Phase 2 (Argos) (Semi-submersible FPU)	Oil: 140,000 bbl/d Gas: 75 MMscf/d	Crude oil, pipeline gas, condensate and NGLs

PROJECTS

Post FID

Asset	Role	Equity	Infrastructure	Capacity (100% project)	Product
Scarborough	Operator	74.9%	Semi-submersible FPU	Dry gas: 1,750 MMscf/d	LNG and pipeline gas
		51%	Pluto Train 2 (onshore gas plant)	LNG: 5.0 Mtpa Domestic gas: 225 TJ/d	
Trion	Operator	60%	Semi-submersible FPU	Oil: 100,000 bbl/day	Crude oil
Beaumont New Ammonia	Operator	100%	Ammonia synthesis facility, supporting infrastructure, utilities and storage tanks	Phase 1 (under construction): 1.1 Mtpa Phase 2 (pre-FID): 1.1 Mtpa	Ammonia

DEVELOPMENTS

Asset	Role	Equity	Product
Louisiana LNG	Operator	100%	LNG
Calypso	Operator	70%	Gas and condensate
Browse	Operator	30.6%	LNG, pipeline gas, LPG and condensate
Greater Scarborough[1]	Operator	100%	Gas
Liard	Non-Operator	50%	Gas
Sunrise	Operator	33.44%	Gas and condensate

1. Greater Scarborough includes the Jupiter and Thebe fields.

NEW ENERGY OPPORTUNITIES[1]

Asset	Role	Equity	Product
H2OK	Operator	100%	Hydrogen
H2Perth	Operator	100%	Hydrogen
Hydrogen Refueller @H2Perth	Operator	100%	Hydrogen
Woodside Solar	Proponent[2]	100%	Solar energy

1. Subject to FID and regulatory approvals. Excludes acquisitions subsequent to the period.
2. Solar generation, battery services and transmission access and services will be supplied to Woodside under contracts with third parties.

2024 ANNUAL REPORT 247

GREENHOUSE GAS ASSESSMENT PERMITS

Asset	Permit	Role	Joint Venture	Comment
Australia	G-7-AP	Non-Operator	Bonaparte CCS Assessment Joint Venture	Located in the Bonaparte Basin off the north western coast of the Northern Territory
	G-8-AP	Operator	Browse Joint Venture	For carbon capture and storage evaluation for Browse
	G-10-AP	Operator	Angel CCS Joint Venture[1]	Located in the Northern Carnarvon Basin off the north west coast of Western Australia
	G-18-AP	Non-Operator	Greenhouse Gas Assessment Permit G-18-AP Joint Venture	Located in the Northern Carnarvon Basin off the north west coast of Western Australia
	G-19-AP	Non-Operator	Gippsland Basin Joint Venture	Located in the Gippsland Basin off the coast of Victoria

EXPLORATION

Country	Permit	Role	Equity	Product
Asia-Pacific				
Australia	WA-356-P	Operator	65%	Gas prone basin
	WA-536-P	Operator	65%	Gas prone basin
	WA-550-P	Operator	100%	Gas prone basin
	NT/P86	Operator	100%	Gas prone basin
	WA-404-P	Operator	100%	Gas prone basin
	WA-28-P	Operator	15.78%	Gas prone basin
	WA-93-R	Operator	70%	Gas prone basin
	WA-94-R	Operator	70%	Gas prone basin
Europe				
Ireland	FEL 5/13	Operator	Exit initiated	Oil or gas prone basin
Africa				
Republic of the Congo	Marine XX	Non-Operator	22.5%	Oil or gas prone basin
Egypt	Red Sea Block 1	Non-Operator	45%	Oil or gas prone basin
	Red Sea Block 4	Non-Operator	25%	Expired subsequent to the period
	Tiba Block	Non-Operator	40%	Oil and gas prone basin
	North El Dabaa Offshore (Block 4)	Non-Operator	27%	Oil and gas prone basin
Caribbean				
Barbados	Bimshire	Operator	60% - exit initiated	Oil or gas prone basin
Latin America				
Peru	108	Non-Operator	Exit initiated	Oil or gas prone basin

1. In December 2024 Woodside entered into an asset swap with Chevron. Refer to section 3.1 Australian Operations for details.

248 WOODSIDE ENERGY GROUP LTD

Country	Permit	Role	Equity	Product
North America				
US Gulf of Mexico[1]	GB 780, GB 824, GB 825, GB 821, GB 866, EB 636, EB 637, EB 550, EB 594, EB 638, KC 859, KC 903, KC 904, KC 905, KC 948, KC 949, WR 795, WR 796, GB 663, GB 664, GB 678, GC 210, GC211	Operator	100%	Oil prone basin
	GB 640, GB 641, GB 685, GB 555, GB 726, GB 770, GB 771, GB 604, GB 605, GB 647, GB 648, GB 728, GB 774, GB 421, GB 464, GB 465, GB 508, GB 509, GC 598	Non-Operator	40%	Oil prone basin
	GB 574, GB 575, GB 619, GB 529, GB 530, GB 531	Operator	57%	Oil prone basin
	GC 436, GC 480	Non-Operator	44%	Oil prone basin
	GB 501, GB 502, GB 545, GB 630, GB 672, GB 676, GB 677, GB 716, GB 721, GB 760, GB 762, GB 805, GB 806, GB 851, GB 852, GB 895	Operator	60%	Oil prone basin
	GC 282, GC 237	Non-Operator	50%	Oil prone basin
	EB 655, EB 656, EB 699, EB 700, EB 701, EB 566, EB 567, EB 610, EB 611, AC 34, AC 36, AC 78, AC 80, EB 914	Operator	70%	Oil prone basin
	MC 798, MC 842	Non-Operator	45%	Oil prone basin
	AC 125, AC 126, AC 81, AC 82	Operator	45%	Oil prone basin
	GC 679, GC 768	Non-Operator	31.9%	Oil prone basin
	MC 368, MC 369, MC 411, MC 412, MC 455, MC 456	Non-Operator	25%	Oil prone basin
	GC 80, GC 123, GC 124, GC 168	Operator	75%	Oil prone basin
	GC 870	Non-Operator	23.9%	Oil prone basin
	AT 228, AT 273, AT 274, AT 409, AT 452, AT 453, AT 454, AT 424, AT 425, AT 469, AT 470	Non-Operator	30%	Oil prone basin

1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the "Gulf of Mexico" as the "Gulf of America". The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term "Gulf of Mexico" to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters.

2024 ANNUAL REPORT 249

6.6 ADDITIONAL INFORMATION · ALTERNATIVE PERFORMANCE MEASURES

Alternative performance measures

Certain parts of this report contain financial measures that are not defined in, and have not been prepared in accordance with, IFRS and are not recognised measures of financial performance or liquidity under IFRS. In addition to the financial information contained in this report presented in accordance with IFRS, certain "non-GAAP financial measures" (as defined in Item 10(e) of Regulation S-K under the *US Securities Act of 1933*, as amended) have been included in this report. These measures include EBIT, EBITDA, EBITDA excluding impairment, Gearing, Underlying NPAT, Net debt, Free cash flow, Cash margin, Capital expenditure, Exploration expenditure, Liquidity, Net tangible assets, Net tangible assets per ordinary security, Return on equity, and Return on average capital employed. These non-IFRS financial measures are defined in section 6.7 - Glossary, units of measure and conversion factors. This section provides a reconciliation of these measures to the most directly comparable financial measure calculated and presented in accordance with IFRS in Woodside's financial statements.

Woodside's management uses these measures to monitor Woodside's financial performance alongside IFRS measures to improve the comparability of information between reporting periods and business units; Woodside believes that the non-IFRS financial measures it presents provide a useful means through which to examine the underlying performance of its business. However, these measures should not be considered to be an indication of, or alternative to, corresponding measures of gross profit, net profit, cash flows from operating activities, or other figures determined in accordance with IFRS. In addition, such measures may not be comparable to similar measures presented by other companies. Undue reliance should not be placed on the non-IFRS financial measures contained in this report, and the non-IFRS financial measures should be considered in addition to, and not as a substitute for, or as superior to, measures of financial performance, financial position or cash flows reported in accordance with IFRS. Non-IFRS financial measures are not uniformly defined by all companies, including those in Woodside's industry. Accordingly, they may not be comparable with similarly titled measures and disclosures by other companies.

Although certain of these data have been extracted or derived from Woodside's financial statements, these data have not been audited or reviewed by Woodside's independent auditors. You are urged to read carefully the audited full-year financial statements and related notes thereto.

DEFINITION AND CALCULATION OF NON-IFRS FINANCIAL INFORMATION

Non-IFRS financial information	Why is the non-IFRS financial information useful	Calculation methodology
EBIT	Used to assess the Group's operational profitability excluding net finance costs and taxation expense. This assists management in tracking the performance of the Group from its operations only.	Calculated as profit before income tax, PRRT and net finance costs.
EBITDA excluding impairment	Used to assess the Group's operational profitability excluding net finance costs, taxation expense, depreciation and amortisation and impairment losses/reversals. This measure assesses the performance of the Group's segments and aids decision making of resource allocation.	Calculated as profit before income tax, PRRT, net finance costs, depreciation and amortisation, impairment losses, impairment reversals.
Underlying NPAT	Used to assess the Group's financial performance by excluding the impacts of exceptional items. This measure indicates the performance from the Group's core operations only and is used by management to aid decision making of resource allocation.	Net profit after tax from the Group's operations excluding any exceptional items (refer to the reconciliation in this section for the list of specific items for each financial year).
Capital expenditure	Used to assess efficient deployment of capital for property, plant and equipment and evaluation capitalised. Management uses this measure as support for decision making to maintain and improve productive capacity.	Includes capital additions on property, plant and equipment and evaluation capitalised.
Exploration expenditure	Used to assess efficient deployment of capital for exploration and evaluation expenditure. Management uses this measure as support for decision making to maintain and improve productive capacity.	Includes exploration and evaluation expenditure less amortisation of licence acquisition costs and prior year exploration expense written off.
Free cash flow	Used to evaluate the cash available for financing activities, including shareholder distributions and debt servicing, after investment in maintaining and growing the Group's operations This measure is used as a key indicator of the level of cash the Group has at its disposal.	Cash flow from operating activities (excluding payments to cash reserves) and cash flow from investing activities.

250 WOODSIDE ENERGY GROUP LTD

Non-IFRS financial information	Why is the non-IFRS financial information useful	Calculation methodology
Gearing	Used to monitor the Group's net debt relative to the Group's total net debt and equity. This measure assists management in monitoring the Group's leverage.	Net debt divided by the total of net debt and equity attributable to equity holders of the parent.
Liquidity	Used to assess the Group's ability to access cash and cash equivalents at short notice.	Total cash and cash equivalents and available undrawn debt facilities less restricted cash.
Net debt	Net debt measures how the Group manages our balance sheet and capital structure. Management uses this measure to track the level of debt of the Group.	Interest-bearing liabilities and lease liabilities less cash and cash equivalents.
Net tangible assets	Used to assess the Group's net assets (excluding intangible) to assess how much risk the Group carries in liquidity, solvency and assets for financing purposes.	The Group's net assets less goodwill, non-controlling interest and intangible assets.
Net tangible assets per ordinary security	Used by management to assess the Group's investment strategy in comparison to the Group's share price.	Net tangible assets divided by the number of issued and fully paid shares.
Return on equity	Used to measure the Group's earnings as a percentage of shareholders' investments.	Net profit after tax from the Group's operations divided by equity attributable to equity holders of the parent.
Return on average capital employed	Used to assess the efficiency of the Group's utilisation of the capital employed.	Profit before tax and net finance costs divided by the total average non-current liabilities and equity attributable to equity holders of the parent.

APMs derived from consolidated income statement

	2024 US$m	2023 US$m	2022 US$m
EBIT/EBITDA excluding impairment			
Net profit after tax	**3,646**	1,722	6,575
Adjusted for:			
Finance income	**(220)**	(273)	(155)
Finance costs	**365**	307	167
PRRT (benefit)/expense	**(91)**	898	(313)
Income tax expense	**814**	653	2,912
EBIT	**4,514**	3,307	9,186
Adjusted for:			
Property, plant and equipment depreciation and amortisation	**4,523**	3,956	2,798
Amortisation of licence acquisition costs	**8**	4	10
Amortisation of intangible assets	**21**	-	-
Depreciation of lease assets	**210**	179	140
Depreciation of other plant and equipment	**-**	-	-
Impairment losses	**-**	1,917	-
Impairment reversals	**-**	-	(900)
EBITDA excluding impairment	**9,276**	9,363	11,234
Underlying NPAT			
Net profit after tax attributable to equity holders of the parent	**3,573**	1,660	6,498
Adjusted for the following exceptional items:			
Less: Sangomar DTA recognition	**(342)**	-	-
Less: Pluto DTA recognition	**(351)**	-	-
Add: Reduction in Pluto PRRT (post-tax)	**-**	446	-
Add: Impairment losses (post-tax)	**-**	1,533	-
Less: Trion DTA recognition	**-**	(319)	-
Add: Merger transaction costs	**-**	-	419
Less: Derecognition of the Corpus Christi onerous contract provision	**-**	-	(245)
Less: Impairment reversal (post tax)	**-**	-	(630)
Add: Orphan Basin exit fee	**-**	-	142
Less: Pluto PRRT DTA recognition	**-**	-	(954)
Underlying NPAT	**2,880**	3,320	5,230

2024 ANNUAL REPORT 251

APMs derived from consolidated cash flow statement and other notes

	2024 US$m	2023 US$m	2022 US$m
Capital expenditure			
Capital additions on evaluation	**77**	163	119
Capital additions on property, plant and equipment	**5,003**	5,317	3,904
Capital additions on other	**226**	256	92
Capital expenditure	**5,306**	5,736	4,115
Exploration expenditure			
Exploration and evaluation expenditure	**337**	360	470
Adjusted for:			
Amortisation expense	**(8)**	(4)	(10)
Prior year expense written off	**(9)**	(77)	(164)
Exploration capitalised	**22**	88	122
Exploration expenditure	**342**	367	418
Capital and exploration expenditure	**5,648**	6,103	4,533
Free cash flow			
Cash flow from operating activities	**5,847**	6,145	8,811
Cash flow used in investing activities	**(5,747)**	(5,585)	(2,265)
Free cash flow	**100**	560	6,546
Liquidity			
Cash and cash equivalents	**3,923**	1,740	6,201
Add: Available undrawn facilities	**2,800**	6,050	4,050
Less: Restricted cash	**-**	-	(12)
Liquidity	**6,723**	7,790	10,239

APMs derived from Consolidated Balance Sheet

	2024 US$m	2023 US$m	2022 US$m
Net tangible assets per ordinary security			
Net assets	**36,153**	35,170	37,127
Adjusted for:			
Goodwill	**(3,866)**	(3,995)	(4,614)
Non-controlling interest	**(754)**	(771)	(791)
Other intangible assets	**(960)**	(187)	(55)
Net tangible assets	**30,573**	30,217	31,667
Number of issued and fully paid shares	**1,898,749,771**	1,898,749,771	1,898,749,771
Net tangible assets per ordinary security	**16.10**	15.91	16.68
Gearing			
Interest-bearing liabilities (Current and non-current)[1]	**9,997**	4,874	5,138
Lease liabilities (Current and non-current)	**1,623**	1,615	1,634
Adjusted for:			
Cash and cash equivalents	**(3,923)**	(1,740)	(6,201)
Add: restricted cash	**-**	-	12
Net debt	**7,697**	4,749	583
Equity attributable to equity holders of the parent	**35,399**	34,399	36,336
Total net debt and equity attributable to equity holders of the parent	**43,096**	39,148	36,919
Gearing (%)	**17.9**	12.1	1.6

1. The 2023 balance agrees to Note C.2 which includes capitalised costs to be amortised within the next 12 months.

252 WOODSIDE ENERGY GROUP LTD

APMs derived from consolidated income statement and consolidated balance sheet

	2024 US$m	2023 US$m	2022 US$m
Return on equity			
Net profit after tax attributable to equity holders of the parent	**3,573**	1,660	6,498
Equity attributable to equity holders of the parent	**35,399**	34,399	36,336
Return on equity (%)	**10.1**	4.8	17.9
Return on average capital employed			
Profit before tax and net finance costs	**4,514**	3,307	9,186
Opening non-current liabilities	**15,209**	15,586	9,623
Closing non-current liabilities	**19,254**	15,209	15,586
Average non-current liabilities	**17,232**	15,398	12,605
Opening equity attributable to equity holders of the parent	**34,399**	36,336	13,443
Closing equity attributable to equity holders of the parent	**35,399**	34,399	36,336
Average equity attributable to equity holders of the parent	**34,899**	35,368	24,890
Total average non-current liabilities and equity attributable to equity holders of the parent	**52,131**	50,766	37,495
Return on average capital employed (%)	**8.7**	6.5	24.5

APMs derived from other notes

	2024 US$m	2023 US$m	2022 US$m
Revenue from sale of hydrocarbons (excluding marketing segment)	**11,756**	12,348	14,154
Cash margin (excluding marketing segment)			
Gross profit	**5,266**	5,942	8,949
Adjusted for:			
Other cost of sales	**35**	7	4
Property, plant and equipment depreciation and amortisation	**4,523**	3,956	2,798
Other revenue	**(190)**	(3)	285
Cash margin (excluding marketing segment)	**9,634**	9,902	12,036
Cash margin %	**82.0**	80.2	85.0
Production costs (excluding marketing segment)	**1,579**	1,562	1,281
Production cost margin %	**13.4**	12.6	9.1
Other cash costs (excluding marketing segment):			
Royalties, excise and levies	**372**	503	596
Insurance	**25**	60	43
Inventory movement	**(84)**	37	(41)
Shipping and direct sales costs (excluding marketing segment)	**175**	265	206
Trading costs	**4**	12	14
Other hydrocarbon costs	**51**	7	19
Total other cash costs	**543**	884	837
Other cash cost margin %	**4.6**	7.2	5.9

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6.7 ADDITIONAL INFORMATION · GLOSSARY, UNITS OF MEASURE AND CONVERSION FACTORS

Glossary, units of measure and conversion factors

Term	Definition
$, $m	US dollars unless otherwise stated, millions of dollars
1P	Proved reserves
2C	Best estimate of contingent resources
2P	Proved plus probable reserves
Abate/ abatement	Avoidance, reduction or removal of an amount of carbon dioxide or equivalent
ADR	American Depositary Receipts
Aspiration	Woodside uses this term to describe an aspiration to seek the achievement of an outcome but where achievement of the outcome is subject to material uncertainties and contingencies such that Woodside considers there is not yet a suitable defined plan or pathway to achieve that outcome
ASX	Australian Securities Exchange
A$	Australian dollars
Biodiversity	Biological diversity means the variability among living organisms from all sources including, inter alia, terrestrial, marine and other aquatic ecosystems and the ecological complexes of which they are a part; thus including species within species
Board	The Board of Directors of Woodside Energy Group Ltd
Brent	Intercontinental Exchange (ICE) Brent Crude deliverable futures contract (oil price)
Capital and exploration expenditure	Includes capital expenditure and exploration expenditure
Capital investment expenditure	Includes capital additions on property, plant and equipment and evaluation capitalised
Carbon credit	A tradable financial instrument that is issued by a carbon-crediting program. A carbon credit represents a greenhouse gas emission reduction to, or removal from, the atmosphere equivalent to 1 tCO_2-e, calculated as the difference in emissions from a baseline scenario to a project scenario. Carbon credits are uniquely serialised, issued, tracked and retired or administratively cancelled by means of an electronic registry operated by an administrative body, such as a carbon-crediting program
Carbon sequestration	Carbon sequestration refers to the storage of carbon dioxide (CO_2) after it is captured from industrial facilities and power plants or removed directly from the atmosphere[1]
Cash margin	Gross profit/loss adjusted for other cost of sales, trading costs, property, plant and equipment depreciation and amortisation and other revenue. Excludes the marketing segment. Cash margin % is calculated as cash margin divided by revenue from sale of hydrocarbons (excluding marketing segment)
CCS	Carbon capture and storage
CCU	Carbon capture and utilisation
CCUS	Carbon capture utilisation and storge
CO_2	Carbon dioxide

Term	Definition
CO_2-e	CO_2 equivalent. The universal unit of measurement to indicate the global warming potential of each of the seven greenhouse gases, expressed in terms of the global warming potential of one unit of carbon dioxide. It is used to evaluate releasing (or avoiding releasing) any greenhouse gas against a common basis
COP-16	The 16th meeting of the Conference of the Parties (COP) to the Convention on Biological Diversity (CBD) was held from October 21 to November 1, 2024, in Cali, Colombia[2]
COP-29	The 29th conference of the Parties of the United Nations Climate Change Conference taking place in Baku, Azerbaijan from 11 to 22 November 2024
Condensate	Hydrocarbons that are gaseous in a reservoir but that condense to form liquids as they rise to the surface
cps	Cents per share
Decarbonisation	Woodside uses this term to describe activities or pathways that have the effect of moving towards a state that is lower carbon, as defined in this glossary
DRP	Dividend reinvestment plan
EBIT	Calculated as profit before income tax, PRRT and net finance costs
EBITDA excluding impairment	Calculated as profit before income tax, PRRT, net finance costs, depreciation and amortisation, impairment losses, impairment reversals
Emissions	Refers to emissions of greenhouse gases unless otherwise stated
Environmental incident	Environmental incidents involving hydrocarbon and hazardous non hydrocarbon spills of greater than 1 bbl released to the environment
EPS	Earnings per share
Equity greenhouse gas emissions	Equity emissions reflect the greenhouse gas emissions from operations according to Woodside's share of equity in the operation. Its equity share of an operation reflects its economic interest in the operation, which is the extent of rights it has to the risks and rewards flowing from the operation. Woodside sets its Scope 1 and 2 greenhouse gas emissions reduction targets on an equity basis. This ensures that the scope of its emissions reduction targets is aligned with its economic interest in its investments
Exploration expenditure	Includes exploration and evaluation expenditure less amortisation of licence acquisition costs and prior year exploration expense written off
FEED	Front-end engineering design
First Nations and Indigenous Peoples	First Nations people are the Indigenous people, or earliest known inhabitants, of a country. A First Nations person is a person of Indigenous decent, who identifies as a First Nations person and is accepted by their respective community. NOTE: We acknowledge the diversity of the First Nations communities in the areas where we are present. When communicating with a wide audience, Woodside uses the term Indigenous and First Nations interchangeably. On a local level, Woodside will be guided by the community as to the appropriate terms of reference

1. DOE Explains...Carbon Sequestration | Department of Energy. https://www.energy.gov/science/doe-explainscarbon-sequestration
2. UN CBD COP16 | United Nations Development Programme. https://www.undp.org/events/UN-CBD-COP16

254 WOODSIDE ENERGY GROUP LTD

Term	Definition
FID	Final investment decision
Flaring	The controlled burning of gas found in oil and gas reservoirs
FPIC	Free, Prior and Informed Consent. For further information, please see Woodside's First Nations Communities Policy
FPSO	Floating production storage and offloading
FPU	Floating production unit
Free cash flow	Cash flow from operating activities and cash flow from investing activities
Frequency Rates	Frequency rates are calculated per million works hours
Gearing	Net debt divided by the total of net debt and equity attributable to equity holders of the parent
GHG or greenhouse gas	The seven greenhouse gases listed in the Kyoto Protocol, which are: carbon dioxide (CO_2); methane (CH_4); nitrous oxide (N_2O); hydrofluorocarbons (HFCs); nitrogen trifluoride (NF_3); perfluorocarbons (PFCs); and sulphur hexafluoride (SF_6)
Goal	Woodside uses this term to broadly encompass its targets and aspirations
Gross margin	Gross profit divided by operating revenue. Gross profit excludes income tax, PRRT, net finance costs, other income and other expenses
Gulf of Mexico[1]	Refers to the US Continental Shelf area bounded on the northeast, north, and northwest by the States of Texas, Louisiana, Mississippi, Alabama and Florida and extending to the seaward boundary with Mexico and Cuba
GWF	Greater Western Flank
H1, H2	Halves of the calendar year (H1 is 1 January to 30 June and H2 is 1 July to 31 December)
Hierarchy of controls	The hierarchy of controls is a method of identifying and ranking safeguards to protect workers from hazards. They are arranged from the most to least effective and include elimination (physically removing the hazard), substitution (replacing the hazard), engineering controls (isolating people from the hazard), and administrative
HSE	Health, safety and environment
IFRS	International Financial Reporting Standards
Incident	Is one, or more, of the following: an unplanned release of energy that actually resulted in injury, occupational illness, environmental harm or damage to assets; a near miss, damage or potential damage to company reputation, breach of regulatory compliance and/or legislation, security breach (including cybersecurity breach
IRR	Internal rate of return
JCC	The Japan Customs-cleared Crude is the average price of customs-cleared crude oil imports into Japan as reported in customs statistics (also known as 'Japanese Crude Cocktail') and is used as a reference price for long-term supply LNG contracts
JV	Joint venture
KGP	Karratha Gas Plant
Liquidity	Total cash and cash equivalents and available undrawn debt facilities
LNG	Liquefied natural gas

Term	Definition
Loss of primary containment (LOPC)	An unplanned or uncontrolled release of any material from primary containment, including non-toxic and non-flammable materials (e.g. steam, hot condensate, nitrogen, compressed CO or compressed air)
Lower-carbon	Woodside uses this term to describe the characteristic of having lower levels of associated potential GHG emissions when compared to historical and/or current conventions or analogues, for example relating to an otherwise similar resource, process, production facility, product or service, or activity. When applied to Woodside's strategy, please see the definition of lower carbon portfolio
Lower-carbon ammonia	Lower carbon ammonia is characterised here by the use of hydrogen with emissions abated by carbon, capture, and storage (CCS), with an expected ammonia lifecycle (Scope 1, 2 and 3) carbon emissions intensity of 0.8 tCO_2/tNH3 (based on contracted intensity threshold with Linde) relative to unabated ammonia with a lifecycle (Scope 1, 2 and 3) carbon emissions intensity of 2.3 tCO_2/tNH3 (Hydrogen Europe, 2023)
Lower-carbon economy	A lower-carbon economy is an economy that produces lower levels of greenhouse gas emissions relative to today's economy
Lower-carbon portfolio	For Woodside, a lower-carbon portfolio is one from which the net equity Scope 1 and 2 greenhouse gas emissions, which includes the use of offsets, are being reduced towards targets, and into which new energy products and lower carbon services are planned to be introduced as a complement to existing and new investments in oil and gas. Our Climate Policy sets out the principles that we believe will assist us achieve this aim
Lower-carbon services	Woodside uses this term to describe technologies, such as CCUS or offsets, that may be capable of reducing the net greenhouse gas emissions of our customers
LSE	London Stock Exchange
Major environmental incidents	Unplanned or undesired event resulting in a moderate, medium-term impact on ecosystems, species, habitat or physical or biological attributes
Net debt	Interest-bearing liabilities and lease liabilities less cash and cash equivalents
Net equity greenhouse gas emissions	Woodside's equity share of net greenhouse gas emissions
Net greenhouse gas emissions	Woodside has set its Scope 1 and 2 greenhouse gas emissions reduction targets on a net basis, allowing for both direct emissions reductions from its operations and emissions reduction achieved from the utilisation of carbon credits as offsets (including credits relating to avoidance, reduction and / or removal activities). Net greenhouse gas emissions are equal to an entity's gross greenhouse gas emissions reduced by the number of retired carbon credits
Net profit attributable to equity holders of the parent	Net profit after tax excluding non-controlling interests from the Group's operations
Net tangible assets	The Group's net assets less goodwill, non-controlling interest and intangible assets
Net tangible assets per ordinary security	Net tangible assets divided by the number of issued and fully paid shares

1. On 20 January 2025, President Trump issued an Executive Order renaming the area known as the "Gulf of Mexico" as the "Gulf of America". The US Interior Department formally announced the change on 24 January 2025 and US federal agencies are currently in the process of implementing the change. In this 2024 Annual Report, Woodside uses the term "Gulf of Mexico" to refer to the area in which its Shenzi, Mad Dog and Atlantis projects are located, as that term was in effect during the period covered by this report. Woodside will adopt the naming conventions required by applicable laws and regulations in relation to US waters.

2024 ANNUAL REPORT 255

Term	Definition
Net zero	Net zero emissions are achieved when anthropogenic emissions of greenhouse gases to the atmosphere are balanced by anthropogenic removals over a specified period. Where multiple greenhouse gases are involved, the quantification of net zero emissions depends on the climate metric chosen to compare emissions of different gases (such as global warming potential, global temperature change potential, and others, as well as the chosen time horizon)
New energy	Woodside uses this term to describe energy technologies, such as hydrogen and ammonia, that are emerging in scale but which are expected to grow during the energy transition due to having lower greenhouse gas emissions at the point of use than conventional fossil fuels
NGLs	Natural gas liquids
NPAT	Net profit after tax
NWS	North West Shelf
NYSE	New York Stock Exchange
Offsets	The compensation for an entity's greenhouse gas emissions within its scope by achieving an equivalent amount of emission reductions or removals outside the boundary or value chain of that entity
Offtake	Offtake refers to the agreement between a seller and a buyer for the purchase and delivery of a product, typically a commodity or energy resource
Operator, Operated and Non-Operated	Oil and gas joint venture participants will typically appoint one company as the operator, which will hold the contractual authority to manage joint venture activities on behalf of the joint venture participants. Where Woodside is the operator of a joint venture in which it holds an equity share, this report refers to that joint venture as being operated. Where another company is the operator of a joint venture in which Woodside holds an equity share, this report refers to that joint venture as being non-operated
Other cash cost margin	Other cash costs include royalties, excise and levies, insurance, inventory movement, shipping and direct sales costs and other hydrocarbon costs. Excludes the marketing segment. Other cash cost margin % is calculated as other cash costs divided by revenue from sale of hydrocarbons (excluding marketing segment)
Paris aligned scenarios	Consistent with limiting global warming to below 2°C above pre-industrial levels and pursuing efforts to limit warming to 1.5°C[1]
Potential risks	When used in the Sustainability Report, this is an environmental, social or governance related risk, that if it occurs over the next 12 months, could cause an actual or a perceived negative impact on the business or on our activities
Production cost margin	Production cost margin % is calculated as production costs divided by revenue from sale of hydrocarbons. Excludes the marketing segment
PRRT	Petroleum resources rent tax
PSC	Production sharing contract
PSE	Process safety event
Renewables	Include modern bioenergy, geothermal, hydropower, solar photovoltaics, concentrating solar power, wind, marine (tide and wave) energy, and renewable waste[2]

Term	Definition
Residual levels of emissions	Residual levels of emissions denote the goal of reducing emissions as much as possible, taking into account both technological capabilities and commercial feasibility, towards a level that approaches but does not reach zero
Retired, Retirement	When used in the Sustainability Report or new energy opportunities section, the transfer of a carbon credit to a registry account that permanently removes the carbon credit from circulation. The term retirement applies to the use of the carbon credit by an entity to meet voluntary commitments or compliance obligations
Revenue from ordinary activities	Revenue from the sale of hydrocarbons, processing and services revenue and shipping and other revenue
RFSU	Ready for startup
RSSD	Rufisque Offshore, Sangomar Offshore and Sangomar Deep Offshore
Scope 1 GHG emissions	Direct GHG emissions. These occur from sources that are owned or controlled by the company, for example, emissions from combustion in owned or controlled boilers, furnaces, vehicles, etc., emissions from chemical production in owned or controlled process equipment. Woodside estimates greenhouse gas emissions, energy values and global warming potentials are estimated in accordance with the relevant reporting regulations in the jurisdiction where the emissions occur (e.g. Australian national Greenhouse and Energy Reporting (nGER), US EPA Greenhouse Gas Reporting Program (GHGRP)). Australian regulatory reporting principles have been used for emissions in jurisdictions where regulations do not yet exist
Scope 2 GHG emissions	Electricity indirect GHG emissions. Scope 2 accounts for GHG emissions from the generation of purchased electricity consumed by the company. Purchased electricity is defined as electricity that is purchased or otherwise brought into the organisational boundary of the company. Scope 2 emissions physically occur at the facility where electricity is generated. Woodside estimates greenhouse gas emissions, energy values and global warming potentials are estimated in accordance with the relevant reporting regulations in the jurisdiction where the emissions occur (e.g. Australian national Greenhouse and Energy Reporting (nGER), US EPA Greenhouse Gas Reporting Program (GHGRP)). Australian regulatory reporting principles have been used for emissions in jurisdictions where regulations do not yet exist
Scope 3 GHG emissions	Other indirect GHG emissions. Scope 3 is a reporting category that allows for the treatment of all other indirect emissions. Scope 3 emissions are a consequence of the activities of the company but occur from sources not owned or controlled by the company. Some examples of Scope 3 activities are extraction and production of purchased materials; transportation of purchased fuels; and use of sold products and services. Please refer to the Climate datatable on our website for further information on the Scope 3 emissions categories reported by Woodside

1. IFRS Foundation, 2021. "Climate Related Disclosures Prototype", Appendix A. https://www.ifrs.org/content/dam/ifrs/groups/trwg/trwg-climate-related-disclosures-prototype.pdf The IFRS published a further consultation document subsequent to the 2021 prototype. As it did not contain an updated definition of Paris-Aligned scenarios Woodside has retained use of the previous edition
2. World Energy Outlook 2024. https://iea.blob.core.windows.net/assets/140a0470-5b90-4922-a0e9-838b3ac6918c/WorldEnergyOutlook2024.pdf

256 WOODSIDE ENERGY GROUP LTD

Term	Definition
Short-, Medium- and long-term	When used in the Sustainability Report, this report refers to ranges of time as follows: short-term means from now until 2025; medium-term means 2026-2035; long-term means 2036 and beyond. Woodside also refers to "near-term" and "medium-term" in the specific context of its net equity Scope 1 and 2 greenhouse gas emissions reduction targets. In this context, near-term refers to the 2025 as a point in time, and medium term refers to 2030 as a point in time, being the years to which the targets relate
Starting base	Woodside uses a starting base of 6.32 Mt CO_2-e which is representative of the gross annual average equity Scope 1 and 2 greenhouse gas emissions over 2016-2020 and which may be adjusted (up or down) for potential equity changes in producing or sanctioned assets with a final investment decision prior to 2021. Net equity emissions include the utilisation of carbon credits as offsets
Sustainability (including sustainable and sustainably)	References to sustainability (including sustainable and sustainably) are used with reference to Woodside's Sustainability Committee and sustainability-related Board policies, as well as in the context of Woodside's aim to ensure its business is sustainable from a long-term perspective, considering a range of factors including economic (including being able to sustain our business in the long-term by being low-cost and profitable), environmental (including considering our environmental impact and striving for a lower-carbon portfolio), social (including supporting our licence to operate), and regulatory (including ongoing compliance with relevant legal obligations). Use of the terms 'sustainability', 'sustainable' and 'sustainably' is not intended to imply that Woodside will have no adverse impact on the economy, environment, or society, or that Woodside will achieve any particular economic, environmental, or social outcomes
Target	Woodside uses this term to describe an intention to seek the achievement of an outcome, where Woodside considers that it has developed a suitably defined plan or pathway to achieve that outcome
TCFD	Taskforce on Climate-related Financial Disclosures. For more information see www.fsb-tcfd.org/about
Tier 1 PSE	A typical Tier 1 process safety event is loss of containment of hydrocarbons greater than 500 kg (in any one-hour period)
Tier 2 PSE	A typical Tier 2 process safety event is loss of containment of hydrocarbons greater than 50 kg but less than 500 kg (in any one-hour period)
Total recordable injury rate (TRIR)	The number of recordable injuries (fatalities, lost workday cases, restricted work day cases and medical treatment cases) per million work hours
Underlying NPAT	Net profit after tax from the Group's operations excluding any exceptional items
Unit production costs	Production costs ($ million) divided by production volume (MMboe)
US, USA	United States of America
USD	US dollars
WA	Western Australia

CONVERSION FACTORS

Product	Unit	Conversion factor
Natural gas	5,700 scf	1 boe
Condensate	1 bbl	1 boe
Oil	1 bbl	1 boe
Natural gas liquids	1 bbl	1 boe

Facility	Unit	Conversion factor
Karratha Gas Plant	1 tonne	8.08 boe
Pluto Gas Plant	1 tonne	8.34 boe
Wheatstone	1 tonne	8.27 boe

The LNG conversion factor from tonne to boe is specific to volumes produced at each facility and is based on gas composition that may change over time.

UNITS OF MEASURE

Term	Definition
bbl	barrels
bbl/d	barrels per day
bcf	billion cubic feet of gas
boe	barrel of oil equivalent
CO_2-e	carbon dioxide equivalent
GJ	gigajoules
ha	hectare
kt	kilo tonnes
Mbbl	thousand barrels
Mbbl/d	thousand barrels per day
Mboe	thousand barrels of oil equivalent
Mboe/d	thousand barrels of oil equivalent per day
Mcf	thousand cubic feet of gas
MMbbl	million barrels
MMboe	million barrels of oil equivalent
MMBtu	million British thermal units
MMscf	million standard cubic feet of gas
MMscf/d	million standard cubic feet of gas per day
Mt	million tonnes
Mtpa	million tonnes per annum
MW	megawatt
PJ	petajoules
scf	standard cubic feet of gas
TJ	terajoules
tpd	tonnes per day

2024 ANNUAL REPORT 257

6.8 ADDITIONAL INFORMATION • INFORMATION ABOUT THIS REPORT Information about this report UNREASONABLE PREJUDICE Important factors that could cause actual results to differ materially from those in the forward-looking statements and assumptions on As permitted by sections 299(3) and 299A(3) of the Corporations Act which they are based include, but are not limited to, fluctuations in 2001, we have omitted certain information from our operating and commodity prices, actual demand for Woodside products, currency financial review and Directors’ report in relation to our business fluctuations, geotechnical factors, drilling and production results, strategy, future prospects and likely developments in our operations gas commercialisation, development progress, operating results, and the expected results of those operations in future financial engineering estimates, reserve and resource estimates, loss of years. We have done this on the basis that such information, if market, industry competition, sustainability and environmental disclosed, would be likely to result in unreasonable prejudice to risks, climate related transition and physical risks, safety and Woodside (for example, because the information is premature, personnel risks, changes in accounting standards, economic and commercially sensitive, confidential or could give a third party a financial markets conditions in various countries and regions the commercial advantage). The omitted information relates to our actions of third parties, project delay or advancement, regulatory internal budgets, forecasts and estimates, details of our business approvals, political risks and the impact of armed conflict and strategy, and LNG contractual pricing. political instability (such as the ongoing conflict in Ukraine) FORWARD-LOOKING STATEMENTS on economic activity and oil and gas supply and demand, cost This report contains forward-looking statements with respect to estimates, legislative, fiscal and regulatory developments and Woodside’s business and operations, market conditions, results of the effect of future regulatory or legislative actions on Woodside operations and financial condition, including, for example, but not or the industries in which it operates, including potential limited to, outcomes of transactions, statements regarding long- changes to tax laws, the impact of general economic conditions, term demand for Woodside’s products, development, completion inflationary conditions, prevailing exchange rates and interest and execution of Woodside’s projects, expectations regarding rates and conditions in financial markets, and risks associated future capital expenditures, the payment of future dividends and with acquisitions, mergers and joint ventures, including difficulties the amount thereof, future results of projects, operating activities integrating or separating businesses, uncertainty associated with and new energy products, expectations and plans for renewables financial projections, restructuring, increased costs and adverse production capacity and investments in, and development of, tax consequences, and uncertainties and liabilities associated with renewables projects, expectations and guidance with respect acquired and divested properties and businesses. to production, capital and exploration expenditure and gas A more detailed summary of the key risks relating to Woodside hub exposure, and expectations regarding the achievement of and its business can be found in section 3.9—Risk factors. You Woodside’s net equity Scope 1 and 2 greenhouse gas emissions should review and have regard to these risks when considering reduction and new energy investment targets and other climate and the information contained in this report. If any of the assumptions sustainability goals. on which a forward-looking statement is based were to change or All statements, other than statements of historical or present be found to be incorrect, this would likely cause outcomes to differ facts, are forward-looking statements and generally may be from the statements made in this report. identified by the use of forward-looking words such as “guidance”, Investors are strongly cautioned not to place undue reliance on any “foresee”, “likely”, “potential”, “anticipate”, “believe”, “aim”, “aspire”, forward-looking statements. Actual results or performance may “estimate”, “expect”, “intend”, “may”, “target”, “plan”, “strategy”, vary materially from those expressed in, or implied by, any forward-“forecast”, “outlook”, “project”, “schedule”, “will”, “should”, “seek” looking statements. None of Woodside nor any of its related bodies and other similar words or expressions. Similarly, statements that corporate, nor any of their respective officers, directors, employees, describe the objectives, plans, goals or expectations of Woodside advisers or representatives, nor any person named in this report are forward-looking statements. Forward-looking statements in or involved in the preparation of the information in this report, this report are not guidance, forecasts, guarantees or predictions makes any representation, assurance, guarantee or warranty (either of future events or performance, but are in the nature of future express or implied) as to the accuracy or likelihood of fulfilment of expectations that are based on management’s current expectations any forward-looking statement, or any outcomes, events or results and assumptions. expressed or implied in any forward-looking statement in this Those statements and any assumptions on which they are based report. are subject to change without notice and are subject to inherent All forward-looking statements contained in this report reflect known and unknown risks, uncertainties, contingencies and other Woodside’s views held as at the date of this report and, except as factors, many of which are beyond the control of Woodside, its required by applicable law, neither Woodside, its related bodies related bodies corporate and their respective officers, directors, corporate, nor any of their respective officers, directors, employees, employees, advisers or representatives. advisers or representatives nor any person named in this report or involved in the preparation of the information in this report 258 WOODSIDE ENERGY GROUP LTD intends to, undertakes to, or assumes any obligation to, provide any additional information or update or revise any of these statements after the date of this report, either to make them conform to actual results or as a result of new information, future events or results, changes in Woodside's expectations or otherwise.

Past performance (including historical financial and operational information) is given for illustrative purposes only. It should not be relied on as, and is not necessarily, a reliable indicator of future performance, including future security prices.

CLIMATE STRATEGY AND EMISSIONS DATA

All greenhouse gas emissions data in this report are estimates, due to the inherent uncertainty and limitations in measuring or quantifying greenhouse gas emissions, and our methodologies for measuring or quantifying greenhouse gas emissions may evolve as best practices continue to develop and data quality and quantity continue to improve.

Woodside 'greenhouse gas' or 'emissions' information reported are net equity Scope 1 GHG emissions, Scope 2 GHG emissions, and/or Scope 3 GHG emissions, as the context requires.

Actual performance against Woodside's targets (including items that are described as a target) and aspirations or goals may be affected by various risks associated with the Woodside business, the uncertainty as to how the global energy transition to a lower carbon economy will evolve, and physical risks associated with climate change, many of which are beyond Woodside's control.

The glossary and footnotes to this report provide further clarification of "lower-carbon" where applicable. Woodside uses the term "lower-carbon services" to describe technologies, such as CCUS or offsets, that may be capable of reducing the net greenhouse gas emissions of our customers.

Additionally, the developments of environmental and climate change-related issues discussed in this report are based on various frameworks and the interests of various stakeholders that are subject to evolve independently of our will. Moreover, our disclosures on such issues, including climate-related disclosures, may include information that is not necessarily "material" under US securities laws for SEC reporting purposes or under applicable securities law.

Scope 3 targets are subject to commercial arrangements, commercial feasibility, regulatory and joint venture approvals, and third party activities (which may or may not proceed). Individual investment decisions are subject to Woodside's investment targets. Such targets are not guidance. Scope 3 targets potentially include both organic and inorganic investment.

> For more information on Woodside's climate strategy, including references to "lower-carbon" as part of that strategy, and emissions data, refer to the Sustainability section at woodside.com.

INDUSTRY AND MARKET DATA

This report contains industry, market and competitive position data based on industry publications and studies conducted by third parties, as well as Woodside's internal estimates and research. These industry publications and third-party studies generally state that the information they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While Woodside believes that each of these publications and third-party studies is reliable and has been prepared by a reputable source, Woodside has not independently verified the market and industry data obtained from these third-party sources and cannot guarantee the accuracy or completeness of such data. Accordingly, undue reliance should not be placed on any of the industry, market and competitive position data contained in this report.

Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this report and may differ among third-party sources. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described in section 3.9 - Risk factors, section 6.8 – Information about this report and in this section. These and other factors could cause results to differ materially from those expressed in Woodside's forecasts or estimates or those of independent third parties. While Woodside believes its internal research is reliable and its selection of industry publications and third-party studies and the description of its market and industry are appropriate, neither such research nor these descriptions have been verified by any independent source.

BASIS OF PRESENTATION

Woodside's financial statements are prepared in accordance with the Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board (AASB) and comply with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

OTHER IMPORTANT INFORMATION

In this report, references to a year are to the calendar and financial year ended 31 December 2024 unless otherwise stated. All references to dollars, cents of $ in this report are references to US currency and are stated in Woodside share, unless otherwise stated.

Unless otherwise stated, all Woodside results set out in this Annual Report 2024 include the performance of the interests acquired as part of the merger with BHP's petroleum business from 1 June 2022.

2024 ANNUAL REPORT 259

Intentionally omitted 260 WOODSIDE ENERGY GROUP LTD

Head Office Woodside Energy Group Ltd Mia Yellagonga 11 Mount Street Perth WA 6000 Postal Address GPO Box D188 Perth WA 6840 Australia Woodside Energy Group Ltd T +61 8 9348 4000 ABN 55 004 898 962 E companyinfo@woodside.com woodside.com